UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CITIZENS FINANCIAL GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LETTER FROM THE CHAIRMAN AND CHIEF EXECUTIVE OFFICER TO OUR STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Citizens Financial Group, Inc., to be held on Tuesday, May 5, 2015, at 9:00 a.m. Eastern Time, at the Company’s headquarters located at One Citizens Plaza, Providence, Rhode Island 02903. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Stockholders and the proxy statement. Stockholders as of the record date of March 16, 2015 are entitled to vote at the meeting.

Registration and seating will begin at 8:00 a.m. Eastern Time. Each stockholder will be asked to sign an admittance card and will be asked to present valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the March 16, 2015 record date. Cameras and recording devices will not be permitted at the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide you with the information you need in an expedited manner while significantly lowering the costs of delivery and reducing the environmental impact of our annual meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

It is important that your shares be represented at the Annual Meeting of Stockholders. Therefore, whether you plan to attend the annual meeting or not, you may access electronic voting via the Internet or the automated telephone voting feature, both of which are described on your enclosed proxy card, or you may sign, date and return the proxy card in the envelope provided. If you plan to attend the annual meeting you may vote in person.

On behalf of our board of directors, I want to thank you for your support of Citizens Financial Group, Inc.

March 10, 2015

Sincerely,

Bruce Van Saun

Chairman of the Board and

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2015

To the Stockholders of Citizens Financial Group, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Citizens Financial Group Inc., a Delaware corporation (the “Company”), will be held on May 5, 2015, at 9:00 a.m. Eastern Time, at the Company’s headquarters located at One Citizens Plaza, Providence, Rhode Island 02903 for the following purposes:

1.	The election of twelve directors named in the accompanying proxy statement to serve until the 2016 annual meeting or until their successors are duly elected and qualified;

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year 2015;

3.	Advisory vote to approve the Company’s executive compensation, commonly referred to as a “say on pay” vote;

4.	Advisory vote on the frequency of future advisory votes on executive compensation;

5.	Approval of the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

6.	Approval of the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the performance goals and individual award limitations; and

7.	The transaction of such other business as may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement thereof.

Stockholders of record at the close of business on March 16, 2015 are entitled to notice of, and to vote at, the Annual Meeting. We are first sending this proxy statement and the enclosed proxy form to stockholders on or about March 23, 2015.

Our board of directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the proxy statement and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 2 of the proxy statement. Our board of directors also recommends that you vote FOR, on an advisory basis, the Company’s executive compensation as described in Proposal No. 3 of the proxy statement, for advisory votes EVERY YEAR on executive compensation as described in Proposal No. 4 of the proxy statement, FOR approval of the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code as described in Proposal No. 5 of the proxy statement, and FOR the approval of the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the performance goals and individual award limitations as described in Proposal No. 6 of the proxy statement.

For our Annual Meeting, we have elected to use the Internet as the primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of

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our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of circulating our proxy materials.

The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the board of directors’ recommendation with regard to each matter; a toll-free number, an email address and a website where stockholders may request a paper or email copy of the proxy statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign your proxy card and return it by mail or follow the alternative voting procedures described in the Notice of Internet Availability of Proxy Materials or the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robin S. Elkowitz
Executive Vice President, Deputy General Counsel and Secretary

Stamford, Connecticut

March 10, 2015

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on May 5, 2015:

This notice of annual meeting of stockholders, the accompanying proxy statement and our 2014 annual report to stockholders will be available at www.edocumentview.com/CFG commencing on or about March 23, 2015.

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TABLE OF CONTENTS TO PROXY STATEMENT

2015 PROXY STATEMENT SUMMARY	1

Citizens Financial Group, Inc.’s 2015 Annual Meeting Information	1
Items of Business	1
Board Structure	1
Election of Directors	2
Ratification of the Appointment of the Independent Registered Public Accounting Firm	3
Advisory Vote to Approve Executive Compensation	3
Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	3
Approval of the Material Terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code	3
Approval of the Material Terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the Performance Goals and Individual Award Limitations	3
2016 Annual Meeting	3

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	6

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE	14

Nominees	14
Background and Experience of Directors	18
Selecting Nominees for Director	20
Director Independence	21
Executive Sessions of Our Non-Management Directors	21
Board Leadership Structure	22
Board’s Role in Risk Oversight	23
Corporate Governance Guidelines, Committee Charters and Code of Business Conduct and Ethics	23
Committees of the Board	23
Compensation Committee Interlocks and Insider Participation	25
Meetings of the Board of Directors and Attendance at the Annual Meeting	25
Plurality Voting for Directors	25
Succession Planning and Management Development	26
Executive Officers	26
Policies and Procedures for Related Person Transactions	28
Related Person Transactions	28
Communications with the Board	35

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	36

COMPENSATION DISCUSSION AND ANALYSIS	37

COMPENSATION COMMITTEE REPORT	55

COMPENSATION OF EXECUTIVES AND DIRECTORS	56

2014 Summary Compensation Table	56
2014 Grants of Plan-Based Awards	58
Outstanding CFG Equity Awards at 2014 Fiscal Year-End	59
Outstanding RBS Equity Awards at 2014 Fiscal Year-End	61
CFG Stock Vested in 2014	62
RBS Options Exercised and Stock Vested in 2014	62
2014 Pension Benefits	63
2014 Nonqualified Deferred Compensation	64
Potential Payments upon Termination or Change in Control	65

DIRECTOR COMPENSATION	77

Annual Cash Retainers	77
2014 Director Compensation Table	78

COMPENSATION RISK ASSESSMENT	80

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	81

AUDIT MATTERS	82

Audit Committee Report	82
Pre-approval of Independent Auditor Services	82
Independent Registered Public Accounting Firm Fees	83

PROPOSAL 1: ELECTION OF DIRECTORS	84

Nominees for Director	84

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS	85

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION	86

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	87

PROPOSAL 5: APPROVAL OF THE MATERIAL TERMS OF THE CITIZENS FINANCIAL GROUP, INC. PERFORMANCE FORMULA AND INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE	88

PROPOSAL 6: APPROVAL OF THE MATERIAL TERMS OF THE CITIZENS FINANCIAL GROUP, INC. 2014 OMNIBUS INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE, INCLUDING THE PERFORMANCE GOALS AND INDIVIDUAL AWARD LIMITATIONS	90

EQUITY COMPENSATION PLAN INFORMATION	98

OTHER INFORMATION FOR STOCKHOLDERS	99

Other Business	99
Proposals for 2016	99
Annual Report for 2014	99
Householding of Annual Disclosure Documents	100

Appendix A: Citizens Financial Group, Inc. Performance Formula and Incentive Plan	101
Appendix B: Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan	105

2015 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Citizens Financial Group, Inc.’s 2015 Annual Meeting Information

Date and Time:	May 5, 2015, at 9:00 a.m. Eastern Time.

Place:	One Citizens Plaza, Providence, Rhode Island 02903.

Record Date:	March 16, 2015.

Voting:	Holders of common stock are entitled to one vote per share.

Admission:	To attend the meeting in person you will need proof of your share ownership as of the record date and a form of government-issued photo identification.

Date of Mailing:	A Notice of Internet Availability of Proxy Materials (the “Notice”) or this proxy statement is first being mailed to stockholders on or about March 23, 2015.

Items of Business

Proposals		Board Vote Recommendation	Page Reference (for more information)

1.	Elect the directors named in this proxy statement	FOR ALL	84

2.	Ratify the appointment of our independent registered public accounting firm	FOR	85

3.	Advisory vote on executive compensation	FOR	86

4.	Advisory vote on the frequency of future advisory votes on executive compensation	EVERY YEAR	87

5.	Approve the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code	FOR	88

6.	Approve the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the performance goals and individual award limitations	FOR	90

Board Structure

Our board of directors (the “Board”) will consist of not less than five nor more than 25 directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of defaults. The exact number of directors will be fixed from time to time by resolution of our Board. Citizens Financial Group, Inc. (the “Company”) currently has twelve directors. The terms of office of all directors expire at the annual meeting.

Our Board currently consists of the following directors: Bruce Van Saun, Mark Casady, Anthony Di Iorio, Robert Gillespie, William P. Hankowsky, Howard W. Hanna III, Leo I. (“Lee”) Higdon, Charles J. (“Bud”) Koch, Arthur F. Ryan, Shivan S. Subramaniam, Wendy A. Watson and Marita Zuraitis. As part of our separation from The Royal Bank of Scotland Group plc (“RBS”), we entered into a Separation and Shareholder Agreement dated as of September 26, 2014 (the “Separation Agreement”), which provides RBS with certain rights relating to the composition of our Board.

Election of Directors

Our amended and restated certificate of incorporation (the “Charter”) and bylaws, as amended and restated on February 13, 2015 (the “Bylaws”), provide that directors may be removed, with or without cause, by an affirmative vote of shares representing a majority of the outstanding shares then entitled to vote at an election of directors. Any vacancy occurring on our Board and any newly created directorship may be filled only by a vote of a majority of the remaining directors in office.

The nominees for director are as follows:

Name	Age	Director Since	Occupation	Board Committees	Independent[1]
Bruce Van Saun	57	2013	Chairman and CEO, Citizens Financial Group, Inc.	Executive; Equity	No

Mark Casady	54	2014	Chairman and CEO, LPL Financial Holdings, Inc.	Risk	Yes

Anthony Di Iorio	71	2014	Retired CFO, Deutsche Bank AG	Audit; Governance	Yes

Robert Gillespie	59	2014	Director, The Royal Bank of Scotland Group plc	Executive	Yes

William P. Hankowsky	63	2006	Chairman, President and CEO, Liberty Property Trust	Audit; Compensation	Yes

Howard W. Hanna III	67	2009	Chairman and CEO, Hanna Holdings, Inc.	Audit; Governance	Yes

Leo I. (“Lee”) Higdon	68	2014	Past President of Connecticut College	Audit; Compensation	Yes

Charles J. (“Bud”) Koch	68	2004	Former Chairman, President and CEO, Charter One Bank	Audit; Risk (Chair)	Yes

Arthur F. Ryan	72	2009	Retired Chairman, CEO and President of Prudential Financial Inc.	Compensation (Chair); Governance; Executive	Yes

Shivan S. Subramaniam	66	2005	Chairman, FM Global	Governance (Chair); Risk; Executive	Yes

Wendy A. Watson	66	2010	Former Executive Vice President, Global Services, State Street Bank & Trust	Audit (Chair); Compensation; Risk	Yes

Marita Zuraitis	54	2011	Director, President and CEO, The Horace Mann Companies	Risk	Yes

[1]	Under New York Stock Exchange independence standards.

Additional information about the director nominees is provided on page 14.

Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Board is asking you to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2015 fiscal year. Summary information with respect to the fees for services provided to us by Deloitte & Touche LLP during the fiscal years ended December 31, 2014 and 2013 can be found beginning on page 83.

Advisory Vote to Approve Executive Compensation

The Board is asking you to approve, on a non-binding, advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative).

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation

The Board is asking you to vote, on a non-binding, advisory basis, for a frequency of every year for the non-binding advisory vote on the frequency of holding future votes regarding compensation of the named executive officers.

Approval of the Material Terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code

The Board is asking you to approve the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

Approval of the Material Terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the Performance Goals and Individual Award Limitations

The Board is asking you to approve the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the performance goals and individual award limitations.

2016 Annual Meeting

The deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 to be included in the proxy statement for our annual meeting of stockholders expected to be held in May 2016 is November 24, 2015. For more information, see page 99.

Our Bylaws impose some procedural requirements on stockholders who wish to make nominations to elect directors, propose that a director be removed, propose any repeal or change in our Bylaws or propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our Corporate Secretary.

To be timely, a stockholder’s notice for proposals outside of SEC Rule 14a-8 must be delivered to the Corporate Secretary at 600 Washington Boulevard, Stamford, Connecticut, 06901 not less than 120 days or more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our annual meeting of stockholders to be held in 2016, such a proposal must be received on or after December 7, 2015, but not later than January 6, 2016. In the event that the date of the annual meeting of stockholders to be held in 2016 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting of stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the annual meeting of stockholders to be held in 2016 and not later than 70 days prior to such annual meeting of stockholders to be held in 2016 or 10 days following the day on which public announcement of the date of such annual meeting is first made.

A stockholder’s notice to the Corporate Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

•	the name and address of such stockholder (as they appear on the Company’s books) and any such beneficial owner;

•	the number of shares of capital stock of the Company that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;

•	a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;

•	a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Company’s securities;

•	a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

•	a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;

•	any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and

•	such other information relating to any proposed item of business as the Company may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held on May 5, 2015, at 9:00 a.m. Eastern Time, at the Company’s headquarters located at One Citizens Plaza, Providence, Rhode Island 02903 (the “Annual Meeting”).

Why am I receiving this proxy statement and proxy card?

You have received these proxy materials because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement describes issues on which we would like you to vote at our Annual Meeting. It also gives you information on these issues so that you can make an informed decision.

Because you own shares of our common stock, our board of directors has made this proxy statement and proxy card available to you on the Internet, in addition to delivering printed versions of this proxy statement and proxy card to certain stockholders by mail.

When you vote by using the Internet or (if you received your proxy card by mail) by signing and returning the proxy card, you appoint each of Bruce Van Saun, Stephen T. Gannon and Robin S. Elkowitz (with full power of substitution) as your representatives at the Annual Meeting. They will vote your shares at the Annual Meeting as you have instructed them or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by using the Internet or (if you received your proxy card by mail) by signing and returning your proxy card. If you vote by using the Internet, you do not need to return your proxy card.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice in the mail. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and annual report over the Internet. The Notice also instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report and how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.

Stockholders who receive a printed set of proxy materials will not receive the Notice but may still access our proxy materials and submit their proxies over the Internet by following the instructions provided on their proxy card.

Who is entitled to vote?

Holders of our common stock at the close of business on March 16, 2015 are entitled to vote. March 16, 2015 is referred to as the record date. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available in electronic form at the Annual Meeting site on May 5, 2015 and will be accessible in electronic form for ten days before the meeting at our principal place of business located at One Citizens Plaza, Providence, Rhode Island 02903, between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time.

How many votes is each share of common stock entitled to?

Holders of common stock are entitled to one vote per share. As of March 1, 2015, there were 545,943,479 shares of our common stock outstanding.

What is the difference between a stockholder of record and a “street name” holder?

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Citizens Financial Group, Inc. or to vote in person at the Annual Meeting. The Company has enclosed or sent a proxy card for you to use. You may also vote on the Internet, as described below under the heading “How do I vote?”

Beneficial Owner or “Street Name” Holder. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that is the stockholder of record of your shares giving you the right to vote the shares at the Annual Meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy by completing, signing and returning the proxy card or by using the Internet or by telephone, as described below under the heading “How do I vote?”

How do I vote?

Stockholders of record may vote by using the Internet or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see which voting options are available to you.

•	You may vote by using the Internet. The address of the website for Internet voting can be found on your proxy card or Notice. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 4, 2015. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

•	You may vote by telephone. Dial the number listed on your proxy card or your voting instruction form. You will need the control number included on your proxy card or voting instruction form.

•	You may vote by mail. If you received a proxy card by mail and choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If you hold your shares in “street name,” you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the Annual Meeting.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901; or

•	voting in person at the Annual Meeting.

If you hold shares through a bank or broker, please refer to your proxy card, Notice or other information forwarded by your bank or broker to see how you can revoke your proxy and change your vote.

Attendance at the meeting will not by itself revoke a proxy.

How many votes do you need to hold the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities entitled to vote at the Annual Meeting will constitute a quorum. If a quorum is present, we can hold the Annual Meeting and conduct business.

On what items am I voting?

You are being asked to vote on six items:

1.	the election of twelve directors nominated by the board of directors and named in the proxy statement to serve until the 2016 annual meeting or until their successors are duly elected and qualified;

2.	ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year 2015;

3.	advisory vote to approve the Company’s executive compensation, commonly referred to as a “say on pay” vote;

4.	advisory vote on the frequency of future advisory votes on executive compensation;

5.	approval of the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code; and

6.	approval of the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the performance goals and individual award limitations.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How does the board of directors recommend that I vote?

The Board recommends that you vote as follows:

1.	FOR the twelve director nominees;

2.	FOR the ratification of the appointment of our independent registered public accounting firm;

3.	FOR the approval of the Company’s executive compensation;

4.	For an advisory vote on frequency of future advisory votes on executive compensation EVERY YEAR;

5.	FOR the approval of the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m); and

6.	FOR the approval of the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the performance goals and individual award limitations.

How may I vote in the election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•	vote FOR the twelve nominees for director;

•	vote FOR any of the nominees for director and WITHHOLD from voting on the other nominees for director; or

•	WITHHOLD from voting on all of the nominees for director.

Our Bylaws provide for the election of directors by a plurality of the votes cast. This means that the twelve individuals nominated for election to the board of directors who receive the most “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the Board may either:

•	reduce the number of directors that serve on the Board; or

•	designate a substitute nominee.

If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?

With respect to this proposal, you may:

•	vote FOR the ratification of the accounting firm;

•	vote AGAINST the ratification of the accounting firm; or

•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders who are present in person or by proxy. Abstentions will not count as votes cast.

How may I cast my advisory vote for the proposal to approve the Company’s executive compensation?

With respect to this proposal, you may:

•	vote FOR the approval, on an advisory basis, of the Company’s executive compensation;

•	vote AGAINST the approval, on an advisory basis, of the Company’s executive compensation; or

•	ABSTAIN from voting on the proposal.

In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to the Board, but will not be binding. The Compensation and Human Resources Committee (the “Compensation Committee”) will seriously consider the outcome of this vote when determining future executive compensation arrangements. Abstentions and broker non-votes will not count as votes cast.

How may I cast my advisory vote on the frequency of future advisory votes on executive compensation?

With respect to this proposal, you may cast:

•	an advisory vote on frequency of future advisory votes on executive compensation EVERY YEAR;

•	an advisory vote on frequency of future advisory votes on executive compensation EVERY TWO YEARS;

•	an advisory vote on frequency of future advisory votes on executive compensation EVERY THREE YEARS; or

•	ABSTAIN from voting on the proposal.

Unlike the other proposals you are voting on, there is no threshold vote that must be obtained for this proposal to “pass.” Rather, the Board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on executive compensation. Abstentions and broker non-votes will not count as votes cast.

How may I vote for the proposal to approve the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m)?

With respect to this proposal, you may:

•	vote FOR the approval of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan;

•	vote AGAINST the approval of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan; or

•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders who are present in person or by proxy. Abstentions and broker non-votes will not count as votes cast.

How may I vote for the proposal to approve the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the performance goals and individual award limitations?

With respect to this proposal, you may:

•	vote FOR the approval of the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan, including the performance goals and individual award limitations;

•	vote AGAINST the approval of the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan, including the performance goals and individual award limitations; or

•	ABSTAIN from voting on the proposal.

In order to pass, the proposal must receive the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders who are present in person or by proxy. Abstentions and broker non-votes will not count as votes cast.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted as follows:

1.	FOR the twelve director nominees;

2.	FOR the ratification of the appointment of our independent registered public accounting firm;

3.	FOR the approval, on an advisory basis, of the Company’s executive compensation;

4.	For an advisory vote on frequency of future advisory votes on executive compensation EVERY YEAR;

5.	FOR the approval of the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 16(m) of the Internal Revenue Code; and

6.	FOR the approval of the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the performance goals and individual award limitations.

Will my shares be voted if I do not vote by using the Internet, telephone or by signing and returning my proxy card?

If you do not vote by using the Internet, telephone or (if you received a proxy card by mail) by signing and returning your proxy card, then your shares will not be voted and will not count in deciding the matters presented for stockholder consideration at the Annual Meeting.

If your shares are held in street name through a bank or broker, your bank or broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the Annual Meeting, in accordance with the New York Stock Exchange (“NYSE”) rules that govern banks and brokers. These circumstances include voting your shares on “routine matters,” such as the ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to the proposal to ratify the appointment of our independent registered public accounting firm, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

The election of directors, approval, on an advisory basis, of the Company’s executive compensation and frequency of future advisory votes on executive compensation, approval of the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan and approval of the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan, are not considered routine matters under the NYSE rules relating to voting by banks and brokers. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Broker non-votes that are represented at the Annual Meeting will be counted for purposes of establishing a quorum, but not for determining the number of shares voted for or against the non-routine matter.

We encourage you to provide instructions to your bank or brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

What is the vote required for each proposal to pass, and what is the effect of abstentions or withheld votes and uninstructed shares on the proposals?

Our Bylaws provide for the election of directors by a plurality of the votes cast. This means that the twelve individuals nominated for election to the board of directors who receive the most “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected. Withheld votes are not considered votes cast for or against the nominee under a plurality voting standard. For each other proposal to pass in accordance with our Bylaws, the proposal must receive the affirmative vote of a majority of the votes cast in person, electronically or by proxy at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast. The following table summarizes the Board’s recommendation on each proposal and the vote required for each proposal to pass.

Proposal Number	Item	Board Voting Recommendation	Votes Required for Approval
1	Election of Directors	FOR ALL	The twelve nominees who receive the most FOR votes properly cast in person, electronically or by proxy and entitled to vote will be elected

2	Ratification of independent registered public accounting firm	FOR	Majority of the votes cast by the holders of shares present in person, electronically or by proxy and entitled to vote

3	Advisory vote to approve the Company’s executive compensation, commonly referred to as a “say on pay” vote	FOR	Majority of the votes cast by the holders of shares present in person, electronically or by proxy and entitled to vote

4	Advisory vote on the frequency of future advisory votes on executive compensation	EVERY YEAR	No threshold vote to pass. Rather, the Board will take into consideration the outcome of the vote in setting a policy with respect to the frequency of future advisory votes on executive compensation

5	Approval of the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code	FOR	Majority of the votes cast by the holders of shares present in person, electronically or by proxy and entitled to vote

6	Approval of the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the performance goals and individual award limitations	FOR	Majority of the votes cast by the holders of shares present in person, electronically or by proxy and entitled to vote

What do I need to show to attend the Annual Meeting in person?

You will need proof of your share ownership (such as a recent brokerage statement or letter from your broker showing that you owned shares of the Company’s common stock as of March 16, 2015 if you hold your shares through a broker) and a form of government-issued photo identification. If you do not have proof of ownership and valid photo identification, you may not be admitted to the Annual Meeting. No cameras, cell phones, smart phones, laptops, tablets, or recording equipment are permitted in the meeting room. In addition, large bags, backpacks, briefcases, and similar items are not permitted in the meeting room.

Who bears the cost of the proxy materials?

The Company pays for preparing, printing and mailing this proxy statement and the annual report. Officers and employees of the Company may solicit the return of proxies, but will not receive additional compensation for those efforts. The Company will request that brokers, banks, custodians, nominees and other fiduciaries send proxy materials to all beneficial owners and upon request will reimburse them for their expenses. Solicitation may be made by mail, telephone or other means.

Can I receive future proxy materials and annual reports electronically?

Yes. Instead of receiving future paper copies in the mail, you can elect to receive our future annual reports and proxy materials electronically. Opting to receive your proxy materials electronically will save us the cost of producing and mailing documents to your home or business, will reduce the environmental impact of our annual meetings.

If you are a stockholder of record and wish to enroll in the electronic proxy delivery service for future meetings, you may do so by going to the website provided on your proxy card and following the prompts.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following sections provide an overview of our corporate governance structure and processes. Among other topics, we describe how we select directors, how we consider the independence of our directors and key aspects of our Board operations.

Our Charter and Bylaws provide that the board of directors shall consist of not less than five nor more than 25 directors, excluding any directors elected by holders of preferred stock pursuant to provisions applicable in the case of defaults. The exact number of directors will be fixed from time to time by resolution of our Board. The board of directors has fixed the current number of directors at twelve. The terms of office of all directors expire at the Annual Meeting.

At each annual meeting, the successors of the directors are elected to hold office for a term expiring at the next annual meeting. The board of directors is therefore asking you to elect the nominees for director. All twelve have been nominated for reelection at the Annual Meeting. See “Proposal 1—Election of Directors” on page 84.

Directors are elected by a plurality. Therefore, the twelve nominees who receive the most “FOR” votes will be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. There is no cumulative voting. If you sign and return the accompanying proxy card, your shares will be voted for the election of the twelve nominees recommended by the board of directors unless you choose to withhold your vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

Set forth below for each nominee is biographical information. We have also identified for each individual the business experience, qualifications, attributes and skills that underlie the Board’s and Nominating and Corporate Governance Committee’s belief that each individual is a valuable member of the board of directors.

Nominees

Bruce Van Saun joined our Board as Chairman and Chief Executive Officer in October 2013. From October 2009 through October 2013, Mr. Van Saun served as the RBS Group Finance Director and was a member of its board of directors. From 1997 to 2008, Mr. Van Saun held a number of senior positions with Bank of New York and later Bank of New York Mellon, including Vice Chairman and Chief Financial Officer. Earlier in his career, he held senior positions with Deutsche Bank, Wasserstein Perella Group and Kidder Peabody & Co. In all, Mr. Van Saun has more than 30 years of financial services experience. Mr. Van Saun has also served on the boards of directors of our subsidiaries Citizens Bank, N.A. (“CBNA”) and Citizens Bank of Pennsylvania (“CBPA”) since October 2013 and served (from October 2009 to September 2013) as a director on the boards of our affiliates, The Royal Bank of Scotland Group plc, The Royal Bank of Scotland plc and National Westminster Bank Plc. In addition, Mr. Van Saun has served as a director on the franchise board of Lloyd’s of London since September 2012 and is a member of The Clearing House supervisory board. He has previously served on a number of boards in both the United Kingdom and the United States, including the boards of Direct Line Insurance Group plc (from April 2012 to October 2013), WorldPay (Ship Midco Limited) (from July 2011 to September 2013), ConvergEx Inc. (from May 2007 to October 2013), AbitibiBowater (Resolute Forest Products Inc.) (from June 2005 to April 2008) and Stride Rite Corporation (from June 1999 to December 2005). Mr. Van Saun received a B.S. in Business Administration from Bucknell University in 1979 and an M.B.A. in Finance and General Management from the University of North Carolina in 1983.

Mark Casady joined our Board in June 2014. Mr. Casady is the Chairman and Chief Executive Officer of LPL Financial Holdings Inc. He joined LPL Financial in May 2002 as Chief Operating Officer, became President in April 2003 and Chairman and Chief Executive Officer in December 2005. Before joining LPL Financial, he was Managing Director, mutual fund group for Deutsche Asset Management, Americas—formerly Scudder Investments. He joined Scudder in 1994 and held roles as Managing Director—Americas, head of global mutual fund group and head of defined contribution services. He was also a member of the Scudder, Stevens and Clark board of directors and management committee. Mr. Casady serves on the board of governors of FINRA and the board of directors of the Financial Services Roundtable and Eze Software Group. He has also served on the boards of our subsidiaries, CBNA and CBPA, since June 2014. He is former Chairman of the Insured Retirement Institute. Mr. Casady received his B.S. from Indiana University and his M.B.A. from DePaul University.

Anthony Di Iorio has served on our Board since January 2014. Mr. Di Iorio began his career at Peat Marwick (KPMG) where he worked in the firm’s Financial Institutions Practice in New York and Chicago. After leaving Peat Marwick, he worked for several leading financial institutions, including as Co-controller of Goldman Sachs, Chief Financial Officer of the Capital Markets business of NationsBank (Bank of America), Executive Vice President of Paine Webber and Chief Executive Officer of Paine Webber International. He joined Deutsche Bank in Frankfurt in 2001 and later became Chief Financial Officer and a member of its board of directors and group executive committee. After retiring in 2008, he served as senior adviser to Ernst & Young working with the firm’s financial services partners in the United Kingdom, Europe, the Middle East and Africa. Mr. Di Iorio has also served on the boards of directors of our subsidiaries CBNA and CBPA since January 2014 and served as a director on the boards of our affiliates, The Royal Bank of Scotland Group plc, The Royal Bank of Scotland plc and National Westminster Bank Plc. from September 2011 to March 2014. Mr. Di Iorio received a Bachelor of Business Administration from Iona College and an M.B.A. from Columbia University.

Robert Gillespie joined our Board in August 2014. Mr. Gillespie was nominated by RBS to serve as their Board representative pursuant to the Separation Agreement. Mr. Gillespie began his career with PricewaterhouseCoopers where he qualified as a chartered accountant. He then moved into banking by joining SG Warburg where he specialized in corporate finance and was appointed as a Director of the firm in 1987 and as a Managing Director of its U.S. investment banking business in 1989. Following the acquisition of Warburg by Swiss Bank Corporation in 1995 and that firm’s subsequent merger with Union Bank of Switzerland to form UBS in 1998, Mr. Gillespie held the roles of Head of UK Corporate Finance, Head of European Corporate Finance and Co-Head of UBS’s global corporate finance business and CEO of the EMEA region of UBS AG. He relinquished his management roles at the end of 2005 and was appointed Vice Chairman of UBS Investment Bank. Mr. Gillespie left UBS in 2008 and in 2009 joined Evercore Partners, from where he was seconded to the UK Panel on Takeovers and Mergers, as Director General, from 2010 to March 2013. Mr. Gillespie has served on the boards of directors of our subsidiaries CBNA and CBPA since August 2014 and our affiliates, The Royal Bank of Scotland Group plc, The Royal Bank of Scotland plc and National Westminster Bank Plc since December 2013. In addition, Mr. Gillespie serves on the board of directors of Ashurst LLP (since 2013), The Boat Race Company Limited (since 2009), Somerset House Trust and Somerset House Enterprises Limited (since 2006) and Social Finance, Ltd (since 2013) and as a trustee and director of Topolski Memoir Limited (since 2009). He has also served on the Council of the University of Durham since 2007, and has been the Chairman of the Council since 2012. Mr. Gillespie received his B.A. in Economics from the University of Durham in 1977, and his A.C.A. from the Institute of Chartered Accountants in England and Wales in 1980.

William P. Hankowsky has served on our Board since November 2006. Mr. Hankowsky is the Chairman, President and Chief Executive Officer of Liberty Property Trust. He joined Liberty in January 2001 as Chief Investment Officer and was responsible for refining the company’s corporate strategy and investment process. In 2002, he was named President, and in 2003, was appointed Chief Executive Officer and elected Chairman of Liberty’s board of trustees. Prior to joining Liberty, Mr. Hankowsky served for 11 years as President of the Philadelphia Industrial Development Corporation (“PIDC”). Prior to PIDC, he was the City of Philadelphia’s

commerce director. Mr. Hankowsky currently serves on the boards of Aqua America Inc. (since 2004), Delaware River Waterfront Corporation, Greater Philadelphia Chamber of Commerce, Kimmel Center for the Performing Arts, Philadelphia Convention and Visitors Bureau, Pennsylvania Academy of the Fine Arts, Philadelphia Shipyard Development Corporation and United Way of Greater Philadelphia and Southern New Jersey. He has also served on the boards of directors of our subsidiaries CBNA and CBPA since November 2006. Mr. Hankowsky received a Bachelor of Arts degree in economics from Brown University.

Howard W. Hanna III has served on our Board since June 2009. Mr. Hanna is the Chairman and Chief Executive Officer of Hanna Holdings, Inc. He became a sales associate in 1970 and the General Manager of Howard Hanna Real Estate Services in 1974. Mr. Hanna became Chief Operating Officer of Howard Hanna Real Estate Services and its parent company, Hanna Holdings, Inc. when the company incorporated in 1979 and then became President in 1983 and Chief Executive Officer in 1990. Howard Hanna Real Estate Services, Inc. offers mortgage origination products and services in certain geographies and, in this capacity, competes with us in Pennsylvania, Ohio, Michigan, Virginia, West Virginia, North Carolina, New York and Maryland. Mr. Hanna currently serves as the Chair of the Children’s Hospital of Pittsburgh Board of Trustees and is a member of the hospital’s Foundation Board and Finance and Investment Committee. Mr. Hanna also serves on the boards of John Carroll University, LaRoche College, the Katz Graduate School of Business Board of Visitors, the University of Pittsburgh, the Diocese of Pittsburgh Finance Council and the YMCA of Greater Pittsburgh. From 2007 to 2012, he served on the board of directors of the Federal Reserve Bank of Cleveland’s Pittsburgh office. Mr. Hanna has also served on the boards of directors of our subsidiaries CBNA and CBPA since June 2009. Mr. Hanna received a Bachelor of Science degree from John Carroll University in 1969.

Leo I. (“Lee”) Higdon joined our Board in August 2014. From 2006 to 2013, Mr. Higdon was the President of Connecticut College. He serves on the board of directors of Eaton Vance Corporation (since 2000) where he is currently lead director, and HealthSouth Corporation (since 2004) where he is currently the non-executive Chairman. From 2001 to 2006, he was the President of the College of Charleston. Prior to becoming President of the College of Charleston, Mr. Higdon was the President of Babson College and the Dean of the Darden Graduate School of Business Administration at the University of Virginia. Mr. Higdon spent over 20 years at Salomon Brothers Inc, holding various positions, including Managing Director and Vice Chairman. In addition, Mr. Higdon previously served on the boards of directors of Bestfoods, Inc., Chemtura Corporation and Newmont Mining Corporation. Mr. Higdon earned a B.A. in history from Georgetown University and a M.B.A. in Finance from the University of Chicago.

Charles J. (“Bud”) Koch has served on our Board since September 2004. Mr. Koch is the retired Chairman and Chief Executive Officer of Charter One Financial and its subsidiary Charter One Bank. He served as Charter One’s Chief Executive Officer from 1987 to 2004 and as its Chairman from 1995 to 2004, when the bank was acquired by RBS. Mr. Koch has served on the boards of directors of our subsidiaries CBNA and CBPA since September 2004. He also served on the boards of directors of our affiliates, The Royal Bank of Scotland Group plc, The Royal Bank of Scotland plc and National Westminster Bank Plc from 2004 until February 2009.

Mr. Koch has been a director of Assurant Inc. (AIZ) since August 2005, and is currently a member of the Assurant Finance and Risk Committee which he chaired from 2005 to 2014, as well as a member of its Compensation Committee. He has been a director of the Federal Home Loan Bank (“FHLB”) of Cincinnati since 1990. He was Chairman of the Board of the FHLB of Cincinnati from 2005 to 2006, and currently serves on its Risk, Compensation, and Nomination and Governance Committees. His long tenure on the FHLB of Cincinnati Board has been interrupted twice, for a total of three years, due to term limitations. Mr. Koch serves as a trustee of Case Western Reserve University, and he served as its Chairman of the Board from 2008 to 2012. He is also a past Chairman of the Board of John Carroll University. Mr. Koch graduated from Lehigh University with a B.S. in Industrial Engineering and earned a MBA from Loyola College in Baltimore, Maryland.

Arthur F. Ryan has served on our Board since April 2009. Mr. Ryan is the former Chairman, Chief Executive Officer and President of Prudential Financial, Inc. After 13 years at Prudential, he retired as Chief Executive Officer and President in 2007 and he retired as Chairman in May 2008. Prior to joining Prudential in 1994, Mr. Ryan worked at Chase Manhattan Bank for 22 years. He ran Chase Manhattan’s worldwide retail bank between 1984 and 1990 and became President and Chief Operating Officer in 1990. Mr. Ryan has served on the boards of directors of our subsidiaries CBNA and CBPA since April 2009 and also served (from October 2008 to September

2013) as a director on the boards of our affiliates, The Royal Bank of Scotland Group plc, The Royal Bank of Scotland plc and National Westminster Bank Plc. He also has served as a non-executive director of Regeneron Pharmaceuticals, Inc. since January 2003.

Shivan S. Subramaniam has served on our Board since January 2005. Mr. Subramaniam has been the Chairman of Factory Mutual Insurance Company, a commercial and industrial property insurer since 2002 and also served as President and Chief Executive Officer from 1999 until his retirement at the end of 2014. Previously, Mr. Subramaniam served as Chairman and Chief Executive Officer at Allendale Insurance, a predecessor company of FM Global. Elected president of Allendale in 1992, he held a number of senior-level positions in finance and management after joining the company in 1974. Mr. Subramaniam’s career spans nearly 40 years in the insurance industry. He has served on the board of directors of Lifespan Corporation since December 2006 and is a trustee of Bryant University and a director of the Rhode Island Public Expenditure Council. Mr. Subramaniam has also served on the boards of directors of our subsidiaries CBNA and CBPA since January 2005. Mr. Subramaniam received his bachelor’s degree in mechanical engineering from the Birla Institute of Technology, Pilani, India, and has since earned two master’s degrees—one in operations research from the Polytechnic at New York University, and another in management from the Sloan School of Management at the Massachusetts Institute of Technology.

Wendy A. Watson has served on our Board since October 2010. Until her retirement in 2009, Ms. Watson was the Executive Vice President, Global Services for State Street Bank & Trust Company. She joined State Street Bank & Trust Company in 2000. Previously, Ms. Watson was with the Canadian Imperial Bank of Commerce where she served as Head of the Global Private Banking and Trust business and President & Chief Executive Officer CIBC Finance. She has also served as Chief Information Officer and as Head of Internal Audit for Confederation Life Insurance Company in Toronto. Ms. Watson began her career in the audit department of Sun

Life Assurance Company in Canada. She has served as a director of CMA Holdings Canada since 2010, DAS Canada Insurance Company (a subsidiary of Munich Re) since 2010 and of the Independent Order of the Foresters Life Insurance Company since 2013. Ms. Watson’s years of board service also include Chair of the board of two of State Street Bank’s multi-national entities—State Street Syntel Private Ltd (India) and State Street Syntel Services Ltd (Mauritius). She currently serves on the Community Service Committee of Boston Children’s Hospital and the Advisory Board of Crittenten Women’s Union. Ms. Watson has also served on the boards of directors of our subsidiaries CBNA and CBPA since October 2010. In addition to her corporate directorship roles, Ms. Watson is also currently a member of the Editorial Board of the “Intelligent Outsourcer” Journal and has served as a member of the board of directors of the Women’s College Hospital and the Women’s College Hospital Foundation in Toronto. Ms. Watson is a magna cum laude graduate of McGill University in Montreal with a Bachelor of Commerce degree with majors in Accounting and Law. She holds an advanced Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. She is a fellow of the National Association of Corporate Directors. Ms. Watson is also a CPA and Certified Fraud Examiner.

Marita Zuraitis has served on our Board since May 2011. Ms. Zuraitis is Director, President and Chief Executive Officer of The Horace Mann Educators Corporation. Prior to joining Horace Mann in May 2013, Ms. Zuraitis served as Executive Vice President and a member of the Executive Leadership Team for The Hanover Insurance Group, Inc. While at The Hanover Insurance Group, Ms. Zuraitis served as President, Property and Casualty Companies, responsible for the personal and commercial lines of operation at Citizens Insurance Company of America, The Hanover Insurance Company and their affiliates, a position she held since 2004. Prior to 2004, she was President and Chief Executive Officer, Commercial Lines for The St. Paul Travelers Companies. Previously, she held underwriting and field management positions with United States Fidelity and Guaranty Company and Aetna Life and Casualty. Ms. Zuraitis has over 30 years of experience in the insurance industry. She has served as a member of the board of trustees for the American Institute for Chartered Property and Casualty Underwriters, and has been a member of the executive and the compensation committees since June 2009. Ms. Zuraitis has also served on the boards of directors of our subsidiaries CBNA and CBPA since May 2011. She is also a past Chairperson of the board of trustees for NCCI Holdings, Inc., a provider of workers’ compensation data analytics based in Boca Raton, Florida and a past member of the board of Worcester Academy in Worcester, Massachusetts. A graduate of Fairfield University, Ms. Zuraitis has also completed the Advanced Executive Education Program at the Wharton School of Business and the Program on Negotiations at Harvard University.

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our Board considered the following important characteristics, among others:

Mr. Van Saun—we considered his experience as an executive in the financial services industry, his extensive financial background and his experience serving on the boards of other public companies, including RBS. Furthermore, we also considered how his additional role as our Chief Executive Officer would bring management’s perspective to Board deliberations and provide valuable information about the status of our day-to-day operations.

Mr. Casady—we considered his experience in compliance and risk as an executive in the financial services industry, including his experience as Chief Executive Officer of LPL Financial Holdings Inc., and his experience serving on the board of governors of FINRA and the boards of directors of the Financial Services Roundtable and Eze Software Group.

Mr. Di Iorio—we considered his experience as an executive in the financial services industry, including his experience as Chief Financial Officer of Deutsche Bank, his extensive financial background and his experience serving on the boards of other public companies, including RBS.

Mr. Gillespie—we considered his experience as an executive in the financial services industry, including his experience as Co-Head of UBS AG’s global corporate finance business, Chief Executive Officer of UBS’ EMEA region and Vice Chairman of UBS Investment Bank, his extensive financial background and his experience serving on the boards of other public companies, including RBS.

Mr. Hankowsky—we considered his extensive business and management expertise, including his experience as Chief Executive Officer of Liberty Property Trust, his service as President of the Philadelphia Industrial Development Corporation, his experience serving on the boards of numerous public companies and non-profit entities and his experience in the real estate sector.

Mr. Hanna—we considered his extensive business and management expertise, his experience serving on the boards of numerous non-profit entities and the board of directors of the Federal Reserve Bank of Cleveland’s Pittsburgh office, and his experience in the real estate and mortgage origination sectors.

Mr. Higdon—we considered his experience as an executive in the financial services industry, including his experience as Managing Director and Vice Chairman of Salomon Brothers Inc. and his experience serving on the boards of other public companies, including HealthSouth Corporation and as lead director of Eaton Vance Corporation. In addition, we considered his experience in academic institutions, including as Dean of the Darden Graduate School of Business Administration at the University of Virginia.

Mr. Koch—we considered his experience as an executive in the financial services industry, including his experience as Chief Executive Officer of Charter One Financial, his experience serving on the boards of other public companies and the FHLB of Cincinnati and his experience in the retail banking sector.

Mr. Ryan—we considered his experience as an executive in the financial services industry, including his experience as Chief Executive Officer of Prudential Financial, Inc. and President and Chief Operating Officer of Chase Manhattan Bank, his experience serving on the boards of other public companies and his experience in the retail banking sector.

Mr. Subramaniam—we considered his extensive business and management expertise, including his experience as Chief Executive Officer of FM Global, and his experience serving on the boards of directors of FM Global and Lifespan Corporation and the board of trustees of Bryant University.

Ms. Watson—we considered her experience as an executive in the financial services industry, including her experience as Executive Vice President, Global Services for State Street Bank & Trust Company, her extensive financial background, her fellowship with the National Association of Corporate Directors, her credentials as a CPA and Certified Fraud Examiner, and her experience serving on the boards of other financial services companies.

Ms. Zuraitis—we considered her experience as an executive in the financial services industry, her experience serving on the boards of Horace Mann Educators Corporation and NCCI Holdings, Inc. and her experience in the insurance sector.

Selecting Nominees for Director

Our Board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending to the Board nominees for director. In accordance with our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee evaluates and recommends candidates for Board membership to the Board annually and as vacancies or newly created positions occur. Upon the recommendation of the Nominating and Corporate Governance Committee, a slate of directors is nominated by the Board and submitted to a stockholder vote annually.

The Nominating and Corporate Governance Committee will consider for nomination persons who have demonstrated leadership, have experience or relevant knowledge, time availability and commitment, the highest character, reputation and integrity, the analytical and critical thinking skills, the financial literacy, risk management and other business experience and acumen, the ability to work as a team constructively in a collegial environment and who exhibited independent thought and judgment.

The Nominating and Corporate Governance Committee also recommends individuals for membership on the committees of the Board annually and as vacancies or newly created positions occur.

In making its recommendations for Board and committee membership, the Nominating and Corporate Governance Committee reviews candidates’ qualifications for membership on the Board or committee (including making a specific determination as to the independence of the candidate) based on the criteria described above and taking into account the enhanced independence, financial literacy and financial and risk management expertise standards that may be required under law, regulation or NYSE rules for committee membership purposes. In addition, the Nominating and Corporate Governance Committee evaluates current directors for re-nomination to the Board or committee, including assessing such directors’ performance and reassessing their independence. The Nominating and Corporate Governance Committee also periodically reviews the composition of the Board and its committees in light of the current challenges and needs of the Board and the Company, and determines whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience.

New candidates may be identified through recommendations from independent directors or members of management, search firms, discussions with other persons who may know of suitable candidates to serve on the board of directors, and stockholder recommendations. Evaluations of prospective candidates typically include a review of the candidate’s background and qualifications by the Nominating and Corporate Governance Committee, interviews with the committee as a whole, one or more members of the committee, or one or more other board members, and discussions within the committee and the full board of directors.

The Nominating and Corporate Governance Committee will consider director candidates proposed by stockholders as well as recommendations from other sources. Any stockholder who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 600 Washington Boulevard, Stamford, Connecticut 06901. Stockholders must propose nominees for consideration by the Nominating and Corporate Governance Committee in accordance with the procedures and other requirements set forth in our Bylaws.

Director Independence

As a part of its listing standards, the NYSE has adopted certain criteria that our Board considers when determining director independence. Under the NYSE rules, the Board also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Company, including the potential for conflicts of interest, when determining director independence. In addition, the Board considers whether the Company or one of its subsidiaries has a lending relationship, deposit relationship, or other banking or commercial relationship with a director, an immediate family member of an entity with which the director or a family member is affiliated by reason of being a director, an officer or a significant stockholder thereof. Such relationships must meet the following criteria: (1) it must be in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and (2) with respect to extensions of credit by the Company or its subsidiaries to such entity: (a) such extensions of credit have been made in compliance with applicable law, including Federal Reserve Regulation O and Section 13(k) of the Exchange Act and (b) no event of default has occurred and is continuing beyond any period of cure.

To assist the Board in its determination of director independence, the Nominating and Corporate Governance Committee annually evaluates each prospective and incumbent director using the foregoing standards and such other factors as the Nominating and Corporate Governance Committee deems appropriate, and makes a recommendation to the Board regarding the independence or non-independence of each such person. As a part of this evaluation process, the Nominating and Corporate Governance Committee considers all relevant facts and circumstances and, in particular, the independence requirements of the NYSE. Banking relationships with the Company or any of its subsidiaries (including deposit, investment, lending, fiduciary) that are conducted in the ordinary course of business on substantially the same terms and conditions as are otherwise available to nonaffiliated customers for comparable transactions are not considered material in determining independence.

We have determined that each of Mr. Casady, Mr. Di Iorio, Mr. Gillespie, Mr. Hankowsky, Mr. Hanna, Mr. Higdon, Mr. Koch, Mr. Ryan, Mr. Subramaniam, Ms. Watson and Ms. Zuraitis is an independent director within the meaning of the applicable rules of the SEC and NYSE. In addition, each of Mr. Di Iorio, Mr. Hankowsky, Mr. Hanna, Mr. Higdon, Mr. Koch and Ms. Watson is also an independent director under Rule 10A-3 of the Exchange Act for the purpose of audit committee membership, and each of Mr. Ryan, Mr. Hankowsky, Mr. Higdon and Ms. Watson is also an independent director under Rule 10C-1 of the Exchange Act for the purpose of compensation committee membership. Our Board has determined that each of Mr. Di Iorio, Mr. Hankowsky, Mr. Hanna, Mr. Higdon, Mr. Koch and Ms. Watson is an audit committee financial expert within the meaning of the applicable rules of the SEC and NYSE.

Executive Sessions of Our Non-Management Directors

The Company’s non-employee directors participate in regularly scheduled executive sessions in which management does not participate. If the non-employee directors include directors who are not considered independent, the independent directors must also meet in executive session at least once a year.

The Lead Director (or Chairman, if the Chairman is a non-employee director) shall preside at each executive session. Currently, our Lead Director is Arthur F. Ryan. Interested persons may make their concerns known directly to the Lead Director or the non-management directors as a group by submitting their written correspondence to the Company’s Corporate Secretary located at 600 Washington Boulevard, Stamford, Connecticut 06901. The Corporate Secretary may facilitate such direct communication to the Lead Director or the non-management directors as a group by reviewing, sorting and summarizing such communications.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that our Chief Executive Officer shall serve as Chairman of the Board, while an independent director shall serve as Lead Director. Given the significant duties designated to our independent Lead Director, the Board’s view is that having a combined Chairman and Chief Executive Officer enables it to (i) provide efficient and effective governance and leadership to the Company, (ii) be apprised of current risks and issues that may impact the Company in a timely manner and (iii) present a single point of leadership to all Company stakeholders. Accordingly, the Board has determined that a combined Chairman and Chief Executive Officer position, with an independent Lead Director, is the most appropriate Board leadership structure for the Company.

The Board reviews its leadership structure periodically in light of the composition of the Board, the needs of the Company and its stockholders, the practices of the Company’s peers, and other factors, and retains its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of the Company at a given point in time.

The Lead Director is an independent director designated by the Board, based on the recommendation of the Nominating and Corporate Governance Committee. In addition to other duties and responsibilities of the Lead Director set forth in the Corporate Governance Guidelines or our Bylaws, the Lead Director shall:

•	preside at Board and stockholder meetings at which the Chairman is not present, including executive sessions of the independent directors;

•	serve as a liaison between the independent directors and the Chairman and Chief Executive Officer;

•	review and approve, in coordination with the Chairman and Chief Executive Officer, agendas for Board meetings, materials, information and meeting schedules, and have the authority to add items to the agenda for any Board meeting;

•	have the authority to call meetings of the independent directors;

•	be available for consultation and direct communication with major stockholders and regulators upon request;

•	discuss with the Chief Executive Officer, together with the Chair of the Compensation Committee the results of the Board’s annual evaluation of the Chief Executive Officer’s performance; and

•	perform such other functions as the Board shall direct or request from time to time.

Currently, Mr. Van Saun serves as our Chairman of the Board and Chief Executive Officer and Mr. Ryan serves as our Lead Director.

Board’s Role in Risk Oversight

The Board is responsible for oversight of the Company’s internal controls and risk management framework. This oversight generally requires evaluation of management’s systems of internal control, financial reporting and public disclosure, ensuring the accuracy and completeness of financial results and review and approval of the Company’s enterprise risk management framework, ensuring that risks to the Company are properly managed. The Board has delegated its risk oversight duties to the Risk Committee. The Board receives independent reports from each of the Audit Committee and the Risk Committee at each of its meetings.

Under its charter, the Risk Committee is responsible for overseeing the design, implementation and operation of the Company’s enterprise-wide risk management, including with respect to funding and liquidity risk, credit risk, market risk, strategic risk, business risk, reputation risk, operational risk, model risk and pension risk. The Risk Committee reviews and, as it deems appropriate, recommends to the Board the design and implementation of the Company’s risk strategy and policy, risk appetite framework and specific risk appetites and limits.

The Risk Committee serves as the primary point of contact between the Board and the management-level committees that deal with risk management. The Risk Committee’s responsibility is one of oversight, and the Committee has no duty to ensure compliance with laws and regulations. See “—Committees of the Board—Risk Committee” on page 25.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct and Ethics

Our Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which our Board, assisted by Board committees, directs our affairs. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, compensation of directors, management succession and review, Board committees and selection of new directors. Our Corporate Governance Guidelines are available on the corporate governance section of our investor relations website at www.citizensbank.com/investor-relations. The charters for each of the Audit, Compensation and Human Resources, Nominating and Corporate Governance and Risk Committees are also available on the corporate governance section of our investor relations website at www.citizensbank.com/investor-relations.

Our Board has also adopted a Code of Business Conduct and Ethics, which sets forth key guiding principles concerning ethical conduct and is applicable to all of our directors, officers and employees. The Code addresses, among other things, conflicts of interest, protection of confidential information and compliance with laws, rules and regulations, and describes the process by which any concerns about violations should be reported. The Code of Business Conduct and Ethics is available on the corporate governance section of our investor relations website at www.citizensbank.com/investor-relations. You may also obtain a copy, free of charge, by writing to our Corporate Secretary at 600 Washington Boulevard, Stamford, Connecticut 06901. We expect that any amendments to the Code, or any waivers of their requirements, will be disclosed on our website.

Committees of the Board

Our board of directors has six standing committees. Four of these committees (Audit, Compensation and Human Resources, Nominating and Corporate Governance and Risk) meet on a regular basis. The Executive Committee meets as needed and is composed of our Chairman and Chief Executive Officer, our Lead Director, the chair of our Nominating and Corporate Governance Committee and Robert Gillespie. The Executive Committee may act on behalf of the Board and reports its actions to the full Board. The Equity Committee acts as needed and is composed of our Chairman and Chief Executive Officer. The Equity Committee makes equity grants (subject to certain limitations determined by the Compensation Committee) between annual grant cycles, and reports its actions to the Compensation Committee. See “—Compensation Discussion and Analysis—Process for Approval of Equity Grants.” The following table shows the current members of each of the four primary standing committees and the number of meetings held during fiscal 2014.

Director	Audit	C&HR	N&CG	Risk
Mark Casady				✓
Anthony Di Iorio	✓		✓
William P. Hankowsky	✓	✓
Howard W. Hanna III	✓		✓
Leo I. Higdon	✓	✓
Charles J. Koch	✓			✓*
Arthur F. Ryan		✓*	✓
Shivan S. Subramaniam			✓*	✓
Wendy A. Watson	✓*	✓		✓
Marita Zuraitis				✓
Number of meetings	10	11	1	5**

✓=	current committee member.
*	= chair.
**	Number of Risk Committee meetings does not reflect seven meetings held by the Compliance Sub-Committee of the Risk Committee which was established by and operates under delegated authority from the Risk Committee.

Audit Committee. The Audit Committee reviews and, as it deems appropriate, recommends to our Board our internal accounting and financial controls and the accounting principles and auditing practices and procedures to be employed in preparation and review of our financial statements. The Audit Committee is also directly responsible for the engagement and oversight of independent public auditors.

During fiscal 2014, the Audit Committee held ten meetings. Each member of the Audit Committee meets the independence requirements of the NYSE and is financially literate, and each member of the Audit Committee is an independent director under Rule 10A-3 under the Exchange Act. In addition, each member of the Audit Committee is an audit committee financial expert.

Compensation and Human Resources Committee. The Compensation Committee is responsible for, among other things, reviewing and approving our overall compensation philosophy, determining the compensation of our executive officers and directors, administering our incentive and equity-based compensation plans, and succession planning as described in further detail in the Compensation Discussion and Analysis.

During fiscal 2014, the Compensation Committee held eleven meetings. Each member of our Compensation Committee meets the independence requirements of the NYSE and Rule 10C-1 of the Exchange Act, is a “non-employee director” under Exchange Act Rule 16b-3, and is an “outside director” under Section 162(m) of the Internal Revenue Code. If, at any time, all directors serving on the Compensation Committee do not meet the “non-employee director” requirements of Exchange Act Rule 16b-3 and “outside director” requirements of Section 162(m) of the Internal Revenue Code, the Compensation Committee will delegate to a special Section 16b-3 and Section 162(m) subcommittee consisting of those Compensation Committee members who meet such requirements the authority to approve grants of equity-based compensation subject to Section 16(b) of the Exchange Act and Section 162(m) of the Internal Revenue Code.

In March 2014, the Compensation Committee retained Compensation Advisory Partners, LLC to provide guidance and advice going forward on compensation-related matters. See “—Compensation Discussion and Analysis—Executive Compensation Procedures—Role of Compensation Consultants.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews and, as it deems appropriate, recommends to the Board policies and procedures relating to director and board committee nominations and corporate governance policies.

During fiscal 2014, the Nominating and Corporate Governance Committee held one meeting. Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE.

Risk Committee. The Risk Committee reviews and, as it deems appropriate, recommends to the Board the design and implementation of our risk strategy and policy, risk appetite framework and specific risk appetites and limits. The Risk Committee also oversees our risk management function and reviews the due diligence of any proposed strategic transaction. In addition, the Risk Committee oversees the Chief Risk Officer and the internal risk management function of the Company. In carrying out its duties, the Risk Committee is authorized to select, retain, terminate and approve fees and other retention terms of independent legal or other advisors as it deems appropriate, without seeking approval of management or the Board.

During fiscal 2014, the Risk Committee held five meetings. Each member of the Risk Committee meets the independence requirements of the NYSE. Each member of the Risk Committee qualifies as an expert, as required by federal banking regulations, having the experience in identifying, assessing and managing large, complex financial firms’ risk exposures relevant to the Company’s particular risks and commensurate with the Company’s structure, risk profile, complexity, activities and size. As required by the Risk Committee charter, the chair of the committee, Mr. Koch, is a non-executive director who meets the criteria for independence specified by the Federal Reserve Board’s Enhanced Prudential Standards (12 CFR 252.33(a)(4)(ii)).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served during 2014 are current or former officers or employees of the Company or any of our subsidiaries. No Company executive officer served on the compensation committee of another entity that employed an executive officer who also served on our Board. No Company executive officer served as a director of an entity that employed an executive officer who also served on our Compensation Committee.

Meetings of the Board of Directors and Attendance at the Annual Meeting

Our board of directors held 16 meetings during fiscal 2014. No member attended fewer than 75% of the Board meeting and committee meetings on which the member sits other than Mr. Subramaniam whose attendance was 63% due to a number of special meetings scheduled on short notice largely in connection with our planned initial public offering and heightened regulatory framework. It is the Board’s policy that our directors attend our annual meetings. The Annual Meeting is the Company’s first annual meeting since becoming a public company during fiscal 2014.

Plurality Voting for Directors

Our Bylaws provide for the election of directors by a plurality of the votes cast. This means that the twelve individuals nominated for election to the board of directors who receive the most “FOR” votes (among votes properly cast in person, electronically or by proxy) will be elected.

Succession Planning and Management Development

The Compensation Committee reviews at least annually, in consultation with the Chief Executive Officer, the Company’s talent management and management succession planning, including with respect to Chief Executive Officer selection and succession in the event of the incapacitation, retirement or removal of the Chief Executive Officer, and reviews evaluations of, and development plans for, any potential successors to the Chief Executive Officer and other key positions.

Executive Officers

Our executive officers are designated by, and serve at the discretion of, our board of directors. There are no family relationships among any of our directors or executive officers. Our executive officers are as follows:

Executive Officer	Age	Position
Bruce Van Saun	57	Chairman and Chief Executive Officer
David Bowerman	49	Vice Chairman, Business Services
Brad L. Conner	53	Vice Chairman, Consumer Banking
John J. Fawcett	56	Executive Vice President, Chief Financial Officer
Stephen T. Gannon	62	Executive Vice President, General Counsel and Chief Legal Officer
Ronald S. Ohsberg	50	Executive Vice President, Controller
Robert C. Rubino	50	Interim Co-Head, Commercial Banking
Nancy L. Shanik	60	Group Executive Vice President, Chief Risk Officer
Stephen R. Woods	54	Interim Co-Head, Commercial Banking

Mr. Eric Aboaf, age 50, will become our Executive Vice President and Chief Financial Officer effective April 6, 2015.

Mr. Van Saun’s biography and related information may be found above at “Directors, Executive Officers and Corporate Governance—Nominees.”

David Bowerman is Vice Chairman, Head of Business Services with responsibility for Operations, Technology, Property, Procurement and Security. Previously, Mr. Bowerman was Managing Director, U.K. and European Operations for RBS Business Services. He joined NatWest Bank in 1982, which was acquired by RBS in 2002. During his years with RBS, he undertook a range of retail and corporate roles. Mr. Bowerman is a fellow of the Chartered Institute of Bankers in Scotland. He was educated in England and attended Harvard Business School’s Advanced Management Program. Mr. Bowerman has served on the board of the Institute for the Study and Practice of Nonviolence, in Providence, R.I., since 2011.

Brad L. Conner is Vice Chairman of our Consumer Banking Division. He is responsible for Retail Banking, Business Banking, Wealth Management, Home Lending Solutions, Auto Finance and Education Finance, as well as the Consumer Phone Bank and online channels. Before joining the Company in 2008, Mr. Conner was President of JP Morgan Chase & Co.’s Home Equity and Mortgage Home Loan Direct business. He previously oversaw the combined home equity business of Chase and Bank One after the companies merged in 2004, and served as Chief Executive Officer of Chase’s Education Finance businesses. Mr. Conner served as a director for the Rhode Island Public Expenditure Council from 2010 through 2012. Since 2009, he has served on the board of trustees of the Dave Thomas Foundation for Adoption, where he has served as treasurer since 2011, and currently serves on its audit committee and committee for institutional advancement. He has also been a member of the Consumer Bankers Association board of directors since 2011. Mr. Conner has a B.A. and M.B.A. from the University of Arkansas.

John J. Fawcett is our Chief Financial Officer. Mr. Fawcett’s functional responsibilities include financial management functions including controllers, financial reporting, planning and analysis, tax management, treasury, corporate strategy and investor relations. Mr. Fawcett will retire as Executive Vice President and Chief Financial Officer effective April 6, 2015 and will retire from the Company on April 30, 2015. In November 2007, Mr. Fawcett joined the Company from Citigroup Inc., where he held various roles over the course of a 20-year career including Chief Financial Officer for Trading and Capital Markets; Head of Planning and Analysis for the Global Corporate and Investment Bank; and most recently Chief Financial Officer for the Global Transactions Services Business. Mr. Fawcett earned a B.S. in accounting and an M.B.A. in finance from St. John’s University.

Eric Aboaf will become our Executive Vice President and Chief Financial Officer effective April 6, 2015. Prior to joining the Company, Mr. Aboaf was Global Treasurer at Citigroup Inc. since 2009, where he was responsible for managing the company’s balance sheet, ensuring strong liquidity and optimizing the capital structure. Prior to becoming Global Treasurer, Mr. Aboaf held the chief financial officer positions for both the Institutional and Consumer bank segments at Citigroup Inc. He was Global CFO for the Institutional Clients Group, leading the finance and strategy functions for Capital Markets, Investment Banking, Transaction Services and Alternative Investments. Mr. Aboaf served as CFO for the North American Consumer Group, which included Credit Cards, Retail Banking, Consumer Finance and Insurance. Before holding those roles, he served as Citigroup Inc.’s head of Financial Planning and Analysis. Prior to joining Citigroup Inc., Mr. Aboaf was a partner at Bain & Company and Co-Head of its U.S. Financial Services Practice. He also worked at Oliver Wyman & Company, a New York-based strategy firm. Mr. Aboaf is a graduate of both the Wharton School of Business and the Engineering School at the University of Pennsylvania. He holds a Master of Science degree from Massachusetts Institute of Technology.

Stephen T. Gannon is our General Counsel and Chief Legal Officer. Mr. Gannon is responsible for overseeing our legal department, providing strategic leadership to the management of legal risk and overseeing an integrated legal function. Prior to joining the Company in August 2014, Mr. Gannon was the Executive Vice President and Deputy General Counsel of Capital One Financial Corporation. In his seven years at Capital One Financial Corporation, Mr. Gannon was responsible for advising on litigation and regulatory matters, transactional and product line matters as well as policy affairs and governance and, in January 2014, was appointed to serve as Market President for Central Virginia. Mr. Gannon was previously the General Counsel—Retail Brokerage Group at Wachovia Securities LLC, a partner and head of the securities litigation practice at LeClair Ryan, P.C., as well as a Staff Attorney and Branch Chief at the Securities and Exchange Commission. Mr. Gannon earned an A.B. in History and a J.D. from Georgetown University.

Ronald S. Ohsberg is our Corporate Controller. He is responsible for financial reporting, accounting policy, accounting operations, treasury operations and Finance Division risk and control. In 2004, Mr. Ohsberg joined the Company from FleetBoston Financial, where over a 12-year period he held various managerial roles, including as Director of Accounting. Prior to that, he was an audit manager with KPMG. Mr. Ohsberg earned B.S. degrees in accounting and finance and an M.B.A. from the University of Rhode Island. He also is a CPA.

Robert C. Rubino is Interim Co-head of Commercial Banking and Head of Corporate Finance and Capital Markets, which includes all corporate advisory, capital markets, debt distribution, and sales and trading activities. This group also contains all sponsor and leveraged finance origination, underwriting and portfolio management activities, global market activities and the strategic client acquisition group. He serves on our Joint Trust Committee and the board of our broker-dealer. Previously, Mr. Rubino was responsible for our Mid-Corporate lending activities on the East Coast and the Foreign Corporate group, which specializes in lending to U.S. subsidiaries of foreign-owned parent companies. Mr. Rubino came to Citizens in 2007 from Bank of America. He led Bank of America’s Business Capital Group for the northeastern United States, served as group executive of the bank’s National Large Corporate Group, and managed Bank of America’s Precious Metals and its Business Capital in Europe. Mr. Rubino

received his bachelor’s degree at Providence College and a master of science at the London School of Economics. He went through formal credit training at Manufacturers Hanover Trust and carries FINRA licenses 24, 7 and 63.

Nancy L. Shanik is our Chief Risk Officer. Ms. Shanik is responsible for overseeing our risk management organization. She joined the Company in 2010 from Alvarez & Marsal in New York, where she had been a Managing Director since 2009. Prior to this, Ms. Shanik spent 31 years with Citigroup Inc. where she was both a Managing Director and Senior Credit Officer and served as the Chief Credit Officer of Citigroup Inc.’s Global Commercial Markets business. Ms. Shanik serves on the board of the Kleinfelder Group and also chairs its audit committee. Ms. Shanik earned an M.B.A. from Tulane University Graduate School of Business with concentrations in corporate finance and accounting, and a bachelor’s degree cum laude in marketing and communication theory from the University of Vermont. She also attended the Stanford University Executive Program.

Stephen R. Woods is Interim Co-head of Commercial Banking and Head of our Corporate Banking group. As Head of Corporate Banking, Mr. Woods is responsible for Citizens’ nationwide business efforts, including Middle Market, Mid-Corporate, Asset-Based Lending, Franchise Finance, Not-for-Profit, Professionals Banking and Government Banking. Mr. Woods joined Citizens in 2007 to lead our Mid-Corporate Banking business unit. Prior to assuming his current position, he also served as market president in Massachusetts. Before joining Citizens, Mr. Woods was the national sales executive for Cleveland-based KeyCorp. Previously, he managed KeyCorp’s nationwide consumer investment banking business. Mr. Woods is a graduate of Trinity College, where he received a B.A. in economics.

Policies and Procedures for Related Person Transactions

We have adopted a written related person transactions policy pursuant to which our executive officers, directors and significant stockholders, including their immediate family members, are not permitted to enter into a related person transaction with us without the consent of our Nominating and Corporate Governance Committee. Subject to certain transactions excluded from the policy, any request for us to enter into a transaction with an executive officer, director, significant stockholder or any of such persons’ immediate family members, in which the amount involved exceeds $120,000, is required to be presented to our Nominating and Corporate Governance Committee for review, consideration and approval. All of our directors, director nominees, executive officers and significant stockholders are required to report to our Nominating and Corporate Governance Committee any such related person transaction. In approving or rejecting the proposed transaction, our Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or perceived conflict of interest of the related person.

Related Person Transactions

The Company is an indirect subsidiary of RBS. RBS is the beneficial owner of a majority of our outstanding common stock, and as a result RBS has significant control of our business, including pursuant to the agreements described below. In connection with our initial public offering completed in September 2014, the Company entered into certain agreements with RBS that provide a framework for its ongoing relationship with RBS. Of the agreements summarized below, the material agreements were filed as exhibits to the Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2014, and the summaries below set forth the terms of the agreements that we believe are material. The summaries are qualified in their entirety by reference to the full text of the applicable agreements.

Separation and Shareholder Agreement

We entered into a Separation and Shareholder Agreement (the “Separation Agreement”) with RBS immediately prior to the completion of our initial public offering. The Separation Agreement governs our relationship with RBS.

Governance

The terms of the Separation Agreement provide RBS with certain governance rights over us. In particular, until RBS ceases to beneficially own at least 20% of our issued and outstanding common stock, RBS has the right to nominate one director to our Board, subject to election by our stockholders, and has non-voting Board observer rights in certain circumstances. Until the time RBS is no longer required to consolidate our financial results under international financial reporting standards, RBS has the right to designate a member of our Assets and Liabilities Committee. In addition, until the earlier of the date on which RBS ceases to directly or indirectly own at least 4.99% of our issued and outstanding common stock and the date on which RBS receives written notice from the Federal Reserve Board that RBS is not deemed to control us for purposes of the Bank Holding Company Act, amendments to certain of our key policies, including certain of our risk management, accounting, financial reporting, capital management, information security, corporate governance and human resources policies, require the consent of RBS.

The Separation Agreement also provides that, until RBS ceases to beneficially own at least 20% of our issued and outstanding common stock, the following corporate actions require the consent of RBS:

•	material changes to the scope or nature of our business;

•	any merger, consolidation, business combination or similar transaction involving us, CBNA or CBPA as a party;

•	acquisitions or dispositions of assets or liabilities, whether in a single transaction or series of related transactions, with a purchase price (in excess of book value) of above $500 million or where the book value of assets or liabilities acquired or disposed exceeds $4.0 billion;

•	for so long as RBS is deemed to control us for European Union regulatory purposes, any acquisition of any package of assets or liabilities that constitutes a financial institution or any acquisition the purpose of which is to expand our or any of our subsidiaries’ activities outside of our or any of their respective business model, if the aggregate purchase price of such acquisitions exceeds $125 million;

•	entry into joint ventures or similar transactions where the joint venture or other entity formed by such transaction has assets or liabilities with a book value in excess of $4.0 billion;

•	certain related party transactions;

•	the issuance of any capital stock, subject to certain exceptions including issuances pursuant to our approved equity incentive plans;

•	any increase or changes in certain funding and liquidity metrics agreed to by us and RBS prior to the date of our initial public offering; and

•	liquidation, dissolution or voluntary bankruptcy or similar extraordinary transactions.

In addition, until RBS ceases to beneficially own at least 50% of our issued and outstanding common stock, we are required to obtain the consent of RBS to adopt an annual budget, amend an annual budget, to the extent such amendment is presented to our Board, and terminate or appoint a replacement for our Chief Executive Officer, Chief Financial Officer or Chief Risk Officer.

Covenants

We agreed, subject in certain cases until the time RBS is no longer required to consolidate our financial results under international financial reporting standards or certain other threshold dates, to certain covenants, including covenants relating to:

•	compliance with a policy framework agreed by RBS prior to the date of our initial public offering;

•	disclosure of information to RBS;

•	cooperation with respect to preparation of public filings;

•	the obligation to take, or refrain from taking, at RBS’s reasonable written request, actions necessary to enable RBS to comply with its legal and regulatory obligations; and

•	access by RBS to our personnel, auditors, advisers, data and facilities, to the extent required by RBS to meet its legal, regulatory, risk management, accounting and other requirements.

We have also agreed with RBS to share with RBS certain refunds, tax credits or other tax benefits attributable to ongoing tax proceedings that relate to periods prior to our separation from RBS.

Indemnification

Generally, each party will indemnify, defend and hold harmless the other party and its affiliates and their respective directors, officers, employees and agents from and against any and all losses relating to, arising out of or resulting from any breach by the indemnifying party or its subsidiaries of the Separation Agreement and the other agreements described in this section (unless such agreement provides for separate indemnification). Each party will also indemnify the other party against losses arising from the indemnifying party’s business, whether arising prior to or after our initial public offering. We have also agreed to indemnify RBS against certain liabilities arising from material inaccuracies in our filings with governmental authorities and securities exchanges, except with respect to any liabilities arising out of information provided by RBS for inclusion therein, with respect to which RBS has agreed to indemnify us. The Separation Agreement also specifies procedures with respect to claims subject to indemnification.

Term

The Separation Agreement will terminate on the earlier of the date on which RBS ceases to directly or indirectly own at least 4.99% of our issued and outstanding common stock and the date on which RBS receives written notice from the Federal Reserve Board that RBS is not deemed to control us for purposes of the Bank Holding Company Act, although certain provisions of the agreement will survive indefinitely. In addition, certain rights, including RBS’s consent and governance rights, and obligations, including the covenants to which we are subject, will terminate upon a reduction in RBS’s beneficial ownership of our outstanding common stock below specified thresholds.

Transitional Services Agreement

We entered into a Transitional Services Agreement with RBS immediately prior to the completion of our initial public offering for the continued provision of certain services, including certain information technology, operations, compliance, business continuity, legal, human resources, back office and web services. We refer to these services and resources, collectively, as the “RBS services.” The Transitional Services Agreement also allows RBS to continue to use certain of our services and resources. We refer to these services and resources, collectively, as the “CFG services.”

We pay RBS and RBS pays us mutually agreed upon fixed fees for the RBS services and the CFG services, respectively. The services that are to be provided under the Transitional Services Agreement generally will continue to be provided until December 31, 2016, although certain services may have an earlier termination date or be terminated prior to that time. We and RBS agreed to migration plans for some of the services being provided under the Transitional Services Agreement and have agreed to discuss in good faith the mitigation of any risks or issues relating to the migration of any of the services and to agree to mitigation plans.

Trademark License Agreement

We entered into a Trademark License Agreement with RBS immediately prior to the completion of our initial public offering. The Trademark License Agreement grants us a sole, limited license to use certain RBS trademarks, including the “daisywheel” logo. The term of the license is for an initial term of 5 years, and, at our option, up to 10 years, subject to partial earlier termination upon the occurrence of certain events, including the removal of the “RBS” brand name from all of our products and services by the time RBS ceases to hold at least 50% of our capital stock (but in no event earlier than October 1, 2015). Under the agreement, we will lose the right to use RBS trademarks in connection with the marketing of any product or service once we rebrand and cease using RBS trademarks in connection with such product or service. From and after the initial term of the trademark license agreement, we will be required to pay RBS an annual license fee of $500,000 beginning in year six, increasing up to $5,000,000 beginning in year ten for the right to continue to use the licensed trademarks.

Registration Rights Agreement

We entered into a Registration Rights Agreement with RBS immediately prior to the completion of our initial public offering, pursuant to which we agreed that, upon the request of RBS, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of any shares of our common stock beneficially owned by RBS following our initial public offering.

Demand registration. RBS may request registration under the Securities Act of all or any portion of our shares covered by the agreement and we are obligated, subject to limited exceptions, to register such shares as requested by RBS. RBS may request that we complete six demand registrations and underwritten offerings in any twelve-month period subject to limitations on minimum offering size. RBS may designate the terms of each offering effected pursuant to a demand registration, which may take any form, including a shelf registration.

Piggy-back registration. If we at any time intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of our common stock held by RBS, RBS has the right to include its shares of our common stock in that offering.

Registration expenses. We are generally responsible for all registration expenses in connection with the performance of our obligations under the registration rights provisions in the Registration Rights Agreement. RBS is responsible for its own internal fees and expenses, any applicable underwriting discounts or commissions and any stock transfer taxes.

Indemnification. Generally, the agreement contains indemnification and contribution provisions by us for the benefit of RBS and, in limited situations, by RBS for the benefit of us with respect to the information provided by RBS included in any registration statement, prospectus or related document.

Transfer. If RBS transfers shares covered by the agreement, it may transfer the benefits of the Registration Rights Agreement to transferees of 5% of the shares of our common stock outstanding immediately following the completion of our initial public offering, provided that each transferee agrees to be bound by the terms of the Registration Rights Agreement.

Term. The registration rights remain in effect with respect to any shares covered by the agreement until:

•	such shares have been sold pursuant to an effective registration statement under the Securities Act;

•	such shares have been sold to the public pursuant to Rule 144 under the Securities Act; or

•	such shares have been sold in a transaction in which the transferee is not entitled to the benefits of the Registration Rights Agreement.

Commercial Matters

In addition to the agreements that we entered into as part of our separation from RBS, we have certain commercial relationships with RBS. The principal commercial activities include the following:

Interest Rate Swaps and Foreign Currency Products

We enter into interest rate swap agreements with RBS for the purpose of reducing our exposure to interest rate fluctuations. As of December 31, 2014, the total notional amount of swaps outstanding was $5.8 billion with fixed rates ranging from 1.66% to 4.30%. Included in this balance were $4.0 billion of receive-fixed swaps with rates ranging from 1.78% to 2.04% maturing in 2023 and $1.0 billion of pay fixed swaps with fixed rates ranging from 4.18% to 4.30% maturing in 2016. We also have a medium term swap agreement with a notional of $750 million and a receive-fixed rate of 1.66% that had been executed as of December 31, 2014. As of December 31, 2013, the total notional amount of swaps outstanding was $5.5 billion, with fixed rates ranging from 1.78% to 5.47%. Included in this balance were $1.5 billion of pay-fixed swaps with fixed rates ranging from 4.18% to 5.47% with maturities from 2014 through 2016 and $4.0 billion of receive-fixed swaps with fixed rates ranging from 1.78% to 2.04% maturing in 2023. We recorded net interest expense of $27 million, $146 million, and $311 million for the years ended December 31, 2014, 2013, and 2012, respectively.

In order to meet the financing needs of our customers, we enter into interest rate swap and cap agreements with our customers and simultaneously enter into offsetting swap and cap agreements with RBS. We earn a spread equal to the difference between rates charged to the customer and rates charged by RBS. The notional amount of these interest rate swap and cap agreements outstanding with RBS was $9.8 billion and $13.4 billion at December 31, 2014 and December 31, 2013, respectively. We recorded expense of $209 million, $32 million and $285 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Also, to meet the financing needs of our customers, we enter into a variety of foreign currency denominated products, such as loans, deposits and foreign exchange contracts. To manage the foreign exchange risk associated with these products, we enter into offsetting foreign exchange contracts with RBS. We earn a spread equal to the difference between rates charged to the customer and rates charged by RBS. The notional amount of foreign exchange contracts outstanding with RBS was $4.7 billion and $4.6 billion at December 31, 2014 and December 31, 2013, respectively. Within foreign exchange and trade finance fees, we recorded income of $58 million for the year ended December 31, 2014 and expense of $15 million and $9 million for the years ended December 31, 2013 and 2012, respectively.

Other Commercial Matters

We have service and referral arrangements with RBS in respect of certain commercial matters for which we entered into a master commercial services agreement. The terms of such services and referrals are largely consistent with historic periods. Our commercial services arrangements include those related to mortgage servicing, market research, data information services and automated cash management and liquidity financing. Our commercial referral arrangements include those related to transactional services, debt capital markets transactions, underwriting of loan syndications, asset finance and loan syndications and corporate credit card services.

Other

Transactions with RBS

On May 24, 2013, we redeemed $289 million of floating rate junior subordinated deferrable interest debentures due March 4, 2034 from a special purpose subsidiary, which caused the redemption of $280 million of our trust preferred securities from RBS.

On June 28, 2013, we entered into a purchase agreement with RBS pursuant to which we issued to RBS $333,000,000 aggregate principal amount of 5.158% Fixed-to-Floating Callable Subordinated Notes due 2023 pursuant to Rule 144A under the Securities Act. The principal amount of this subordinated debt was equal to a special dividend paid to RBS on the same day. Together, these actions reduced our common equity without reducing total regulatory capital.

On September 30, 2013, we entered into a purchase agreement with RBS pursuant to which we issued to RBS $333,000,000 aggregate principal amount of 4.771% Subordinated Notes due 2023 pursuant to Rule 144A under the Securities Act. The principal amount of this subordinated debt was equal to a special dividend paid to RBS on the same day. Together, these actions reduced our common equity without reducing total regulatory capital.

On December 2, 2013, we entered into a purchase agreement with RBS pursuant to which we issued to RBS $334,000,000 aggregate principal amount of 4.691% Subordinated Notes due 2024 pursuant to Rule 144A under the Securities Act. The principal amount of this subordinated debt was equal to a special dividend paid to RBS on the same day. Together, these actions reduced our common equity without reducing total regulatory capital.

On June 26, 2014, we entered into a purchase agreement with RBS pursuant to which we issued to RBS $333,000,000 aggregate principal amount of 4.153% Fixed Rate Subordinated Notes due 2024 pursuant to Rule 144A under the Securities Act. The principal amount of this subordinated debt was equal to a special dividend paid to RBS on the same day. Together, these actions reduced our common equity without reducing total regulatory capital.

On August 1, 2014, we entered into a purchase agreement with RBS pursuant to which we issued to RBS $333,000,000 aggregate principal amount of 4.023% Fixed Rate Subordinated Notes due 2024 pursuant to Rule 144A under the Securities Act. The principal amount of this subordinated debt was equal to a special dividend paid to RBS on the same day. Together, these actions reduced our common equity without reducing total regulatory capital.

On October 8, 2014, we entered into a purchase agreement with RBS pursuant to which we issued to RBS $334,000,000 aggregate principal amount of 4.082% Subordinated Notes due 2025 pursuant to Rule 144A under the Securities Act. On the same day, we repurchased 14,297,761 shares of common stock owned by RBS at a total cost of $334,000,000 and an average price per share of $23.36. The purchase price per share was the average of the daily volume-weighted average price of a share of our common stock as reported by the NYSE over the five trading days preceding the purchase date. Together, these actions reduced our common equity without reducing total regulatory capital.

We also maintained a $50 million revolving line of credit as of December 31, 2013 and 2012 with RBS. This line of credit was not drawn upon as of December 31, 2013 or 2012, expired on January 31, 2014, and was not renewed.

We have issued a guarantee to RBS for a fee, pursuant to which we will absorb credit losses related to the sale of option contracts by RBS to our customers. There were outstanding option contracts with a notional value of $2 million and none at December 31, 2013 and December 31, 2014, respectively.

During the fourth quarter of 2014, we purchased a portfolio of performing commercial loans to customers in the oil and gas industry from RBS. We paid $413 million to purchase 17 customer relationships with outstanding principal balances of $417 million and unfunded commitments totaling $458 million, which was the estimated fair value corroborated by an independent appraiser, as of the purchase dates. Also related to these loans, the Company entered into offsetting customer derivatives contracts with an aggregate notional amount of $946 million, and an aggregate fair value of ($17) thousand on the purchase dates.

Transactions with Executive Officers and Directors

We have made loans to directors and executive officers and their immediate families, as well as their affiliated companies. Such loans amounted to $126 million and $78 million at December 31, 2014 and 2013, respectively. The loans to such persons (i) complied with our Regulation O policies and procedures, (ii) were made in the ordinary course of business, (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and (iv) did not involve more than a normal risk of collectability or did not present other features unfavorable to the Company.

Under supplemental retirement arrangements relating to their prior service to Charter One, which we purchased in 2004, Mr. Charles Koch, a director, as well as his brother, John Koch, are entitled to receive monthly payments. Mr. Charles Koch and Mr. John Koch received approximately $877,500 and $744,900, respectively, per year under this arrangement during each of 2014 and 2013.

Indemnification Agreements

We entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Communications with the Board

Stockholders who wish to contact our Board may send written correspondence, in care of the Corporate Secretary, to Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901. Communications may be addressed to the Lead Director or any alternate director, marked as confidential or otherwise. Communications not submitted confidentially which are addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the Office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication. Communications marked as confidential will be distributed, without review by the Office of the Corporate Secretary, to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Company that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, résumés and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance. Under Section 16(a) of the Exchange Act, the Company’s directors and executive officers and persons who beneficially own more than 10% of the outstanding shares of common stock are required to report their beneficial ownership of the common stock and any changes in that beneficial ownership to the SEC and the NYSE. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Annual Statement of Changes in Beneficial Ownership of Securities on Form 5 were required for those persons, the Company believes that these filing requirements were satisfied by all of its directors and officers and 10% or more beneficial owners of Company stock during 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion & Analysis (“CD&A”) describes our executive compensation philosophy and program. In particular, the CD&A and the compensation tables that follow focus on the compensation paid to our named executive officers (“NEOs”) with respect to fiscal year 2014. Our NEOs for 2014 are named below:

Name	Position
Bruce Van Saun	Chairman and Chief Executive Officer
John J. Fawcett	Chief Financial Officer
Brad L. Conner	Vice Chairman, Consumer Banking
Stephen T. Gannon	General Counsel and Chief Legal Officer
Nancy L. Shanik	Chief Risk Officer

Name of Former Executive	Position
Robert D. Matthews, Jr.	Vice Chairman, Commercial Banking

Background

As a wholly-owned subsidiary of RBS prior to our initial public offering in September 2014, the compensation arrangements of our NEOs have been governed by the compensation philosophy and objectives of RBS, and have been subject to approval by the RBS Performance and Remuneration Committee of the Board of Directors of RBS (“RemCo”). Prior to our initial public offering, although RemCo had decision-making authority with respect to executive compensation, the Compensation Committee was involved with the evaluation of the performance of our executive team, provided oversight with respect to our executive compensation decisions and was actively engaged with senior management in talent management and succession planning.

Following our initial public offering, decision-making authority with respect to executive compensation has transitioned to the Compensation Committee, with RemCo’s role limited to providing the necessary oversight to ensure that our compensation arrangements continue to comply with applicable UK and European remuneration regulations for so long as they apply. Within these parameters, our Compensation Committee structures executive compensation taking into account our strategic objectives and the interests of our stockholders. Once we cease to be subject to UK and European remuneration regulations, we will continue to modify our compensation philosophy and structure as appropriate to most effectively align with our strategic objectives, the interests of our stockholders and practices at our regional bank peers. For further details regarding these regulatory requirements, see “—Applicability of UK and European Remuneration Rules” below.

2014 Performance Highlights

Our executive compensation program is designed to provide incentives to achieve desired results, attract and retain key talent, and encourage effective risk management. Executive compensation varies from year to year based on achievement of financial results, stockholder objectives, and strategic initiatives, while maintaining a reasonable and balanced risk appetite.

The Company has produced strong returns for stockholders since its IPO. Solid results reflect a disciplined focus on expense management while navigating a challenging revenue environment.

•	In connection with our initial public offering, we formulated a strategy for improving results and during 2014 made meaningful progress toward achievement of our long-term financial objectives.

•	Return on Tangible Common Equity (“ROTCE”)* was up on an adjusted basis, reaching 6.13% toward our 2016 objective of 10%+ and up 105 basis points over 2013.

•	Earning asset growth of 8%, led by growth in securities as well as commercial, mortgage and auto lending.

•	Expenses were well controlled and efficiency ratio improved over the course of the year.

•	Our balance sheet remains strong, with a robust Tier 1 Common ratio of 12.4% and solid credit metrics.

•	We exceeded our budgeted financial objectives for the year. Solid operating profit was driven by good execution against revenue and expense initiatives, and improved credit costs.

•	Total revenue of $5.0 billion included a $288 million gain on the Chicago divestiture. Excluding this gain, adjusted total revenue of $4.7 billion remained consistent with 2013 levels despite a $116 million reduction in securities gains.

•	Adjusted noninterest expense* of $3.2 billion remained broadly flat.

•	Provision expense of $319 million decreased by $160 million versus 2013.

•	Adjusted net income* of $790 million increased by $119 million, or 18%.

•	Total assets increased 9% compared to year end 2013, driven by loan growth of 9%.

•	On the customer front, both Commercial and Consumer businesses made good progress. Customer satisfaction is strong and continues to trend upward. Consumer household growth has resumed. We received significant external recognition for high-quality service across Consumer and Commercial.

•	Colleague engagement continues to be strong and the leadership team maintained strong focus on our key long-term priorities, executing well.

•	On the regulatory front, we developed and executed a comprehensive plan to address regulatory remediation requirements and heightened regulatory standards, and to achieve a successful CCAR outcome.

•	A solid risk management framework is embedded throughout the organization. The loan portfolio continues to perform well.

•	We executed well on our major strategic initiatives, including: completion of the largest traditional bank IPO in U.S. history; operational separation from RBS and delivery of public-company readiness; sale of the Chicago-area branch network for a 6% deposit premium; execution of $1.0 billion of capital conversion transactions; and implementation of expense initiatives which delivered targeted efficiency initiative savings for 2014, while remaining on track to reach our savings target of $200 million by 2016.

•	We made significant investments in technology and talent as we build the foundation for sustainable long-term success.

*	For the reconciliation of these non-GAAP measures, see pages 68-74 of our 2014 Annual Report on Form 10-K, in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Principal Components of Operations and Key Performance Metrics Used By Management—Key Performance Metrics and Non-GAAP Financial Measures” of Part II, Item 7.

Significant 2014 Executive Compensation Decisions

Several executive compensation decisions have served to align the Company’s executive compensation program with the needs of an independent, public company within the constraints imposed by the UK and European regulators, including:

•	The grant of long-term incentive awards that were conditioned upon the successful completion of our IPO during 2014, in order to enhance alignment between executives’ interests and the interests of our stockholders.

•	Development of a framework for assessing performance and determining pay for the CEO and senior leaders that rewards progress toward achievement of the Company’s strategic goals and long-term objectives.

•	Approval of a forward looking long-term incentive design that delivers at least half of long-term compensation for the CEO and senior leaders in the form of awards that are earned only upon achievement of future, long-term financial results.

•	Design of the terms of future equity awards in a manner that is competitive with peer practice and which includes adequate retention requirements for our senior leaders.

•	Adoption of stock ownership guidelines requiring each executive officer to hold between three and five times his or her annual salary in Company stock.

Executive Compensation Philosophy & Principles

The fundamental principles that have historically guided the design and implementation of compensation programs for our NEOs include:

•	attract, retain, motivate and reward high-caliber executives to deliver long-term business performance within acceptable risk parameters;

•	provide clear alignment between annual and long-term compensation for executives and company strategic plans;

•	support a culture where employees recognize the importance of serving customers well and are rewarded for superior individual performance; and

•	encourage the creation of value over the long-term and align the rewards of executives with the returns to stockholders.

The Compensation Committee is currently evaluating its compensation philosophy and will modify it, as appropriate, in order to guide its decisions in effectively driving our success as a newly public company.

Compensation Related Governance Practices

The Compensation Committee believes a well-designed executive compensation program should include good governance features that adequately protect the interests of stockholders. To that end we have implemented policies and designed our compensation program to:

•	Discourage Excessive Risk Taking: Variable compensation program design and other policies discourage excessive risk taking through a balanced scorecard of performance metrics, consideration of risk as a measure in determining or adjusting funding and payouts, and periodic risk reviews.

•	Clawback Compensation in Appropriate Circumstances: Variable compensation for executives is subject to recapture or cancellation based on inaccurate financial information, detrimental conduct, material risk-related actions and in other appropriate circumstances.

•	Require Stock Ownership: Each executive officer is required to own a meaningful amount of Company stock.

•	Prohibit Hedging and Pledging: We prohibit employees from hedging or pledging ownership in Company securities.

•	Disallow Re-pricing of Stock Options: The re-pricing of out-of-the-money stock options is not permitted in our equity plan without stockholder approval.

•	Subject Variable Compensation to Multi-Year Deferral: A portion of our executives’ variable compensation is deferred over a multi-year period and ultimately delivered based on continued service, continued performance, and compliance with risk policies.

Executive Compensation Program Components

The following table summarizes the principal elements of the compensation program that applied to our NEOs for 2014. Each element is described more fully in subsequent sections of the Compensation Discussion & Analysis.

Element of Pay	Objective	Key Characteristics
Base Salary	To attract and retain talented executives who can effectively lead the organization to achieve our strategic objectives.	Base salaries are reviewed annually and are intended to fairly compensate executives for the position held and to recognize the skills and competencies of each individual. Salaries are set to be sufficient to discourage inappropriate risk taking.

Role-Based Allowances	To provide a competitive level of total compensation in a manner that satisfies regulatory requirements.	Role-based allowances were introduced in 2014 in order to maintain competitive levels of total compensation within the limitations of Capital Requirements Directive IV (“CRD IV”), which dictates limits on variable pay for certain employees. For further details, see “—Applicability of UK and European Remuneration Rules”. Consistent with our pay for performance philosophy, once CRD IV no longer applies to the Company, the Compensation Committee expects to eliminate the use of role-based allowances and, as a result, reduce fixed pay.

Element of Pay	Objective	Key Characteristics

Variable Compensation	To support a culture where employees recognize the importance of serving customers well and are rewarded for their individual contributions and our collective success, and to align compensation with stockholders’ interests.	Variable compensation is designed to reward achievement of long-term objectives and annual progress toward those objectives, in a manner that aligns pay with the interests of stockholders and is market competitive. Variable compensation amounts are determined each year based on the Compensation Committee’s assessment of our performance against a number of performance guideposts, as well as our performance relative to peers and our compensation market position. Individual awards are determined based on company, divisional/functional and individual performance. Variable compensation is delivered in various forms, the mix of which is determined by the Compensation Committee within the constraints of applicable UK and European regulations, and which includes:

	Long-Term Awards	Generally granted in the form of restricted stock units, performance share units and/or deferred cash, long-term awards are intended to tie executive pay to the interests of stockholders and to provide retention incentives for executives. The value actually realized by the executive varies based on stock price appreciation, financial performance factors and duration of service with the company. For the 2014 performance year, generally 60% of variable compensation will be delivered to the NEOs in the form of long-term awards (75% for the CEO), of which at least 50% will be in the form of performance share units. The remainder is subject to a mandatory deferral schedule to comply with UK and European regulations, and split evenly between restricted stock units and deferred cash.

	Short-Term Awards	The remaining portion of variable pay, as prescribed by the mandatory deferral schedule, is delivered in cash and vested shares of Company stock.

Perquisites and Other Benefits	To give executives an opportunity to provide for their retirement and address certain other specific needs.	Our NEOs are generally eligible to participate in our Company-sponsored benefit programs, including our broad-based 401(k) plan and employee stock purchase plan, offered on the same terms and conditions that apply to all of our employees. In addition, we provide certain personal benefits to certain of the NEOs for competitive reasons.

Executive Compensation Procedures

Role of Compensation Committee

The Compensation Committee is composed of independent directors and is responsible for establishing, implementing and monitoring the administration of our executive compensation plans and programs and for approving our executive officers’ compensation. Among its duties, the Compensation Committee is responsible for determining the compensation of our CEO, and based upon recommendations from the CEO, approves compensation for our other executive officers. RemCo provides oversight to the Compensation Committee to ensure compliance with UK and European remuneration regulations while those regulations continue to apply to us. For further details, see “—Applicability of UK and European Remuneration Rules” below. Prior to our initial public offering, the Compensation Committee’s role with respect to the compensation of our NEOs was largely advisory, as executive compensation decisions were formally approved by RemCo, as described above.

Role of Compensation Consultants

Compensation Advisory Partners, LLC

In March 2014, the Compensation Committee retained Compensation Advisory Partners, LLC (“CAP”) to provide guidance and advice going forward on compensation-related matters, including changes to our executive and director compensation structure following our initial public offering. CAP was directly selected and retained by the Compensation Committee to provide a broad set of services pertaining to the compensation of our executives and our directors. The Compensation Committee does not engage CAP for any additional services outside of executive and director compensation consulting. In connection with CAP’s retention, the Compensation Committee conducted an assessment of potential conflicts of interest of CAP, considering various factors including but not limited to the six factors mandated by the SEC rules, and no conflicts of interest relating to its services were identified.

McLagan

Our management retains McLagan to provide peer survey data that is referred to in making executive compensation recommendations. Survey data gathered by McLagan is referenced by the Compensation Committee when making decisions on executive compensation.

Frederic W. Cook Co., Inc.

In anticipation of our transition to public company status, our management engaged Frederic W. Cook & Co., Inc. (“Cook”) to provide advice on public company director and executive compensation design. While the Compensation Committee was conducting a search for its own independent compensation consultant, Cook was engaged in late 2013 and early 2014 to provide information regarding the director and executive compensation programs of our public company peers and to provide advice regarding compensation considerations relevant to public companies, such as Section 162(m). We did not engage Cook for any additional services outside of executive and director compensation consulting.

Other Advisors

PricewaterhouseCoopers LLP (“PwC”) was appointed as RemCo’s remuneration advisor on September 14, 2010, and PwC’s appointment is reconfirmed by RemCo annually, including most recently in July 2014. The advisors to RemCo are appointed independently by RemCo. PwC also provides professional services in the ordinary course of business, including advice on remuneration matters, to RBS management. PwC is not an advisor to the Compensation Committee.

Role of Management

Annually our CEO reviews the performance of each of the other NEOs. Following this review, the CEO, together with our Head of Human Resources, makes compensation recommendations for the NEOs other than himself, including recommendations for salary and fixed pay adjustments and variable compensation awards, to the Compensation Committee for review, feedback, and approval. Our CEO does not have any role in determining his own compensation.

Compensation Peer Group

As part of its decision-making process, the Compensation Committee uses a peer group of companies for comparisons of compensation and performance. In approving a peer group, the Compensation Committee considers the size, complexity, and mix of business of potential peers. The Compensation Committee discusses the construct of the peer group on an annual basis, and makes necessary adjustments based on the advice of management and its independent consultant. The peer group for 2014 was recalibrated to reflect our status as an independent public company. The Compensation Committee believes the 2014 peer group provides a balanced mix of comparable organizations, reflecting our size and mix of business.

2013 Peer Group—Referenced in making 2013 performance year decisions in early 2014, including equity grants disclosed in the Summary Compensation Table below.

Bank of America; BMO Financial Group; Citigroup; Fifth Third Bancorp; First Niagara; HSBC Bank; JP Morgan Chase; KeyCorp; M&T Bank Corporation; The PNC Financial Services Group, Inc.; Sovereign Bank; State Street Bank and Trust Company; SunTrust Banks, Inc.; TD Ameritrade; Webster Bank; and Wells Fargo Bank.

2014 Peer Group—Referenced in making 2014 performance year decisions in early 2015.

BB&T; Comerica; Fifth Third Bancorp; KeyCorp; M&T Bank Corporation; The PNC Financial Services Group, Inc.; SunTrust Banks, Inc.; Regions Financial; and U.S. Bancorp.

Use of Competitive Data

The Compensation Committee refers to competitive compensation and performance information in making compensation decisions. The Compensation Committee does not target a specific percentile of market data, but uses the information to determine an appropriate competitive range and mix of total compensation for each NEO.

Executive Compensation Decisions

The Compensation Committee evaluates a broad set of performance criteria in making compensation decisions. The elements considered reflect a balanced view of performance, providing a means for applying structured discretion in assessing results and determining pay. The Compensation Committee’s performance considerations represent both objective and subjective goals. The Compensation Committee does not necessarily favor one measure over another or apply a particular formula or weighting, but instead uses a balanced view of performance to gain a comprehensive understanding of the company’s overall results. The Compensation Committee evaluated the performance of each NEO, after a comprehensive review of the Company’s performance as noted in “—2014 Performance Highlights” above.

The Compensation Committee awarded variable compensation to each NEO based on the following achievements during 2014:

•	Bruce Van Saun, Chief Executive Officer: Mr. Van Saun effectively led the Company to achieve the performance results outlined above, most notably:

•	Above-budget results and strong progress toward long-term objectives;

•	Leadership of a successful initial public offering;

•	Significant execution against key strategic objectives;

•	Sharpening focus on our long-term objectives; and

•	Strengthening approach to risk management and relationships with regulators.

•	John Fawcett, Chief Financial Officer: Mr. Fawcett delivered well on key projects necessary to achieve the Company’s IPO, most notably:

•	Significant cost savings initiatives;

•	Successful execution of the sale of the Chicago-area branch network;

•	Leadership of key activities associated with separation from RBS;

•	Execution of senior debt issuance; and

•	Launch of external public company reporting.

•	Brad Conner, Head of Consumer Banking: Mr. Conner led the Consumer Bank in accomplishing a massive agenda to position the bank to deliver on its new brand promise and to perform profitably for customers and stockholders. Key accomplishments included:

•	Significant strides serving customers, including being designated the 2nd most improved bank in most recent JD Power results and best bank for Baby Boomers, as well as a top bank for overall customer service (Money Magazine);

•	Successful launch of Better Banking Initiative and One Deposit checking;

•	Significant progress in evolution of branch operating model, including reduction of distribution full-time employees;

•	Strides in migration of transactions to lower cost channels; and

•	Good expense discipline through improved organizational design and other initiatives.

•	Stephen Gannon, General Counsel and Chief Legal Officer: As a new member of the leadership team, Mr. Gannon was provided a contingent guaranteed bonus for accomplishing the following:

•	Leading the legal work necessary for a successful IPO and separation from RBS;

•	Proactively managing and mitigating legal risk;

•	Managing legal spend within budget;

•	Assessing and redesigning the legal organizational structure to support an independent public company; and

•	Assisting with regulatory remediation.

•	Nancy Shanik, Chief Risk Officer: Ms. Shanik effectively led the Company’s effort to improve relationships with regulators and established an effective approach to risk management, including:

•	Development of a comprehensive risk assessment process to identify significant control and regulatory risks and the effectiveness of controls around these risks;

•	Optimizing the Risk function, including through improved organizational design and talent upgrades;

•	Achieving significant CCAR remediation progress;

•	Significant progress against regulatory remediation back log, though with still more to do; and

•	Strong progress on enhanced governance and committee functioning.

•	Robert Matthews, Former Head of Commercial Banking: Mr. Matthews passed away on December 19, 2014. In 2014, Mr. Matthews led the Commercial business to improved profitability and growth through:

•	Continuation of strong growth in the loan portfolio, along with good levels of cross sell for products like capital markets;

•	Strong customer performance, ranking #1 or #2 across all customer survey metrics (Greenwich);

•	Outstanding credit performance in the Commercial loan portfolio, with a second straight year of net recoveries on the provision/charge off line;

•	Good expense discipline through improved organizational design and other initiatives; and

•	Good progress in upgrading and developing the Commercial team, including addition of high potential leaders.

2014 Performance Year Variable Compensation Supplemental Table

Based upon its assessment of overall Company performance, division/functional and individual performance assessments, and recommendations of the CEO for each NEO other than himself, the Compensation Committee determined 2014 variable compensation amounts for the NEOs. The following table reflects the 2014 performance year variable compensation earned by each NEO.

NEO	Total 2014 Performance Year Variable Compensation	Cash(1)	Immediately Vested Restricted Stock Units(2)	Deferred Cash(1)	Deferred Restricted Stock Units(2)	Performance Share Units(2)
Bruce Van Saun	$3,186,400	$398,300	$398,300	$597,450	$597,450	$1,194,900
John J. Fawcett(3)	$1,150,000	$230,000	$230,000	$345,000	$345,000	$0
Brad L. Conner	$995,000	$194,025	$194,025	$129,350	$129,350	$348,250
Stephen T. Gannon	$1,100,000	$231,000	$231,000	$154,000	$154,000	$330,000
Nancy L. Shanik	$939,000	$197,190	$197,190	$131,460	$131,460	$281,700
Robert D. Matthews, Jr. (4)	$861,000	$861,000	$0	$0	$0	$0

(1)	The cash and deferred cash portion of 2014 variable compensation awards are reflected in the “Non-Equity Incentive Plan” column of the 2014 Summary Compensation Table below for all NEOs who were participants in the Citizens Financial Group, Inc. Performance Formula and Incentive Plan (“Section 162(m) Plan”) during 2014. For Mr. Gannon, who did not participate in the 162(m) plan because he commenced employment with the Company following the designation of participants for 2014, the cash and deferred cash portion of 2014 variable compensation is included in the “Bonus” column of the 2014 Summary Compensation Table.

(2)	These amounts represent the variable compensation elements that will be awarded in the form of equity-based awards. The number of Company shares subject to these awards will be determined based on the Company share price on the day prior to the grant date. Under SEC reporting rules, these awards are not reflected in the 2014 Summary Compensation Table because they will be granted in 2015.

(3)	Mr. Fawcett will not be granted any performance share units due to his planned departure from the Company.

(4)	Mr. Matthews’ entire variable compensation award will be paid to his beneficiary in cash.

2014 Performance Year Total Direct Compensation Supplemental Table

The following table reflects the 2014 direct compensation earned by each NEO, by element, as well as 2013 total direct compensation.

NEO	2014 Annual Base Salary(1)	2014 Role Based Allowance(2)	2014 Total Variable Compensation(3)	2014 Total Direct Compensation	2013 Total Direct Compensation
Bruce Van Saun	$1,487,000	$2,676,600	$3,186,400	$7,350,000	$6,063,777
John J. Fawcett	$700,000	$525,000	$1,150,000	$2,375,000	$2,245,000
Brad L. Conner	$700,000	$805,000	$995,000	$2,500,000	$2,325,000
Stephen T. Gannon(4)	$600,000	$550,000	$1,100,000	$2,250,000	NA
Nancy L. Shanik	$575,000	$661,000	$939,000	$2,175,000	$2,055,000
Robert D. Matthews, Jr.	$750,000	$975,000	$861,000	$2,586,000	$2,725,000

(1)	Annualized 2014 base salary rate. The portion of base salary earned by the NEOs during fiscal year 2014 is reflected in the “Base Salary” column of the 2014 Summary Compensation Table below.

(2)	Annualized 2014 role-based allowance. The portion of role-based allowances earned by the NEOs during fiscal year 2014 are disclosed in the 2014 Summary Compensation Table below, with the cash portion included in the “All Other Compensation” column and the stock portion included in the “Stock Awards” column.

(3)	See the 2014 Performance Year Variable Compensation Supplemental Table above for additional details.

(4)	This table does not include Mr. Gannon’s sign-on bonus in the amount of $1,732,000.

Base Salary

Our NEOs’ salaries are subject to change at the Compensation Committee’s discretion if, among other reasons, the executives’ responsibilities change materially or there are significant changes in the competitive market environment. Mr. Van Saun was provided a salary increase effective April 1, 2014, which was determined by RemCo. There were no modifications to salaries for our NEOs approved for 2015, as the Committee determined each of their salaries is at a level appropriate to their role. The current base salaries of our NEOs are as follows: Mr. Van Saun ($1,487,000); Mr. Fawcett ($700,000); Mr. Conner ($700,000); Ms. Shanik ($575,000); and Mr. Gannon ($600,000). For the amounts of our NEOs’ base salaries earned during 2014, see the “Salary” column of the 2014 Summary Compensation Table below, along with accompanying footnotes.

Role-Based Allowance

CRD IV provides that variable pay for certain employees may not exceed 100% of fixed pay or, with stockholder approval, 200% of fixed pay. Starting in 2014, this 100% cap has applied to certain of our employees, including each of our NEOs, who are considered to be “Material Risk Takers” under UK and European remuneration regulations. For further details, see “—Applicability of UK and European Remuneration Rules”. Role-based allowances have been introduced as an element of fixed pay in order to maintain competitive levels of total compensation within the limitations of CRD IV for affected employees. The current annual role-based allowances of our NEOs are as follows: Mr. Van Saun ($2,676,600); Mr. Fawcett ($525,000); Mr. Conner ($805,000); Ms. Shanik ($661,000); and Mr. Gannon ($550,000). There were no modifications to the level of role-based allowances approved for our NEOs for 2015.

These allowances are delivered in a combination of cash and Company shares. Any shares delivered as part of the allowance are fully vested upon grant, and subject to transfer restrictions generally lapsing ratably over three years. For Mr. Van Saun, a portion of the shares delivered as part of his role-

based allowance during 2014 is subject to transfer restrictions that lapse ratably over five years to provide consistent treatment with RBS Group Executive Committee members for the portion of 2014 he served on the RBS Executive Committee. Role-based allowances granted in 2014 are disclosed in the 2014 Summary Compensation Table below, with the cash portion included in the “All Other Compensation” column and the stock portion included in the “Stock Awards” column.

Consistent with our pay for performance philosophy, once CRD IV no longer applies to the Company, the Committee expects to eliminate the use of role-based allowances and, as a result, reduce fixed pay. For further details, see “—Applicability of UK and European Remuneration Rules”.

Variable Compensation

Section 162(m) Plan

In anticipation of our initial public offering, in early 2014 we adopted the Citizens Financial Group, Inc. Performance Formula and Incentive Plan (the “Section 162(m) Plan”) (also see “—Tax Deductibility of Compensation” below). Variable compensation payable to our executive officers is generally subject to the maximums set forth in the Section 162(m) Plan based on our pre-tax operating income. The Section 162(m) Plan has been designed to fund variable compensation (annual and long-term) that is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. At the beginning of each performance year, the Compensation Committee designates participants in the Section 162(m) Plan for the relevant year, which for 2014 included all NEOs other than Mr. Gannon, whose employment commenced on August 11, 2014 after the adoption of the plan and designation of participants. For more information about awards granted under the Section 162(m) plan in respect of 2014, including the formula for determining the maximum annual variable compensation that may be paid and the definition of pre-tax operating income, please see the 2014 Grants of Plan-Based Awards Table.

Determination of our CEO’s 2014 Performance Year Annual Variable Compensation

In determining our CEO’s variable compensation amount for the 2014 performance year, first the maximum funding under the Section 162(m) Plan was determined, as described above in “—Variable Compensation—162(m) Plan”. In addition, consideration was given to Mr. Van Saun’s 2014 target total direct compensation of $6.5 million and maximum total direct compensation of $8.9 million. In exercising its negative discretion to reduce the maximum funding amount produced by the Section 162(m) Plan, the Compensation Committee considered Company performance, as well as pay levels of peer CEOs, and awarded Mr. Van Saun total variable compensation of $3,186,400 (resulting in $7,350,000 in total direct compensation), which is slightly below the median of our peers’ CEO compensation based on most recently available data (2013). In determining Mr. Van Saun’s variable compensation, the Compensation Committee concluded that, although Mr. Van Saun achieved his objectives for 2014 overall, appropriate adjustments needed to be made to reflect the Company’s relative performance to peers. The Compensation Committee provided for 75% of total variable pay to be awarded in long-term awards, vesting over a period of three years, with 50% subject to further forward-looking performance vesting conditions. The remainder of Mr. Van Saun’s variable compensation was delivered in accordance with the Company’s mandatory deferral schedule which is compliant with UK and European remuneration regulations, producing the variable compensation distribution described above in the 2014 Performance Year Variable Compensation Supplemental Table.

Determining Other NEOs’ 2014 Performance Year Annual Variable Compensation

For Section 162(m) Plan participants, after 2014 maximum awards under the Section 162(m) Plan were determined, the Compensation Committee exercised its negative discretion to reduce the total variable compensation for each participant, based on the Compensation Committee’s assessment of overall Company performance, business or functional performance and individual performance assessments as described above, and compensation levels at the peer firms referred to in 2014, which are identified above in “—Executive Compensation Procedures—Compensation Peer Group”. The resulting variable compensation amounts are described above in the 2014 Variable Compensation Table. The Compensation Committee provided for approximately 60% of total variable in long-term compensation, vesting over a period of three years, with at least 50% subject to forward-looking performance vesting conditions. The remainder of compensation for the other NEOs was delivered in accordance with the Company’s mandatory deferral schedule which is compliant with UK and European remuneration regulations, producing the variable compensation distribution described above in the 2014 Performance Year Variable Compensation Supplemental Table.

There were no target awards for the other NEOs. Mr. Gannon’s employment agreement, however, does include a guarantee of total 2014 variable compensation of $1,100,000 subject to satisfaction of the specific performance conditions, as discussed earlier in “—Executive Compensation Decisions.”

2013 Performance Year Long-Term Awards

In March 2014 following RemCo approval, in anticipation of our initial public offering (IPO), and to create alignment of interests between our employees and stockholders, special IPO awards were granted to certain of our employees (including our NEOs), in respect of the 2013 performance year. Special IPO awards were initially denominated 50% in a convertible bond (with no interest) and 50% as a right to receive RBS shares. Upon the closing of our initial public offering, the entire award converted into a Company share-based award. The special IPO awards are scheduled to vest 50% in March 2016 and 50% in March 2017, subject to satisfaction of the following conditions: (i) the completion of our initial public offering on or prior to December 31, 2014, which condition has been satisfied; (ii) the grantee receiving a performance rating of at least 3 (fully satisfactory) for each performance year ending on December 31 of 2014, 2015 and 2016; and (iii) the grantee being in continuous employment with us through the applicable vesting date, unless the grantee leaves under certain “good leaver” circumstances. The special IPO awards are subject to the terms and conditions of the Citizens Financial Group, Inc. Converted Equity 2010 Long Term Incentive Plan (“CFG LTIP”) and applicable award certificates. The RBS share portion of the special IPO awards granted to our NEOs in March 2014 are reflected in the “Stock Awards” column of our 2014 Summary Compensation Table and the bond portion of the special IPO awards are reflected in the “Non-Equity Incentive Plan Compensation” column of our 2014 Summary Compensation Table.

In addition, in March of 2014, and as part of 2013 variable compensation, each of the NEOs, excluding Mr. Van Saun, were granted restricted stock units pursuant to the mandatory deferral schedule then in effect and as described in more detail in the following section. These awards are reflected in the “Stock Awards” column of our 2014 Summary Compensation Table.

Mandatory Deferral Schedule

Individuals considered to be “Material Risk Takers” for purposes of European Banking Authority regulations, which includes all of our NEOs, are subject to deferral of 2014 performance year variable compensation to ensure compliance with UK and European remuneration regulations. Depending on the amount of a Material Risk Taker’s variable compensation award, after the Compensation Committee determines the portion to award in the form of performance share units, either 40% or 60% of the remaining variable compensation may be delivered in current cash or immediately vested stock awards, with the remainder deferred over three years, either in cash or stock-based awards. Under applicable rules, stock awards granted to Material Risk Takers must be held for at least six months following the applicable vesting date. See “—Applicability of UK and European Remuneration Rules”

below for details. In March 2015, pursuant to the mandatory deferral schedule, our NEOs will be granted deferred restricted stock units under the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan (“Omnibus Plan”) and an award of deferred cash. Under the SEC reporting rules, these restricted stock units will appear in the “Stock Awards” column of our 2015 Summary Compensation Table, which will be included in our proxy statement for the 2015 fiscal year. The cash portion of our NEOs’ variable compensation awards for the 2014 performance year is disclosed in the “Non-Equity Incentive Compensation” or “Bonus” column, as applicable, of the 2014 Summary Compensation Table below.

For 2013 performance year awards, all of our employees were subject to the same form and timing of payment, including our NEOs, with amounts up to $39,115 paid in cash and amounts above that threshold granted as RBS deferred share awards. RBS deferred share awards granted to our NEOs in March 2014 for the 2013 performance year appear in the “Stock Awards” column of our 2014 Summary Compensation Table. Deferred share awards that were outstanding at the time of our initial public offering were converted into Company share-based awards upon completion of our initial public offering. For details, see “—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering” below.

Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering

Prior to our initial public offering, certain of our employees (including our NEOs) were granted equity-based awards in respect of RBS shares under the RBS 2010 Deferral Plan (“RBS Deferral Plan”) and the RBS 2010 Long-Term Incentive Plan (“RBS LTIP”). Upon the completion of our initial public offering, outstanding RBS Deferral Plan and RBS LTIP awards (including special IPO awards) held by our employees were converted into Company share-based awards. These converted awards are governed by the terms of the Citizens Financial Group, Inc. Converted Equity 2010 Long Term Incentive Plan (“CFG LTIP”), and the Citizens Financial Group, Inc. Converted Equity 2010 Deferral Plan Rules (“CFG Deferral Plan”), as applicable, each of which is intended to mirror the terms of the related RBS plan. The terms and conditions of converted awards remain the same as prior to conversion in all material respects, except that outstanding awards will be settled in Company shares rather than RBS shares.

In addition, and in light of our status as a stand-alone company, certain modifications were made to outstanding converted LTIP awards originally granted in March 2012 (performance period 2012-2014) and 2013 (performance period 2013-2015). With respect to the March 2013 awards, with the exception of awards held by our CEO, the performance period was truncated by one year and performance measured as of December 31, 2014, with service-based vesting continuing as originally schedule to March 2016. For both 2012 and 2013 awards held by our employees other than our CEO, the allocation of 2014 performance metrics has been adjusted so that, for the 2014 performance year, 75% of the awards were earned based on Company performance and 25% based on RBS performance, for employees who did not already have this allocation. Based on RemCo’s discretionary assessment of RBS, Company and functional performance against various guideposts, the performance levels of converted LTIP awards held by our NEOs (other than Mr. Matthews) range from 59.7% to 73.7% for 2012 and 2013 awards. Mr. Matthews’ 2012 and 2013 LTIP awards became vested in full in connection with his death on December 19, 2014. The performance level for Mr. Van Saun’s 2013 LTIP award will be assessed following the end of 2015. The number of Company shares subject to the LTIP awards held by our NEOs as of December 31, 2014 is reflected in the Outstanding CFG Equity Awards at 2014 Fiscal Year-End Table.

Other Benefits

Employment Agreements/Offer Letters and Severance Benefits

We have entered into employment agreements or offer letters with each of our NEOs that contain covenants, such as those prohibiting post-employment competition or solicitation by the NEOs. For details, see “Potential Payments Upon Termination or Change in Control—Employment Agreements/Offer Letters with our NEOs” below.

In addition, all of our full-time employees, including our NEOs (other than our CEO who is eligible for severance under the terms of his employment agreement) are eligible for severance benefits in accordance with our severance practice. Our severance practice provides for the payment of severance benefits to employees in the event their employment with us is terminated without cause and for reasons unrelated to poor performance, and provides for minimum severance amounts depending on an employee’s level of compensation. For NEOs who participate in the severance practice, a minimum of 26 weeks of salary is payable under the severance practice as provided for in their employment agreement or offer letter, as applicable. For details, see “Potential Payments Upon Termination or Change in Control—Severance Practice” below.

Nonqualified Deferred Compensation Plans

We sponsor two nonqualified deferred compensation plans—the CFG Deferred Compensation Plan and the CFG Voluntary Executive Deferred Compensation Plan (formerly known as the RBS Americas Deferred Compensation Plan). Following closure of the CFG Deferred Compensation Plan to new participants on December 31, 2008, the CFG Voluntary Executive Deferred Compensation Plan was adopted, effective as of January 1, 2009. The deferred compensation plans currently do not offer any matching contributions or provide for above-market earnings. During 2014, Mr. Van Saun participated in the CFG Voluntary Executive Deferred Compensation Plan. For a description of the material terms of this deferred compensation plan, see the narrative following the Nonqualified Deferred Compensation Table below.

Pension Plan

We sponsor the CFG Pension Plan (formerly the RBS Americas Pension Plan), a tax-qualified, non-contributory defined benefit pension plan that was closed to new participants effective January 1, 2009 and frozen to all participants and benefit accruals effective December 31, 2012. Mr. Conner and Mr. Matthews’ beneficiary each had a benefit under this plan as of December 31, 2014 because Messrs. Conner and Matthews were each hired prior to 2009. For a description of the material terms of the CFG Pension Plan, see the 2014 Pension Benefits Table and related narrative below.

401(k) Plan

We maintain a qualified defined contribution 401(k) plan for all of our employees. Employees may defer up to 50% of their eligible pay to the plan up to Internal Revenue Code limits. After employees have completed one full year of service, employee contributions are matched at 100% up to an overall limit of 5% on a pay period basis (which has been reduced to 4% starting in 2015) and employees receive an additional Company contribution equal to 2% of earnings, subject to limits set by the Internal Revenue Service. Our NEOs are entitled to participate in our 401(k) plan on the same basis as our employees generally, except that Mr. Van Saun is not eligible to receive any Company contributions under our 401(k) plan.

Health and Welfare Benefit Plans

Our NEOs are currently eligible to participate in Company-sponsored benefit programs, offered on the same terms and conditions as those made generally available to our employees, including medical, dental, vision, short-term and long-term disability plans.

Perquisites and Other Benefits

We provide our NEOs with Company-selected independent advisors to assist them with financial planning, if desired by the executives. Our NEOs are also covered by a relocation policy and a charitable contribution policy that generally covers all our employees. Mr. Van Saun receives an annual pension and benefits allowance intended to make him whole for certain pension and benefits funding available to him during his service to RBS in the UK, which is $561,929 annually. In addition, a car and driver are available to certain of our NEOs for limited personal use. For additional details regarding these and other perquisites that we provide to our executives, see footnotes 8 and 9 to the 2014 Summary Compensation Table below.

Clawback Policy

RBS has implemented a group-wide accountability review process to ensure that there is a standardized process to take appropriate action in instances where new information would change any variable compensation, bonus and/or long-term incentive decisions which were made in previous years or which will be made in the current year. Following our initial public offering, the Company continues to participate in this process as a majority-owned subsidiary of RBS. As part of that process, the Company has an Accountability Review Panel (“ARP”), which meets on a quarterly basis to consider the events referred for its review by our businesses and functions. As a result of ARP review, potential actions by the ARP may include compensation adjustments (e.g., current-year variable compensation and/or bonus reduction or clawback), disciplinary action (e.g., dismissal) and performance adjustments (e.g., a change to performance rating). To the extent further action is deemed appropriate by the ARP, recommendations are submitted to the RBS Accountability Review Panel for approval and are also presented to the Compensation Committee. When UK and European regulations cease to apply to the Company, ARP decisions will no longer be submitted to the RBS Accountability Review Panel for approval.

In addition, all CFG Deferral Plan and CFG LTIP awards that were converted into Company share-based awards in connection with our offering are subject to clawback provisions contained in the relevant plan rules. Specifically, under the plans that govern the converted awards, an award may be reduced before it is paid out if, following the grant date, RBS or the Company becomes aware of information that would have affected the decision about the executive’s performance or learns that the performance factors on which reward decisions were based do not turn out to be accurate. The Company may also reclaim any unpaid portion of an award if RBS or the Company or an executive’s business unit suffers a material downturn in its financial performance or suffers a material failure of risk management. In addition, awards granted in 2014 that are governed by the converted plans are subject to clawback provisions which may apply post-vesting, normally for up to six months following the vesting date. This means RBS or the Company may require individuals to repay some or all of their awards in exceptional circumstances relating to the performance of RBS (or the Company) or an individual participant or the application of (or non-compliance with) any legal or regulatory requirement applicable to RBS or the Company or such participant.

Generally, awards granted under the Omnibus Plan are also subject to adjustment and clawback. However, Company shares granted in December 2014 to certain Material Risk Takers as part of their role-based allowances for 2014 service are not subject to clawback.

Lastly, our CEO and CFO are subject to clawback as mandated by the Sarbanes-Oxley Act. The Compensation Committee monitors the regulatory developments related to clawback, including under the Dodd-Frank Act, and will modify our practices, to the extent necessary, to comply with applicable law and regulations.

Balancing Risk and Incentive Compensation

The structure of our compensation program is designed to discourage inappropriate risk taking by delivering a balanced portfolio of compensation distributed among fixed and variable pay, short- and long-term incentives, and cash and equity. In addition, we have implemented a multi-layered approach designed to appropriately balance risk and compensation.

All employees, including our NEOs, participate in a performance management process whereby managers and employees develop a set of mutually agreed performance objectives, which includes objectives and measures specific to risk management. There are also additional layers of risk review depending on the extent to which a particular employee can expose the Company to risk, based on their seniority and particular role. Each of our NEOs is subject to three additional levels of risk review as part of our annual process, the results of which are taken into consideration by the Compensation Committee in making variable compensation decisions.

Applicability of UK and European Remuneration Rules

Due to RBS’ ownership of the Company, certain employees have historically been identified as “Code Staff” and have been subject to specific requirements regarding the oversight, structure and delivery of variable pay under the UK Remuneration Code (“UK Code”). Effective in 2014, the Code Staff definition was revised by the new European Banking Authority (“EBA”) with expanded criteria to identify “Material Risk Takers,” or MRTs. In 2014, RBS and the Company identified the Company employees that should be identified as MRTs under the EBA rules. Approximately 40 of our employees have been identified as MRTs, including each of our NEOs. Under the UK Code, a minimum of 50% of any variable pay for MRTs, both immediate and deferred, must be delivered in equity or equivalents, and any shares delivered upon vesting of variable pay awards must be held for a period of six months post-vesting before they may be sold or transferred. In addition, a minimum of 40% or 60% of variable pay (depending on the amount of an MRT’s variable compensation) must be deferred over a minimum three-year period, vesting no faster than on an annual pro-rata basis. Awards granted and shares delivered under the CFG Deferral Plan and CFG LTIP must comply with these requirements. In addition, new variable awards granted and shares delivered under the Omnibus Plan to MRTs while UK and European remuneration regulations apply to the Company must also comply with these requirements.

In addition, under CRD IV, MRTs may not receive variable compensation in excess of 100% of fixed compensation starting with performance year 2014. In order to deliver competitive levels of compensation to our employees impacted by CRD IV, role-based allowances have been approved by the Compensation Committee for certain MRTs, including the NEOs, as described in more detail in “—Executive Compensation Decisions—Role-Based Allowances.”

We intend to maintain competitive total compensation levels for affected employees, although the structure of our compensation packages may not be considered in line with our regional bank peers, who are not subject to the same regulatory requirements. The Compensation Committee will administer our compensation plans and programs with reference to, and will work to comply with, applicable UK and European remuneration regulations for so long as they continue to apply to us. Once we cease to be subject to UK and European remuneration regulations, we will evaluate and modify our compensation structure as appropriate so that it is more aligned with our strategic objectives, peer compensation structures, and continues to attract and retain the high-caliber talent necessary to create long-term stockholder value.

Stock Ownership Guidelines

We have established stock ownership guidelines in order to further align the long-term interests of our executive officers and non-employee directors with those of our stockholders. Our stock ownership guidelines require that our executive officers and non-employee directors own shares of our common stock having an aggregate value equal to a multiple of the executive officer’s annual base salary or the non-employee director’s annual cash retainer, as follows:

Position	Multiple
Chief Executive Officer	5x Annual Base Salary
All Other Executive Officers	3x Annual Base Salary
Non-Employee Directors	3x Annual Cash Board Retainer

Shares that count for purposes of ownership under the share ownership guidelines include (i) shares or units for which receipt has been deferred (including shares held through our 401(k) plan, shares purchased under our tax-qualified employee share purchase program, unvested restricted stock units and shares or units held through a deferred compensation plan maintained by us) and (ii) restricted stock and unvested restricted stock units (that may only be settled in shares) that are subject to time-based vesting conditions only. Unexercised options (whether vested or unvested), performance awards (including performance-based restricted stock and performance-based units) and unvested restricted stock units that may only be settled in cash do not count towards the satisfaction of these stock ownership guidelines.

Generally, each executive officer or non-employee director will have five years from the date he or she becomes subject to these guidelines to achieve compliance. Non-employee directors are also subject to a holding requirement until they achieve compliance with these stock ownership guidelines.

Prohibition on Hedging and Pledging

We have adopted a policy prohibiting our employees, including our NEOs, from engaging in any hedging transactions (including transactions involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives) that are designed to hedge or speculate on any change in the market value of the Company’s equity securities or pledging their ownership in our securities (including equity-based awards), which would undermine the risk alignment embedded in our equity-based compensation arrangements.

Tax Deductibility of Compensation

Under Section 162(m), a public company generally may not deduct compensation in excess of $1 million paid to its chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer), unless the compensation qualifies as “performance-based.” The Company believes that tax deductibility of compensation is an important factor, but not the sole or primary factor in setting executive compensation policy or in rewarding executive performance. Accordingly, we seek to structure our variable equity-based and cash-based incentive awards to be deductible under Section 162(m), if possible. However, to maintain flexibility in compensating our executives, we do not have a policy requiring compensation to be fully deductible under Section 162(m).

Process for Approval of Equity Grants

The Compensation Committee generally approves annual long-term incentive grants at its regularly scheduled March meeting. The Compensation Committee believes making grants on a predetermined date improves transparency and reduces risk. We do not grant equity awards in anticipation of the release of material, non-public information, nor do we time the release of material, non-public information based on equity grant dates. The Compensation Committee has delegated the authority to make off cycle equity grants under the Omnibus Plan to participants other than our executives or MRTs to the Equity Committee of the Board, which is comprised of our CEO, subject to limits designated by the Compensation Committee, as described above in “—Directors, Executive Officers and Corporate Governance—Committees of the Board”.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management, and based on such review and discussions, the Compensation Committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

The Human Resources and Compensation Committee

Arthur F. Ryan (Chair)

William P. Hankowsky

Leo I. Higdon

Wendy A. Watson

COMPENSATION OF EXECUTIVES AND DIRECTORS

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)(9)	Total ($)
Bruce Van Saun,	2014	1,455,050	0	4,935,526	3,342,638	0	790,541	10,523,755
Chairman & Chief Executive Officer	2013	1,203,538	—	3,733,933	—	—	733,352	5,670,823

John J. Fawcett,	2014	700,000	0	1,053,444	1,050,000	762	561,868	3,366,074
Chief Financial Officer	2013	700,000	39,115	805,939	—	520	32,059	1,577,633

Brad L. Conner,	2014	700,000	0	1,247,579	823,375	24,441	554,208	3,349,602
Head of Consumer Banking	2013	700,000	189,115	860,942	—	505	36,063	1,786,625

Stephen T. Gannon,	2014	219,231	2,117,000	20,078	0	0	249,147	2,605,455
General Counsel(1)	2013	—	—	—	—	—	—	—

Nancy L. Shanik,	2014	575,000	0	1,163,824	768,650	1,140	518,200	3,026,815
Chief Risk Officer	2013	575,000	39,115	1,058,336	—	670	20,250	1,693,371

Robert D. Matthews, Jr.,	2014	750,000	0	1,721,974	1,411,000	958	607,575	4,491,507
Head of Commercial Banking(2)	2013	750,000	189,115	960,943	—	505	355,739	2,256,302

This Summary Compensation Table reflects the compensation of our NEOs in accordance with SEC reporting rules, which require that cash incentive awards be disclosed in the year in which they are earned and that stock grants be disclosed in the year of grant (regardless of whether they were earned for performance during that year). The total compensation in the table above differs from the 2014 Performance Year Total Direct Compensation Supplemental Table in the Compensation Discussion and Analysis on page 46 and shows a meaningful increase in 2014 compared with 2013 due to: i) the changes we made to our variable compensation deferral schedule and associated performance criteria from 2013 to 2014; and ii) the fact that no portion of Mr. Van Saun’s 2013 variable compensation award was paid in the form of cash, and only a limited amount of cash was paid to the other NEOs.

(1)	Mr. Gannon’s employment with the Company commenced on August 11, 2014. Amounts in this table reflect compensation earned by him during 2014 for his service following his commencement date.

(2)	Mr. Matthews passed away on December 19, 2014.

(3)	Mr. Van Saun’s base salary was increased by 8.5% to $1,487,000 effective as of April 1, 2014.

(4)	For 2014, the amount in this column for Mr. Gannon includes (i) the cash portion of his annual variable compensation award for the 2014 performance year, a portion of which is deferred and will vest ratably over three years subject to continued service and (ii) a sign-on bonus of $1,732,000, which was awarded in consideration for awards Mr. Gannon forfeited upon leaving his prior employer. For additional details regarding the cash portion of Mr. Gannon’s annual variable compensation, see the 2014 Performance Year Variable Compensation Supplemental Table, “—Compensation Discussion and Analysis—Variable Compensation—Mandatory Deferral Schedule” and the Nonqualified Deferred Compensation Table.

(5)

Amounts in this column reflect the aggregate grant date fair value of (i) RBS deferred share awards and the portion of special IPO awards originally denominated in RBS deferred shares, in each case, granted on March 7, 2014 in respect of the 2013 performance year, and (ii) Company shares granted under the Omnibus Plan in December 9, 2014 as part of role-based allowances for service during 2014. The grant date fair values are calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 718, excluding the effect of estimated forfeitures. For the special IPO awards, the amounts above were calculated based on the probable outcome of the performance conditions as of the grant date, and represent the maximum number of possible units vesting, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. The fair value was determined using the valuation methodology and assumptions set forth in Notes 1 and 24 to the Company’s 2014 Annual Report on Form 10-K for the year ended December 31, 2014, excluding the effect of estimated forfeitures, which are hereby incorporated by reference. Awards granted in March, 2014 were originally denominated in RBS shares, the grant date fair value in US Dollars of which was determined based on the price of a share of RBS stock of £3.278 and a British Pound to US Dollar exchange rate of 1.67194.

Awards granted in December, 2014 were denominated in Company shares, the grant date fair value of which was determined based on the closing price of Company stock on the date of grant of $25.16.

Upon the completion of our offering, these RBS deferred share awards and special IPO awards were converted into Company share-based awards. See “—Compensation Discussion and Analysis—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering.”

For purposes of this table and the tables that follow, deferred share awards are considered “unvested” to the extent they remain subject to forfeiture in the event of a termination for “cause” or grantee’s engaging in a “detrimental activity” or “competitive activity” (in each case, as defined in the CFG Deferral Plan). For a breakdown of all awards granted during 2014, see the 2014 Grants of Plan-Based Awards Table below.

(6)	2014 amounts in this column reflect (i) for Section 162(m) Plan participants, the cash portion of annual variable compensation awards for the 2014 performance year, a portion of which is deferred and will vest ratably over three years subject to continued service and (ii) the portion of the special IPO awards denominated as a deferred bond (with no interest) at grant. Although special IPO awards were originally denominated 50% in a deferred bond (with no interest) and 50% in deferred shares, the entire award converted into a Company share-based award upon the completion of our initial public offering. For additional details regarding the deferred cash portion of variable compensation awards, see the 2014 Performance Year Variable Compensation Supplemental Table, “—Compensation Discussion and Analysis—Variable Compensation—Mandatory Deferral Schedule” and the Nonqualified Deferred Compensation Table.

(7)	2014 amounts in this column reflect (i) the portion of interest accrued on outstanding deferred bonds, originally granted by RBS, in excess of 120% of the applicable U.S. federal long-term rate at grant and (ii) for Mr. Conner, the aggregate change in actuarial present value of his accumulated benefit under the CFG Pension Plan from January 1 to December 31 of 2014.

The pension value for Mr. Conner increased by $23,483, which includes an increase of $19,878 due to the changes in assumptions underlying the present value calculations and increase of $3,605 due to the effect of Mr. Conner being one year closer to his assumed retirement age. The pension value for Mr. Matthews decreased by $23,525 due to the reduced death benefit payable to his beneficiary following his death. See commentary following the 2014 Pension Benefits Table for more details on the assumptions used to determine the present values.

(8)	During 2014, certain family members of Messrs. Van Saun, Matthews and Conner accompanied them on a business trip on the company plane, but there was no incremental cost associated with such use. Our NEOs are not currently permitted to use the Company plane for personal use.

(9)	The below table reflects the amounts included as “All Other Compensation” for each NEO. The tax gross-ups in the table relate to relocation expenses and financial planning. The incremental cost included below for personal use of a Company car and driver for Mr. Van Saun and Mr. Matthews is calculated based on our variable costs for fuel, maintenance, overtime and driver bonuses and the percentages of miles driven for personal versus business use. Fixed costs that do not change based on usage are excluded from the incremental cost calculation. For Mr. Fawcett, the amount reflected below is the total cost of a car service provided for personal use.

	Pension and Benefits Allowance	Role Based Allowance	401k Matching Contribution	Charitable Matching Contribution	Relocation Expenses	Financial Planning	Tax Gross Ups	Personal Use of Car and Driver / Car Service	Continuation of Health Benefits to Widow
Bruce Van Saun	549,870	167,000	0	37,750	16,426	0	0	19,496	0
John J. Fawcett	0	500,000	18,200	0	0	0	0	43,668	0
Brad L. Conner	0	500,000	18,200	10,000	0	13,745	12,263	0	0
Stephen T. Gannon	0	194,444	0	0	36,820	0	17,883	0	0
Nancy L. Shanik	0	500,000	18,200	0	0	0	0	0	0
Robert D. Matthews, Jr.	0	500,000	18,200	24,100	14,096	20,831	24,836	2,076	3,436

2014 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)(1)	Maximum ($)(1)	Threshold (#)	Target (#)(2)	Maximum (#)(2)
Bruce Van Saun	12/9/2014	—	—	—	—	—	—	102,887	2,588,637
	3/7/2014	0	2,346,888	2,346,888	0	428,216	428,216	—	2,346,889
	3/13/2014	—	—	(5)	—	—	—	—	—

John J. Fawcett	12/9/2014	—	—	—	—	—	—	1,025	25,789
	3/7/2014	0	475,000	475,000	0	86,670	86,670	101,428	1,030,894
	3/13/2014	—	—	(5)	—	—	—	—	—

Brad L. Conner	12/9/2014	—	—	—	—	—	—	12,505	314,626
	3/7/2014	0	500,000	500,000	0	91,231	91,231	79,533	935,892
	3/13/2014	—	—	(5)	—	—	—	—	—

Stephen T. Gannon	12/9/2014	—	—	—	—	—	—	798	20,078

Nancy L. Shanik	12/9/2014	—	—	—	—	—	—	6,601	166,081
	3/7/2014	0	440,000	440,000	0	80,283	80,283	102,340	1,000,887
	3/13/2014	—	—	(5)	—	—	—	—	—

Robert D. Matthews, Jr.	12/9/2014	—	—	—	—	—	—	19,474	489,966
	3/7/2014	0	550,000	550,000	0	100,354	100,354	125,148	1,235,891
	3/13/2014	—	—	(5)	—	—	—	—	—

(1)	Except as noted in footnote (5) below, amounts in this column represent the grant date value of the portion of special IPO awards originally denominated in the form of a deferred bond (with no interest). At grant, these awards were subject to time-based and performance-based conditions, the performance condition being the completion of our initial public offering no later than December 31, 2014. For additional information, see “—Compensation Discussion and Analysis—Executive Compensation Decisions—Variable Compensation—2013 Performance Year Long-Term Awards” above. Effective as of our initial public offering, the special IPO awards (including the deferred bond portion) were converted into Company share-based awards (see “—Compensation Discussion and Analysis—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering”). The number of Company shares underlying the special IPO awards at 2014 year-end is reflected as such in the Outstanding CFG Equity Awards at 2014 Fiscal Year End Table.

(2)	Amounts in this column represent RBS shares and are the portion of the special IPO awards originally denominated as RBS deferred shares. At grant, these awards were subject to time-based and performance-based conditions, the performance condition being the completion of our initial public offering no later than December 31, 2014. For additional information, see “—Compensation Discussion and Analysis—Executive Compensation Decisions—Variable Compensation—2013 Performance Year Long-Term Awards” above. Effective as of our initial public offering, the special IPO awards (including the deferred bond portion) were converted into Company share-based awards (see “—Compensation Discussion and Analysis —Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering”). The number of Company shares underlying the special IPO awards at 2014 year-end is reflected as such in the Outstanding CFG Equity Awards at 2014 Fiscal Year End Table.

(3)	For grants made on December 9, 2014, these amounts represent Company shares that were granted under the Omnibus Plan to the NEOs as part of their role-based allowances for service during 2014. These shares were fully vested at grant, but subject to a retention period of three to five years during which the shares may not be transferred. In the case of Mr. Matthews, this retention period lapsed upon his death. For grants made on March 7, 2014, these amounts represent deferred awards granted pursuant to the RBS Deferral Plan in respect of performance year 2013. The numbers above are denominated in RBS shares. However, effective as of our initial public offering, these awards were converted into Company share-based awards (see “—Compensation Discussion & Analysis—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering”). The number of Company shares underlying these awards at 2014 year-end is reflected in the Outstanding CFG Equity Awards at 2014 Fiscal Year End table.

(4)

These amounts reflect the grant date fair value of awards granted in 2014, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The special IPO awards granted in 2014 were calculated based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. For the special IPO awards, the amounts above were calculated based on the probable outcome of the performance conditions as of the grant date, and represent the maximum number of possible units vesting, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. Awards granted in March, 2014 were originally denominated in RBS shares, the grant date fair value in US Dollars of which was determined based on the price of a share of RBS stock of £3.278 and a British Pound to US Dollar exchange rate of 1.67194. Awards granted in December, 2014 were denominated in Company shares, the grant date fair value of which was determined based on the closing price of Company stock on the date of grant of $25.16. The fair value was determined using the valuation methodology and assumptions set forth in Notes 1 and 24 to the Company’s 2014 Annual Report on Form 10-K for the year ended December 31, 2014, excluding the effect of estimated forfeitures, which are hereby incorporated by reference.

(5)	Represents awards granted under the Section 162(m) Plan effective as of March 13, 2014. Amounts to be earned under this plan could not be determined as of the date of grant. The Section 162(m) Plan sets forth the maximum annual variable compensation that can be granted at 2% of adjusted pre-tax operating income for our CEO and 0.7% of pre-tax operating income for other participants. For the 2014 performance period, the Compensation Committee determined to pay less than the maximum amounts for participants. The Section 162(m) plan defines “pre-tax operating income” as, for the applicable fiscal year, our consolidated pretax income, adjusted to exclude the impact of any extraordinary items, goodwill impairment, integration and restructuring costs, discontinued operations, acquisition costs, gains or losses on strategic disposals, pension curtailments or settlements, cumulative effect of accounting changes, valuation adjustments related to debt accounted for at fair value, and other unusual or non-recurring items of loss or expense.

Outstanding CFG Equity Awards at 2014 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Bruce Van Saun 2012 LTIP(2)	160,360	3,986,550	0	0
2013 LTIP(7)	0	0	196,967	4,896,600
2013 Deferred(3)	42,896	1,066,395	0	0
2014 IPO Bond(4)	109,158	2,713,668	0	0
2014 IPO Shares(5)	115,908	2,881,473	0	0

John J. Fawcett 2012 LTIP(2)	31,079	772,624	0	0
2012 Deferred(6)	4,676	116,245	0	0
2013 LTIP(7)	29,924	743,911	0	0
2013 Deferred(3)	9,533	236,990	0	0
2014 IPO Bond(4)	22,094	549,257	0	0
2014 IPO Shares(5)	23,460	583,216	0	0
2014 Deferred(8)	20,591	511,892	0	0

Brad L. Conner 2012 LTIP(2)	23,478	583,663	0	0
2012 Deferred(6)	5,877	146,102	0	0
2013 LTIP(7)	32,958	819,336	0	0
2013 Deferred(3)	10,115	251,459	0	0
2014 IPO Bond(4)	23,256	578,144	0	0
2014 IPO Shares(5)	24,695	613,918	0	0
2014 Deferred(8)	16,146	401,390	0	0

Stephen T. Gannon	—	—	—	—

Nancy L. Shanik 2012 LTIP(2)	23,419	582,196	0	0
2012 Deferred(6)	6,998	173,970	0	0
2013 LTIP(7)	25,564	635,521	0	0
2013 Deferred(3)	13,373	332,453	0	0
2014 IPO Bond(4)	20,466	508,785	0	0
2014 IPO Shares(5)	21,731	540,233	0	0
2014 Deferred(8)	20,776	516,491	0	0

Robert D. Matthews, Jr.	—	—	—	—

(1)	Values in these columns have been calculated by multiplying the number of shares outstanding as of December 31, 2014 by $24.86, the closing price on the New York Stock Exchange for Company shares as of December 31, 2014.

(2)	These amounts reflect the number of Company shares underlying LTIP awards granted in March 2012 following RemCo’s discretionary assessment of actual performance as of December 31, 2014. The awards vested on March 9, 2015. For awards held by our NEOs, the amounts in these rows range from 59.7% to 73.7% of the original award, as determined by RemCo. Upon the closing of our initial public offering, these awards were converted into Company share-based awards and, as a result, are denominated in Company shares in this table. For additional information, see “—Compensation Discussion and Analysis—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering”.

(3)	These amounts reflect unvested deferred share awards granted under the RBS Deferral Plan in March 2013 relating to the 2012 performance year. Upon the closing of our initial public offering, these awards were converted into Company share-based awards and, as a result, are denominated in Company shares in this table. For additional information, see “—Compensation Discussion and Analysis—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering”. The deferred share awards granted to Mr. Van Saun vested on March 9, 2015. The deferred share awards granted to Ms. Shanik and Messrs. Fawcett and Conner are scheduled to vest in two equal installments on March 9, 2015 and March 7, 2016.

(4)	These amounts reflect the number of Company shares underlying the portion of the special IPO awards that was initially granted in the form of a deferred bond (without interest). Upon the closing of our initial public offering, the deferred bond portion of the special IPO awards was converted into a Company share-based award and, as a result, are denominated in Company shares in this table. These awards are scheduled to vest in equal installments on March 7, 2016 and March 7, 2017, subject to (i) the grantee receiving a performance rating of at least 3 (fully satisfactory) for each performance year ending on December 31, 2014, 2015 and 2016 and (ii) the grantee remaining continuously employed by the Company or any of its subsidiaries through the applicable vesting date, unless the grantee leaves under certain “good leaver” circumstances described in the award certificate. For additional information, see “—Compensation Discussion and Analysis—Executive Compensation Decisions—Variable Compensation —2013 Performance Year Long-Term Awards” and “—Compensation Discussion and Analysis—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering”.

(5)	These amounts reflect the number of Company shares underlying the portion of special IPO awards that was initially granted as a right to receive RBS shares. Upon the closing of our initial public offering, the RBS share portion of the special IPO awards was converted into a Company share-based award and, as a result, are denominated in Company shares in this table. These awards are scheduled to vest in equal installments on March 7, 2016 and March 7, 2017, subject to (i) the grantee receiving a performance rating of at least 3 (fully satisfactory) for each performance year ending on December 31, 2014, 2015 and 2016 and (ii) the grantee remaining continuously employed by the Company or any of its subsidiaries through the applicable vesting date, unless the grantee leaves under certain “good leaver” circumstances described in the award certificate. For additional information, see “—Compensation Discussion and Analysis—Executive Compensation Decisions—Variable Compensation —2013 Performance Year Long-Term Awards” and “—Compensation Discussion and Analysis—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering”.

(6)

These amounts reflect unvested deferred share awards granted under the RBS Deferral Plan in March 2012 relating to the 2011 performance year. Upon the closing of our initial public offering, these awards were converted into Company share-based awards and, as a result, are denominated in Company shares in this table. For additional information, see “—Compensation

Discussion and Analysis—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering”. The deferred share awards granted to Messrs. Fawcett and Conner and Ms. Shanik vested on March 9, 2015.

(7)	For Mr. Van Saun, this amount reflects the maximum number of Company shares underlying the LTIP award granted to him in March 2013, which is scheduled to vest on March 7, 2016 at a level between 0% and 100% based on RemCo’s discretionary assessment of RBS performance against various guideposts for the performance period of 2013 through 2015. The amount included in the table is the maximum number of shares underlying the award under SEC rules. The grant date expected value of this same 2013 LTIP award, in the Summary Compensation Table on page 56, is $2,258,425, which is included in the 2013 amount in the Stock Awards column. For the other NEOs, these amounts reflect the number of Company shares underlying LTIP awards granted in 2013 following RemCo’s discretionary assessment of RBS, Company and functional performance against various guideposts, and are scheduled to vest on March 7, 2016. For the NEOs other than Mr. Van Saun, the amounts in these columns range from 60.6% to 63% of the original award, as already determined by RemCo. Upon the closing of our initial public offering, these awards were converted into Company share-based awards and, as a result, are denominated in Company shares in this table. For additional information, see “—Compensation Discussion and Analysis—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering”.

(8)	These amounts reflect unvested deferred share awards granted under the RBS Deferral Plan in March 2014 relating to the 2013 performance year. Upon the closing of our initial public offering, these awards were converted into Company share-based awards and, as a result, are denominated in Company shares in this table. For additional information, see “Compensation Discussion and Analysis—Conversion of Outstanding RBS Deferred Share Awards and RBS LTIP Awards Following Our Offering”. The deferred share awards are scheduled to vest in three equal installments on March 9, 2015, March 7, 2016 and March 7, 2017.

Outstanding RBS Equity Awards at 2014 Fiscal Year-End

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (#)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date(3)
Bruce Van Saun	—	—	—	—	—
John J. Fawcett	212,451	0	0	4.40	4/3/2019
Brad L. Conner	—	—	—	—	—
Stephen T. Gannon	—	—	—	—	—
Nancy L. Shanik	—	—	—	—	—
Robert D. Matthews, Jr.	—	—	—	—	—

(1)	The amounts in this column reflect stock options that were granted under the RBS Group 2007 Executive Share Option Plan (“RBS Option Plan”) on April 3, 2009 to certain of our NEOs. These options vested and became exercisable on April 3, 2012. No options have been granted to our NEOs since September 2009.

(2)	Stock options were granted with an exercise price equal to the fair market value of RBS shares on the date of grant of 2.82 British Pounds Sterling, which has been converted into U.S. Dollars using the exchange rate as of December 31, 2014.

(3)	This column reflects the expiration date of RBS stock options outstanding as of December 31, 2014. When we cease to be an RBS Group Member (as defined in the RBS Option Plan), our employees (including the NEOs) will be treated as having terminated employment under the terms of their option awards and will have 12 months from that date to exercise outstanding options.

CFG Stock Vested in 2014

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Bruce Van Saun	102,887	2,588,637
John J. Fawcett	1,025	25,789
Brad L. Conner	12,505	314,626
Stephen T. Gannon	798	20,078
Nancy L. Shanik	6,601	166,081
Robert D. Matthews, Jr.	220,302	5,510,666

(1)	For all of our NEOs, amounts in this column reflect Company shares issued under the Omnibus Plan as part of the NEOs’ role-based allowances for 2014, which were vested upon grant in December 2014. For Mr. Matthews, the above also includes awards under the CFG Deferral Plan and CFG LTIP and special IPO awards that vested upon his death.

(2)	The values reflected in this column were calculated by multiplying the number of shares that vested in 2014 by the closing price on the New York Stock Exchange of a Company share on the applicable vesting date.

RBS Options Exercised and Stock Vested in 2014

	RBS Option Awards(1)		RBS Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)
Bruce Van Saun	0	0	479,150	2,617,790
John J. Fawcett	0	0	128,812	709,167
Brad L. Conner	145,680	227,647	117,129	644,170
Stephen T. Gannon	—	—	—	—
Nancy L. Shanik	0	0	133,309	733,785
Robert D. Matthews, Jr.	109,260	178,580	135,437	746,629

(1)	The shares reflected in these columns represent the number of shares acquired on the exercise by Messrs. Conner and Matthews in 2014 of options that were granted under the RBS Option Plan.

(2)	These amounts reflect awards granted under the RBS Deferral Plan and RBS LTIP, which became vested in March 2014 and were settled in RBS shares.

(3)	The values reflected in this column have been calculated by determining the difference between the market price of the securities underlying the options at the time of exercise and the exercise price of the option, converted to U.S. Dollars based on the on the exchange rate as of each such date.

(4)	The values reflected in this column have been calculated by multiplying the number of shares underlying outstanding equity awards that vested on such date by the closing price of RBS stock on each such date, and then converted into U.S. Dollars based on the exchange rate as of each such date.

2014 Pension Benefits

Name	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefits(3)	Payments During Last Fiscal Year
Bruce Van Saun(1)	—	—	—	—
John J. Fawcett(1)	—	—	—	—
Brad L. Conner	CFG Pension Plan	4.54	96,589	0
Stephen T. Gannon(1)	—	—	—	—
Nancy L. Shanik(1)	—	—	—	—
Robert D. Matthews, Jr.	CFG Pension Plan	4.75	49,457	0

(1)	Messrs. Van Saun, Fawcett, Gannon and Ms. Shanik are not eligible for benefits under any Company-sponsored defined benefit plans.

(2)	After December 31, 2012, there were no further benefit accruals under the CFG Pension Plan. Therefore, an eligible employee’s actual years of service to us may be more than such employee’s years of credited service under the CFG Pension Plan.

(3)	For Mr. Conner, the present value of accumulated benefits at December 31, 2014 was calculated using the same actuarial assumptions used by us for GAAP financial reporting purposes, except with the following key assumptions: (i) a discount rate of 4.125%, (ii) a retirement age of 65, as required (the earliest unreduced retirement age under the CFG Pension Plan), (iii) the RP-2014 Annuitant Healthy Mortality Table for males using generational projection Scale MP-2014 for males and (iv) no pre-retirement decrements, as required. For Mr. Matthews, the present value of accumulated benefits shown above is based on the present value of accumulated benefits payable to Mr. Matthews’s beneficiary as a result of his death on December 19, 2014.

2014 Pension Benefits

We sponsor the CFG Pension Plan (formerly RBS Americas Pension Plan) (“Pension Plan”), which is a non-contributory defined benefit pension plan that is qualified under Section 401(a) of the Internal Revenue Code. The Pension Plan was closed to new hires and re-hires effective January 1, 2009, and frozen to all participants and benefit accruals effective December 31, 2012. During 2014 regular full-time and part-time employees of the Company who were hired before January 1, 2009 and completed one year of service were eligible for benefits under the Pension Plan.

The benefit under the Pension Plan for employees is currently calculated using a formula based on the employee’s “average gross compensation” (defined under the Pension Plan as a participant’s average eligible compensation during five years of employment (whether or not consecutive) prior to December 31, 2012 yielding the highest average), subject to limitations imposed by the Internal Revenue Service. Eligible compensation generally includes all taxable compensation, other than certain equity-based and non-recurring amounts. The formula generally provides for a benefit of 1% of average gross compensation multiplied by each year of the participant’s credited service, with such benefit percentage varying depending on the employee’s hire date and retirement date, as specified under the Pension Plan. Pension benefits under the Pension Plan are generally payable in the form of a monthly annuity, though benefits under the Pension Plan may be received as a lump sum payment.

A participant’s pension benefit under the Pension Plan vests in full on the “normal retirement date”—generally, when the participant reaches age 65 (or, for certain individuals (depending on the date such participant commenced participation in the Pension Plan), the fifth anniversary of the date such participant commenced participation in the Pension Plan, if later). A participant’s pension benefit under the Pension Plan also vests in full upon completion of five years of vesting service. Participants may begin receiving full retirement benefits on the first day of the month coincident with or immediately following the normal retirement date and may be eligible for reduced benefits if retiring after attainment of age 55 with a minimum of five years of vesting service. Participants who retire after attainment of age 62 with a minimum of twenty years of vesting service are eligible to receive unreduced retirement benefits. Messrs. Matthews and Conner became participants in the Pension Plan on April 1, 2009 and July 1, 2009, respectively. As of December 31, 2014, Mr. Conner was not eligible for early retirement under the Pension Plan and, based on his age at date of hire, will never be eligible for unreduced retirement benefits at age 62. Following Mr. Matthews’s death on December 19, 2014, his beneficiary is entitled to elect to receive a lump sum payment or monthly annuity under the Pension Plan.

2014 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals in Last FY ($)(3)	Aggregate Balance at Last FYE ($)
Bruce Van Saun
Voluntary deferred compensation plan(4)	318,640	0	0	0	318,640
Variable compensation awards—deferred cash / bonds	0	597,450	0	0	597,450

John J. Fawcett
Variable compensation awards—deferred cash / bonds	0	345,000	6,638	267,846	600,149

Brad L. Conner
Variable compensation awards—deferred cash / bonds	0	129,350	7,712	291,155	417,006

Stephen T. Gannon
Variable compensation awards—deferred cash / bonds	0	154,000	0	0	154,000

Nancy L. Shanik
Variable compensation awards—deferred cash / bonds	0	131,460	9,571	371,800	497,497

Robert D. Matthews, Jr.
Variable compensation awards—deferred cash / bonds	0	0	7,712	291,155	287,656

(1)	Amounts in this column reflect the deferred cash portion (with no interest) of the variable compensation awards to be granted in 2015 for the 2014 performance year, the payment of which is deferred ratably until March 2016, 2017 and 2018 subject to continued service. These amounts are also reflected in the “Non-Equity Incentive Compensation” or “Bonus” column, as applicable, of the 2014 Summary Compensation Table for applicable NEOs.

(2)

Amounts in this column reflect aggregate earnings during 2014 on the deferred bond portion of variable compensation awards for the 2010, 2011 and 2012 performance years. Interest rates are predetermined at the date of deferral, applied on each vesting tranche, and credited for the period between grant and vest. The rates applied to outstanding awards were 4.9% for the 2010 performance year, 3.5% and 4.0% for the 2011 performance year, and 0.75%, 1.0%, and 1.25%

for the 2012 performance year. These earnings will be payable to NEOs when the related deferred bond award is paid, which is subject to continued employment until such payment dates. These amounts include any above market nonqualified deferred compensation earnings that are disclosed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the 2014 Summary Compensation Table and described in footnote 5 thereto. Only the rates applicable to the 2011 performance year were above 120% of the Applicable Federal Rate at the time of grant and considered above market earnings.

(3)	Amounts in this column reflect the aggregate value of deferred bonds and accrued interest that were paid out during 2014 with respect to the deferred bond portion of variable compensation awards for the 2010, 2011, and 2012 performance years.

(4)	Amounts in this row reflect amounts deferred by Mr. Van Saun under the CFG Voluntary Executive Nonqualified Deferred Compensation Plan, the material terms of which are described below. This amount is also reflected in the “Non-Equity Incentive Compensation” column of the 2014 Summary Compensation Table for Mr. Van Saun.

Variable Compensation Awards—Deferred Bonds / Cash

As described in the Compensation Discussion and Analysis, variable compensation awards are subject to mandatory deferral. With respect to 2014 awards, the Compensation Committee determined the time and form of payment in consultation with RemCo to ensure compliance with UK and European regulations. Awards are granted partially in the form of deferred cash (this portion was historically delivered as a deferred bond by RBS), with interest in certain prior years, and partially in the form of share-based awards. For details, see “—Compensation Discussion & Analysis—Variable Compensation—Mandatory Deferral Schedule”.

Amounts in the above table relate to the deferred bond / deferred cash portion of variable compensation awards granted for performance years 2014, 2013, 2012, 2011 and 2010, including applicable earnings to the extent they have been accrued or paid during 2014. Deferred bonds granted for performance years prior to 2014 remain subject to the cancellation and forfeiture provisions included in the CFG Deferral Plan. Deferred cash granted for performance year 2014 is subject to the terms and conditions of the related award agreement.

Nonqualified Deferred Compensation Plans

We sponsor two nonqualified deferred compensation plans—the CFG Deferred Compensation Plan and the CFG Voluntary Executive Deferred Compensation Plan (formerly known as the RBS Americas Deferred Compensation Plan). Following closure of the CFG Deferred Compensation Plan to new participants on December 31, 2008, the RBS Americas Deferred Compensation Plan was adopted, effective as of January 1, 2009. The deferred compensation plans currently do not offer any matching contributions or provide for above-market earnings. During 2014, Mr. Van Saun participated in the CFG Voluntary Executive Deferred Compensation Plan.

Under the CFG Voluntary Executive Deferred Compensation Plan, eligibility is limited to employees who have total compensation in the immediately preceding year equal to or exceeding the Internal Revenue Code Section 401(a)(17) limit for the relevant plan year. Participants are permitted to defer between 1% and 80% of their base salary and annual bonus. Participants select the allocation of their accounts among investment indices available under the plan. Our Board of Directors has the power to amend the plan at any time, as long as the amount accrued to the date of amendment in any account under the plan is not decreased or otherwise restricted. In addition, following a termination of employment participants in the CFG Executive Voluntary Deferred Compensation Plan are entitled to receive amounts that have been deferred under that plan.

Potential Payments Upon Termination or Change in Control

We have entered into either an employment agreement or offer letter with each of our NEOs. In addition, our NEOs (other than our CEO) are eligible for severance benefits pursuant to our general severance practice, as modified by their employment agreements or offer letters. The material terms of our severance practice and the employment agreements or offer letters for our NEOs, as applicable, are summarized below. Please see the Potential Payments Table below for quantification of estimated payments and benefits to which our NEOs would be entitled under various termination scenarios and upon a change in control, in each case, assuming such event occurred on December 31, 2014.

Equity Awards

Citizens Financial Group, Inc. Converted Equity 2010 Long Term Incentive Plan

RBS LTIP awards held by our employees (including our NEOs) were converted into Company share-based awards in connection with our initial public offering and are governed by the CFG LTIP. No additional awards will be granted under this plan.

Termination of Employment

If a participant ceases to be an employee of any “member of the CFG group” (as defined in the CFG LTIP) for any reason other than due to the participant’s death or due to “exceptional circumstances” (as described in the CFG LTIP), outstanding LTIP awards will be forfeited on the date of such participant’s termination of employment (or, on the date which the participant gives or receives notice of termination, as determined in the discretion of the Compensation Committee). Unless otherwise provided in an award certificate, any unvested portion of an LTIP award will vest in full on the date of a participant’s death. This was the case for Mr. Matthews. In the event a participant ceases to be employed by any member of the CFG group due to “exceptional circumstances,” unless otherwise provided in an award certificate, LTIP awards will continue to vest and will be settled on the original schedule, subject to the satisfaction of performance condition(s), if applicable, and will be pro-rated to reflect the period the participant was employed. However, if after a participant ceases to be an employee of the CFG group due to “exceptional circumstances,” such participant engages in “detrimental activity” (as defined in the CFG LTIP), LTIP awards will be forfeited.

Special IPO awards that were granted in 2014 have different termination treatment than LTIP awards granted in 2012 and 2013. If a grantee becomes employed by another member of the RBS Group with the Company’s consent, or the grantee’s employment is terminated by reason of redundancy, retirement with the Company’s consent or disability, awards remain outstanding and will vest as originally scheduled and will not be pro-rated. If a participant ceases to be employed due to death, awards will vest in full as of the date of death. If the participant voluntarily resigns or is terminated for cause, awards will lapse with no payment or consideration.

Provisions relating to the treatment of Bruce Van Saun’s equity-based awards upon termination of employment (including following a sale of the company) are included below in the description of his employment agreement.

Change of Control

In the event of a “change of control” (as defined in the CFG LTIP), unless the Compensation Committee determines otherwise, any unvested portion of an LTIP award will vest on the date of such change of control, subject to the satisfaction of performance condition(s), if applicable, and pro-rated to reflect the portion of the vesting period that has passed.

Citizens Financial Group, Inc. Converted Equity 2010 Deferral Plan

Deferred share awards held by our employees (including our NEOs) were converted into Company share-based awards in connection with our initial public offering and are governed by the CFG Deferral Plan. No additional awards will be granted under this plan.

Termination of Employment

If a participant ceases to be an employee of any “member of the CFG group” (as defined in the CFG Deferral Plan) for any reason other than for “cause” (as defined in the CFG Deferral Plan) and other than due to the participant’s death, outstanding deferred shared awards will continue to “vest” (i.e., settle) on the original schedule, except that if a participant engages in any “detrimental activity” or “competitive activity” (in each case, as defined in the CFG Deferral Plan), any “unvested” portion of a deferred share award will be forfeited (except to the extent the Compensation Committee determines otherwise). If a participant ceases to be an employee of any member of the CFG group due to a termination for cause, any outstanding deferred share awards will be forfeited on the date of such participant’s termination of employment (or, on the date which the participant receives notice of such termination, as determined in the discretion of the Compensation Committee). Any “unvested” portion of deferred share awards will “vest” on the date of the participant’s death and the participant will receive an amount in cash equal to the value of the shares underlying such deferred share awards on such date.

Provisions relating to the treatment of Bruce Van Saun’s equity-based awards upon termination of employment (including following a sale of the Company) are included below in the description of his employment agreement.

Change of Control

In the event the Compensation Committee becomes aware that we are or expected to be affected by a “change of control” (defined under the CFG Deferral Plan similarly as under the Omnibus Plan, described below), the Compensation Committee will have authority to:

•	cause awards to become forfeited;

•	require substitution by the acquiring company of awards;

•	adjust the number of shares comprised in an award and such other terms as appear appropriate to the Compensation Committee; and/or

•	take any other appropriate action (including, for the avoidance of doubt, allowing awards to be exchanged for new awards on equivalent terms, as far as practicable).

Citizens Financial Group 2014 Omnibus Incentive Plan

In February 2015, we approved the grant of restricted stock units and performance share units under the Omnibus Plan to our NEOs, with those grants to occur in March 2015.

Termination

Restricted Stock Units

If a participant’s employment with the Company is terminated by the Company without Cause (as defined in the Omnibus Plan), or by reason of disability or retirement (defined as 55 with 10 years of service), vesting and settlement of awards will continue as originally scheduled subject to the participant not engaging in detrimental activity (or competitive activity in the case of disability or retirement) during the remaining vesting period. If a participant voluntarily resigns or is terminated by the Company for cause, unvested awards will be forfeited. All unvested awards will become vested on the date of a participant’s death.

Performance Share Units

If a participant’s employment with the Company is terminated without Cause (as defined in the Omnibus Plan), or by reason of disability or retirement (defined as 55 with 10 years of service) after

December 31, 2015, vesting and settlement of awards will continue as originally scheduled and awards will not be pro-rated based on service, subject to the participant not engaging in detrimental activity (or competitive activity in the case of disability or retirement) during the remaining vesting period. If a participant voluntarily resigns or is terminated by the Company for Cause, unvested awards will be forfeited. Unvested awards will become vested based on target level of performance as of the date of a participant’s death.

Provisions relating to the treatment of Bruce Van Saun’s equity-based awards upon termination of employment (including following a sale of the Company) are included below in the description of his employment agreement.

Change of Control

Plan Provisions

In the event of a “change of control” (as defined in the Omnibus Plan and summarized below), except as otherwise provided in the applicable award agreement, the Compensation Committee may provide for:

•	continuation or assumption of outstanding awards under the Omnibus Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent;

•	substitution by the surviving corporation or its parent of awards with substantially the same terms and value as such outstanding awards under the Omnibus Plan;

•	acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or conditions deemed met at target) or the right to exercise outstanding awards immediately prior to the date of the change of control and the expiration of awards not timely exercised by the date determined by the Compensation Committee; or

•	in the case of outstanding stock options and SARs, cancelation in consideration of a payment in cash or other consideration equal to the intrinsic value of the award. The Compensation Committee may, in its sole discretion, terminate without the payment of any consideration, any stock options or SARs for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the change of control transaction.

Under the Omnibus Plan, except as otherwise provided in a participant’s award agreement, “change of control” generally means the occurrence of one or more of the following events:

•	the acquisition of more than 50% of the combined voting power of our outstanding securities (other than by an employee benefit plan or trust maintained by us);

•	the replacement of the majority of our directors during any 12-month period;

•	the consummation of our merger or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent at least 50% of the combined voting power and total fair market value of the securities of the surviving entity, or if applicable, the ultimate parent thereof, outstanding immediately after such transaction); or

•	the transfer of our assets having an aggregate fair market value of more than 50% of the fair market value of us and our subsidiaries immediately before such transfer, but only to the extent that in connection with such transfer or within a reasonable period thereafter, our stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the fair market value of us and our subsidiaries immediately before such transfer.

RSU & PSU Award Agreements

In the event of a Change of Control, the actual number of PSUs earned will be determined and will remain subject to time-based vesting conditions until the end of the original performance period. If within 12 months following a Change of Control, the participant’s employment is terminated by the Company without Cause (as defined) or the participant resigns for Good Reason (as defined), RSUs and PSUs will fully vest and be settled immediately following the termination.

Severance Practice

Our severance practice, which may be amended at any time, provides for the payment of severance benefits to eligible employees in the event their employment is terminated without cause and for reasons unrelated to poor performance. Under the severance practice, eligible employees who execute a release agreement may receive a lump sum payment equal to two weeks of severance pay for each year of his or her employment, with a minimum payment of 26 weeks of base salary for individuals whose base salary equals or exceeds $300,000 and a maximum of 52 weeks of base salary payments (regardless of the employee’s base salary).

As of December 31, 2014, the employment agreement and offer letters, as amended, for Mr. Fawcett, Mr. Conner and Mr. Gannon entitled each of them to a minimum of 26 weeks of base salary in the event of termination without cause for reasons unrelated to poor performance, subject to the execution and non-revocation of a release in our favor. As of December 31, 2014, Ms. Shanik was also entitled to 26 weeks of base salary as severance under the severance practice in effect as of such date; her offer letter was subsequently amended in January 2015 to provide for a minimum of 26 weeks of base salary under our severance practice. Mr. Van Saun’s severance is governed by his employment agreement. See “—Employment Agreements/Offer Letters with Our NEOs—Employment Agreement with Mr. Van Saun” below for further details.

In addition to severance pay, eligible employees are entitled to receive benefits under our then-existing health and welfare plans for a period of one month following the month in which termination of employment occurs at active employee rates, which is in addition to the COBRA continuation coverage periods. Outplacement services are also offered to eligible employees with the duration of such service varying by level of employee. We may amend or terminate this practice at any time.

Employment Agreements/Offer Letters with Our NEOs

We have entered into an employment agreement or offer letter with each of our NEOs. The material terms of those agreements are summarized below.

Employment Agreement with Mr. Van Saun

Below is a summary of the terms and conditions of the employment contract negotiated between Mr. Van Saun and RBS in connection with Mr. Van Saun’s transition into the role of the Company’s Chief Executive Officer. Once UK and European remuneration regulations cease to apply to the Company, we intend to enter into a new employment contract with Mr. Van Saun, which will be more consistent with a US style agreement.

General Terms

In connection with his appointment, we entered into an offer letter and an employment agreement with our CEO, Mr. Van Saun, which were effective as of October 1, 2013 (referred to collectively as the “employment agreement”). Mr. Van Saun’s compensation, as set forth in his employment agreement, was informed by negotiations between RBS, us and Mr. Van Saun, as well as the terms of his compensation arrangement during his tenure with RBS.

Under the terms of Mr. Van Saun’s employment agreement, Mr. Van Saun is:

•	entitled to:

•	an initial annual base salary of $1,370,000 (which was increased to $1,487,000 effective as of April 1, 2014);

•	an additional initial annual amount of $519,659 (“Pension Benefits Funding”), which is intended to make Mr. Van Saun whole for pension and benefits funding received during his service to RBS in the UK (which was increased to $561,929 effective as of April 1, 2014);

•	participate in our employee benefit and welfare plans on a basis that is at least as favorable as that provided to our other executives who are based in the United States, except that he does not receive Company contributions to the 401(k) plan;

•	relocation benefits under the RBS’s relocation policy in connection with his relocation to the U.S.; and

•	the right to receive tax and advisory support through the U.S. tax year ending December 2015 and UK tax year ending March 2016 (unless he is terminated sooner for “cause” (as defined in his employment agreement and summarized below) or voluntarily resigns); and

•	is eligible for:

•	discretionary annual incentive awards under the applicable bonus program with a target bonus opportunity equal to 175% of Mr. Van Saun’s base salary and maximum bonus opportunity equal to 250% of Mr. Van Saun’s base salary; and

•	long-term equity-based awards under the LTIP with a target long-term incentive opportunity equal to 200% of Mr. Van Saun’s base salary and maximum long-term incentive opportunity equal to 300% of Mr. Van Saun’s base salary.

However, notwithstanding his eligibility under the bonus program and long-term incentive opportunity, as described above, starting with the 2014 performance year, Mr. Van Saun’s variable compensation is subject to the limitations imposed by CRD IV for so long as such limitations continue to apply to us. For further details, see “Compensation Discussion and Analysis—Applicability of UK and European Remuneration Rules” above.

Under the terms of his employment agreement, Mr. Van Saun is also entitled to certain severance benefits as described below.

Termination Without “Cause” or for “Good Reason” Absent Change in Control

Upon six-months’ written notice to Mr. Van Saun (or in the alternative, (i) payment in lieu of such notice equal to six months of his base salary and Pension Benefits Funding, to be paid in installments on regularly scheduled payroll dates and reduced to offset other income he received during this period, or (ii) a six-month “garden leave” during which Mr. Van Saun will not be reporting to work but will continue to receive payments of his base salary and Pension Benefits Funding), we can terminate Mr. Van Saun’s employment without “cause” or, upon written notice to us, Mr. Van Saun can terminate his employment for “good reason” (as defined in his employment agreement and summarized below) if we fail to cure “good reason” circumstances within 30 days of receiving notice. Upon such terminations, in lieu of any other payments that may be due to him under any other severance plan or practice we maintain, Mr. Van Saun:

•	will be entitled to a lump sum cash payment equal to 12 months of his then base salary within 30 days of his termination;

•	will be treated as a “good leaver” by reason of redundancy under the equity plans (which would result in him receiving his awards on the original schedule, subject to satisfaction of the applicable performance conditions and pro-ration for performance based awards); and

•	subject to his execution of a release and not being terminated by us for underperformance, will be entitled to receive a pro-rata target incentive award under the applicable annual incentive plan in respect of the year in which such termination occurs, provided that there is an orderly handover of responsibilities.

In addition, upon his termination for “good reason,” Mr. Van Saun will receive a payment equal to six months of his base salary and Pension and Benefit Funding in lieu of the six-months’ notice requirement (to be paid in installments on regularly scheduled payroll dates and reduced to offset other income received during this period).

Termination in Connection with Change in Control

If, within six months of a “disposal” of the Company (which under his employment agreement is defined as a sale to a third party of all or substantially all of the Company), Mr. Van Saun is terminated by the applicable acquirer or resigns in direct response to being assigned to a position in which the nature or scope of his responsibilities or authority is not reasonably regarded as equivalent to or more senior to his position at us immediately prior to such sale, subject to his execution of a release, Mr. Van Saun will generally be:

•	entitled to receive a payment equal to two times the sum of his then base salary and Pension Benefits Funding;

•	treated as a “good leaver” by reason of redundancy under the equity plans (which would result in him receiving awards on the original payment dates) and vesting for performance-based awards will be set at two-thirds of face value and will not be subject to pro-ration; and

•	subject to not being terminated by us for underperformance, entitled to a pro-rata target incentive award under the applicable annual incentive plan in respect of the year in which such termination occurs.

The above payments are subject to the following conditions: (i) Mr. Van Saun has not been offered or accepted a position with the acquirer that is at least as equivalent to his position immediately prior to the sale; (ii) in our opinion, Mr. Van Saun has not materially underperformed against agreed-upon performance objectives and plans; (iii) circumstances do not exist that would warrant a termination of Mr. Van Saun by us or the acquirer for “cause”; and (iv) there has been no clawback triggered under equity plans resulting in the reduction of Mr. Van Saun’s awards.

Voluntary Termination Other Than for “Good Reason”

Mr. Van Saun can terminate his employment voluntarily (other than for “good reason”) at any time upon giving six-months’ notice. We may, in our sole discretion, either place Mr. Van Saun on “garden leave” during such notice period (during which Mr. Van Saun will continue to receive his base salary and Pension Benefits Funding) or pay him an amount equal to six months of his base salary in lieu of the notice period (to be paid in installments on regularly scheduled payroll dates and reduced to offset other income received during this period).

Following the date on which Mr. Van Saun completes five years of service (which occurred on September 8, 2014), Mr. Van Saun will also be treated as a “good leaver” by reason of redundancy under the equity plans (which would result in him receiving his awards on the original schedule, subject to satisfaction of the applicable performance conditions and pro-ration for performance based awards), provided he has given at least six-months’ notice in the event of a voluntary termination of employment, the board of directors does not determine that he committed any act warranting termination for “cause” and he does not commence employment with certain enumerated companies during the vesting period (which may be waived).

Termination due to Retirement, Death or Disability

Upon his termination of employment due to death or retirement, Mr. Van Saun or his estate will be entitled to, in each case, through the end of the month in which termination occurs:

•	his base salary; and

•	Pension Benefits Funding.

Upon his termination due to disability, he will be entitled to receive the same payments except through the date on which he will first become eligible to receive payment of long-term disability benefits under our employee benefit plans as then in effect.

Termination for “Cause”

If Mr. Van Saun’s employment is terminated for “cause,” Mr. Van Saun will receive his unpaid salary and Pension Benefits Funding through his termination date and will not be entitled to any additional payments or benefits.

Restrictive Covenants

Mr. Van Saun is subject to a perpetual confidentiality covenant. During his employment and for a period of six months following termination from us other than for “good reason” (less any time spent on “garden leave”), Mr. Van Saun cannot hold a position as employee, director, officer, consultant, partner, agent or principal in certain enumerated companies deemed to be a competitor of RBS or us, without the prior consent of RBS and the Company. During his employment and for a period of 12 months following his termination of employment from us (less any time spent on “garden leave”), Mr. Van Saun also cannot solicit or hire employees of RBS or us or solicit any of our customers or prospective clients or persuade or attempt to persuade any such customers or clients to divert business from us.

Definitions

“Cause” generally means Mr. Van Saun’s (i) willful material breach of any of his obligations under his employment agreement; (ii) in the opinion of RBS’s board of directors, being guilty of gross misconduct which brings him or us or any other member of RBS into disrepute; (iii) dishonesty in the conduct of his duties; (iv) gross incompetence, willful neglect of duty or mismanagement of his financial affairs through failure to observe our rules and procedures for the operation of bank accounts and/or borrowing; (v) being found guilty of, or entering a plea of nolo contendere to, any felony or misdemeanor involving dishonesty; (vi) committing any act of bankruptcy or taking advantage of any statute for the time being in force offering relief to insolvent debtors; or (vii) being prohibited from acting as our officer or any other member of the RBS due to any default on his part.

“Good reason” generally means (i) material breach of Mr. Van Saun’s employment agreement or (ii) a substantial diminution or other substantial adverse change not consented to by Mr. Van Saun, in the nature or scope of his base salary or responsibilities, authorities, powers, functions or duties.

Employment Agreements / Offer Letters of Messrs. Fawcett, Conner, Gannon and Ms. Shanik

Each of Messrs. Fawcett, Conner, Gannon and Ms. Shanik has entered into an employment agreement or offer letter with us or one of our subsidiaries. These arrangements generally provide for the terms of each executive’s compensation arrangement, including salary, eligibility to receive annual cash and equity incentive awards and vacation and eligibility for other health and welfare benefits. Under each executive’s employment agreement or offer letter, the executive is subject to a notice period of 90 days with regard to his or her intent to leave our or one of our subsidiaries’ employ for any reason. In addition, each of the arrangements contains non-solicitation of customers and employees covenants that apply for 12 months following a termination of employment for any reason.

In addition, each agreement and offer letter provides that the executive is entitled to a minimum payment of 26 weeks of base salary in the event he or she is made redundant or is terminated by us without cause and for reasons unrelated to poor performance, subject to the execution and non-revocation of a release in our favor. In addition, for Mr. Gannon, if he is made redundant solely as a result of the sale of the Company other than through an initial public offering prior to RBS’s ownership dropping below 50%, he will be entitled to receive a payment equal to 150% of his fixed pay. Ms. Shanik’s offer letter originally provided for certain severance benefits if her employment was terminated by us other than for “wrongful conduct” (as defined in her offer letter) or serious underperformance within three years of the commencement of her employment with us. As of September 2013, the obligation to pay such severance benefits to Ms. Shanik has lapsed.

Potential Payments Table

The following table summarizes estimated payments and benefits that would be provided to our NEOs (other than Mr. Matthews) pursuant to our severance practice, their employment agreements or offer letters (as applicable) and the terms of outstanding equity awards, in connection with a termination of employment under various scenarios or a change in control, assuming such event occurred on December 31, 2014. For Mr. Mathews, the table reflects the actual payments and benefits that have or will be made as a result of his death prior to the end of fiscal 2014. For the summary of the material terms of the outstanding equity awards, our severance practice and our NEOs’ employment agreements or offer letters, as applicable, see “—Equity Awards”, —Severance Practice” and “—Employment Agreements/Offer Letters with our NEOs” above.

Name	Voluntary Termination ($)		Voluntary Termination with Good Reason ($)		Not for Cause Termination ($)		For Cause Termination ($)	Change in Control Not for Cause Termination ($)		Change in Control Only (No Related Termination) ($)	Death ($)		Disability ($)		Retirement ($)
Bruce Van Saun
Cash Payment	0	(6)	5,113,715	(7)	4,089,250	(8)	0	6,700,108	(9)	0	0		1,024,465	(10)	0
Equity Awards(1)(2)	15,544,685		15,544,685		13,418,976		0	13,912,485		6,757,441	15,544,685		15,544,685		15,544,685
Health Benefits(3)	0		1,122		1,122		0	1,122		0	0		0		0
Outplacement Services(4)	0		4,378		4,378		0	4,378		0	0		0		0
Total	15,544,685		20,663,899		17,513,726		0	20,618,092		6,757,441	15,544,685		16,569,149		15,544,685

John J. Fawcett
Cash Payment	0		0		350,000	(11)	0	0		0	0		0		0
Equity Awards(1)(5)	865,128		865,128		3,181,913		0	3,181,913		1,184,312	3,514,135		3,181,913		3,181,913
Health Benefits(3)	0		0		1,185		0	0		0	0		0		0
Outplacement Services(4)	0		0		4,378		0	0		0	0		0		0
Total	865,128		865,128		3,537,476		0	3,181,913		1,184,312	3,514,135		3,181,913		3,181,913

Brad L. Conner
Cash Payment	0		0		350,000	(11)	0	0		0	0		0		0
Equity Awards(1)(5)	798,951		798,951		3,042,955		0	3,042,955		1,051,943	3,394,012		3,042,955		3,042,955
Health Benefits(3)	0		0		1,121		0	0		0	0		0		0
Outplacement Services(4)	0		0		4,378		0	0		0	0		0		0
Total	798,951		798,951		3,398,454		0	3,042,955		1,051,943	3,394,012		3,042,955		3,042,955

Stephen T. Gannon
Cash Payment	0		0		300,000	(11)	0	1,725,000		0	0		0		0
Equity Awards	0		0		0		0	0		0	0		0		0
Health Benefits(3)	0		0		722		0	0		0	0		0		0
Outplacement Services(4)	0		0		4,378		0	0		0	0		0		0
Total	0		0		305,100		0	1,725,000		0	0		0		0

Nancy L. Shanik
Cash Payment	0		0		287,500	(11)	0	0		0	0		0		0
Equity Awards(1)(5)	1,022,914		1,022,914		3,010,158		0	3,010,158		938,226	3,289,649		3,010,158		3,010,158
Health Benefits(3)	0		0		0		0	0		0	0		0		0
Outplacement Services(4)	0		0		4,378		0	0		0	0		0		0
Total	1,022,914		1,022,914		3,302,036		0	3,010,158		938,226	3,289,649		3,010,158		3,010,158

Robert D. Matthews, Jr.
Cash Payment	0		0		0		0	0		0	861,000	(12)	0		0
Equity Awards	0		0		0		0	0		0	5,020,700	(13)	0		0
Health Benefits	0		0		0		0	0		0	3,436	(14)	0		0
Outplacement Services	0		0		0		0	0		0	0		0		0
Other	0		0		0		0	0		0	7,086	(15)	0		0
Total	0		0		0		0	0		0	5,892,222		0		0

(1)

These amounts reflect the applicable number of deferred share awards and LTIP awards expected to vest (including special IPO awards) multiplied by $24.86, the closing price on the New York Stock Exchange of Company shares on December 31, 2014. For LTIP awards, the amounts in this row reflect RemCo’s actual discretionary assessment of performance for LTIP awards granted in 2012 (for all NEOs) and for

LTIP awards granted in 2013 (for NEOs other than Mr. Van Saun), as determined as of December 31, 2014. For Mr. Van Saun’s 2013 LTIP award, the amount in this row assumes assessment by RemCo of the maximum level of performance.

(2)	Under the terms of his employment agreement, following September 8, 2014 (the date Mr. Van Saun completed five years of service), on a termination of his employment, provided he has given at least six months’ notice, the RBS board of directors does not determine that he committed any act warranting a termination for “cause” and he does not commence employment with certain enumerated companies during the remaining vesting period (which may be waived): (i) Mr. Van Saun’s deferred awards would remain outstanding and continue to “vest” in accordance with the original vesting schedule and would not be pro-rated based on service; (ii) Mr. Van Saun’s 2012 and 2013 LTIP awards would vest based on actual performance at the end of the performance period and would not be pro-rated based on service; and (iii) Mr. Van Saun’s special IPO awards would continue to vest in accordance with the original schedule and would not be pro-rated based on service. The table assumes that Mr. Van Saun has given the requisite six months’ notice of termination.

If, within six months of a “disposal” (as defined in Mr. Van Saun’s employment agreement), Mr. Van Saun is terminated by the acquirer or resigns in direct response to being assigned to a position in which the nature or scope of his responsibilities or authority is not reasonably regarded as equivalent to or more senior to his position at the Company immediately prior to such disposal, subject to his execution of a release: (i) Mr. Van Saun’s deferred awards would remain outstanding and continue to “vest” in accordance with the original vesting schedule and would not be pro-rated based on service; (ii) Mr. Van Saun’s 2013 LTIP award would be deemed vested at two-thirds face value and his 2012 and 2013 LTIP awards would not be pro-rated based on service; and (iii) Mr. Van Saun’s special IPO awards would continue to vest in accordance with the original schedule and would not be pro-rated based on service.

In the event of the Company’s termination of Mr. Van Saun without cause: (i) Mr. Van Saun’s deferred awards would remain outstanding and continue to “vest” in accordance with the original vesting schedule and would not be pro-rated based on service; (ii) Mr. Van Saun would vest in his 2012 and 2013 LTIP awards based on actual performance at the end of the performance period, subject to pro-ration based on the portion of the applicable vesting period during which he was employed; (iii) Mr. Van Saun’s special IPO awards would continue to vest in accordance with the original schedule and would not be pro-rated based on service. In the event of a change in control (with no related termination), death, disability or retirement, Mr. Van Saun’s equity awards would be treated the same as other NEOs’ awards, as described in footnote 5 below.

(3)	These amounts reflect the cost of COBRA benefit continuation coverage for one month under the plan in which the particular executive is enrolled, less the monthly active employee cost of these benefits.

(4)	These amounts reflect the cost for us to provide outplacement services for 12 months under our outplacement policy.

(5)	Under the terms of the CFG Deferral Plan, following an NEO’s termination of employment for any reason (other than for “cause” (as defined in the CFG Deferral Plan), in which case deferred share awards would be forfeited), awards held by each of the NEOs (other than Mr. Van Saun) would remain outstanding and continue to “vest” in accordance with the original vesting schedule and would not be pro-rated based on service as long as the NEO does not engage in any “detrimental activity” (as defined in the CFG Deferral Plan) in the case of termination of employment due to redundancy and does not engage in any “competitive activity” (as defined in the CFG Deferral Plan) or any “detrimental activity” in the case of any other termination of employment. In the event of death, deferred awards under the CFG Deferral Plan would become immediately vested and would be paid in cash.

Under the terms of the CFG LTIP, following an NEO’s termination of employment due to (i) disability, (ii) retirement with our agreement, (iii) redundancy, (iv) NEO’s employing entity ceasing to be a “member” of RBS (such as due to a “change in control” event), (v) the business in which the NEO works being transferred to a person which is not a “member” of RBS or (vi) any other reason, if and to the extent the Compensation Committee so decides in any particular case, each of these NEOs would continue to vest in his or her outstanding LTIP awards in accordance with the original vesting schedule, subject to actual performance and pro-ration based on the portion of the vesting period during which the NEO was employed by us. In the event of an NEO’s death, LTIP awards would become vested in full as of the date of death and would not be subject to pro-ration based on service.

Under the terms of the CFG LTIP Plan and the special IPO award certificates, following an NEO’s termination of employment due to (i) voluntarily leaving the Company for employment with another RBS entity with the Company’s consent, (ii) disability, (iii) retirement with the consent of the Company, or (iv) redundancy, the special IPO awards would continue to vest as originally scheduled and would not be subject to pro-ration based on the period of the vesting period during which the NEO was employed by us. In the event of death, the special IPO awards would vest in full as of the date of death. In the event of voluntary resignation or a termination by the Company for cause, the special IPO awards would be forfeited.

(6)	This assumes that we do not elect, in our discretion, to pay Mr. Van Saun six months of base salary and Pension Benefits Funding in lieu of complying with the notice period under the terms of his employment agreement.

(7)	This amount reflects the sum of (i) 18 months of base salary, (ii) six months of Pension Benefits Funding and (iii) a pro-rata annual discretionary award based on target (175% of base salary under Mr. Van Saun’s offer letter). Because the assumed termination date is December 31, 2014, the full target award is reflected.

(8)	This amount reflects the sum of (i) 12 months of base salary and (ii) a pro-rata annual discretionary award based on target (175% of base salary under Mr. Van Saun’s offer letter). Because the assumed termination date is December 31, 2014, the full target award is reflected. This amount also assumes that we do not elect, in our discretion, to pay Mr. Van Saun six months of base salary and Pension Benefits Funding in lieu of complying with the notice period under the terms of his employment agreement.

(9)	This amount reflects the sum of (i) two times the sum of Mr. Van Saun’s base salary and Pension Benefits Funding and (ii) a pro-rata annual discretionary award based on target (175% of base salary under Mr. Van Saun’s offer letter). Because the assumed termination date is December 31, 2013, the full target award is reflected

(10)	This amount reflects six months of base salary and Pension Benefits Funding, which would be paid to Mr. Van Saun prior to his receipt of long-term disability benefits under the terms of his employment agreement.

(11)	This amount reflects 26 weeks of base salary.

(12)	Reflects Mr. Matthews’ variable compensation award for 2014, the entire amount of which has been awarded in cash

(13)	In connection with Mr. Matthews’ death on December 19, 2014, his outstanding deferred awards, 2012 and 2013 LTIP awards and special IPO awards all became vested in full. The amount reflected in this table is the value realized as a result of this accelerated vesting, calculated by multiplying the number of deferred share awards and LTIP awards (including special IPO awards) outstanding as of December 19, 2014 by $25.00, the closing price on the New York Stock Exchange of Company shares on that date.

(14)	Includes the cost of the Company to provide two months of continued medical benefit to Mr. Matthews’ family following his death.

(15)	Includes the value of financial and tax services planning that were provided to Mr. Matthews’ spouse following his death.

DIRECTOR COMPENSATION

Prior to our initial public offering, we paid each non-employee director an annual retainer of $90,000. In addition, our lead director and the chair of each committee received an additional retainer of $10,000 and each non-employee director was also paid $1,500 for each board and committee meeting attended. Directors also received reimbursement of business expenses incurred in connection with their attendance at meetings.

We adopted the Citizens Financial Group, Inc. Non-Employee Director Compensation Policy (“Director Compensation Policy”), effective as of our initial public offering. The Compensation Committee may amend, revise, suspend, discontinue or terminate the Director Compensation Policy at any time. Under the Director Compensation Policy, effective as of our initial public offering, all non-employee directors receive the following annual cash retainers, payable in quarterly installments.

Annual Cash Retainers:

Retainer (Annualized)($)
Board Retainer	75,000
Lead Director Retainer	20,000
Audit Committee Chair Retainer	15,000
Other Committee Chair Retainer (per committee)	10,000

In addition, each non-employee director who attends more than six meetings of any committee of our Board of Directors in any calendar year also receives an additional cash fee of $1,500 for each such additional meeting attended (regardless of whether attended in person or by telephone).

Each non-employee director will also receive, on the date of each annual meeting of our stockholders, an annual grant of restricted stock units under the Citizens Financial Group, Inc. 2014 Non-Employee Directors Compensation Plan (“Directors Plan”), having a “fair market value” (defined under the Directors Plan as the closing price of a share of our common stock on the day prior to the grant date) of $75,000. Each annual award will vest 100% on the first anniversary of the grant date, subject to the terms and conditions of the Directors Plan and the applicable award agreement thereunder. In addition, each non-employee director serving on our Board of Directors on the closing date of our initial public offering received an initial award of restricted stock units under the Directors Plan with the number of shares underlying such restricted stock unit award equal to $75,000 divided by the price of a share of our common stock on the effective date of our initial public offering, prorated to reflect the number of days between the effective date of the offering and May 5, 2015. The initial restricted stock unit award will vest on the date of our 2015 annual stockholder meeting (or, if earlier, the first anniversary of the grant date), subject to the terms and conditions of the Directors Plan and the applicable award agreement thereunder. The initial and annual grants of restricted stock units will fully vest upon a “change of control” (as defined in the above description of the Omnibus Plan) or a non-employee director’s separation from service from our Board of Directors for any reason (other than under circumstances which would constitute “cause” under the terms of our bylaws or applicable law).

In addition, our directors are eligible to receive matching charitable contributions up to $5,000 per year, as part of our general charitable contribution program. Under our charitable contribution policy, we match charitable contributions dollar-for-dollar up to the maximum matching contribution. Our non-employee directors do not participate in our employee benefit programs.

Directors may defer up to 100% of their cash retainers and other cash fees under our Directors Deferred Compensation Plan. No Company contributions are made to this plan. Contributions to this plan are credited with interest on a monthly basis, based on the applicable interest crediting rate applicable for the month interest is to be posted. The interest crediting rate is the annualized average yield on the United States Treasury bond 10-year constant maturity for the immediately preceding calendar quarter plus two percent (2%), which is then divided by 12 to determine the monthly interest crediting rate. There are no above-market or preferential earnings on compensation deferred pursuant to this plan.

Directors also receive reimbursement of business expenses incurred in connection with their attendance at meetings.

2014 Director Compensation Table

The following table lists the individuals who served as our non-employee directors during 2014 and summarizes the compensation earned by each director in 2014. Directors who are also our employees are not compensated for their service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Award ($)(5)	All Other Compensation ($)(6)	Total ($)
Mark Casady(1)	56,445	48,388	0	104,833
Anthony Di Iorio(2)	111,678	48,388	0	160,066
Robert Gillespie(3)	36,904	48,388	0	85,292
William P. Hankowsky	126,678	48,388	0	175,066
Howard W. Hanna III(7)	119,178	48,388	0	167,566
Leo I. Higdon(4)	41,404	48,388	5,000	94,792
Charles J. Koch	143,164	48,388	0	191,552
Arthur F. Ryan	140,171	48,388	5,000	193,559
Shivan S. Subramaniam(8)	106,192	48,388	4,000	158,580
Wendy A. Watson(8)	162,384	48,388	4,845	215,617
Marita Zuraitis	117,678	48,388	0	166,066

(1)	Mark Casady joined our Board of Directors in June 2014.

(2)	Anthony Di Iorio joined our Board of Directors in January 2014.

(3)	Robert Gillespie joined our Board of Directors in August 2014.

(4)	Leo Higdon joined our Board of Directors in August 2014.

(5)	In connection with our initial public offering, our non-employee directors were granted restricted stock units in accordance with our Director Compensation Policy. See “Director Compensation”. The amounts shown reflect the grant date fair market value of the restricted stock units granted to the director calculated in accordance with FASB ASC Topic 718. The fair value was determined using the valuation methodology and assumptions set forth in Notes 1 and 24 to the Company’s consolidated financial statements included in its 2014 Annual Report on Form 10-K, which are hereby incorporated by reference. As of December 31, 2014, each of our non-employee directors held 2,083 restricted stock units, which are scheduled to become vested on May 5, 2015 the date of this annual stockholder meeting. The following table sets forth, by grant date, the number of restricted stock units granted to each director and the grant date fair market value (closing price on the date of grant) of each award with respect to service in 2014 (which were the only equity-based awards held by our non-employee directors as of December 31, 2014):

Grant Date	Number Restricted Stock Units Granted	Grant Date Market Value
9/29/2014	2,083	$23.23

(6)	Amounts in this column reflect matching charitable contributions made by us on behalf of directors during 2014.

(7)	Mr. Hanna elected to defer $59,648 of the fees earned for 2014 pursuant to our Directors Deferred Compensation Plan. For a summary of material terms of the plan, see “Director Compensation” above.

(8)	Each of Mr. Subramaniam and Ms. Watson elected to defer all of their board membership fees earned for 2014 pursuant to our Directors Deferred Compensation Plan. For a summary of material terms of the plan, see “Director Compensation” above.

COMPENSATION RISK ASSESSMENT

The Compensation Committee has performed a review of compensation policies and practices for all of our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of March 1, 2015 regarding the beneficial ownership of our common stock by:

•	each person, whom we know to own beneficially more than 5% of our common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

In accordance with SEC rules, beneficial ownership includes sole or shared voting or investment power with respect to securities and includes the shares issuable pursuant to restricted stock units that will become vested within 60 days of the date of determination, which in the case of the following table is March 1, 2015. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

The percentage of beneficial ownership is based on 545,943,479 shares of our common stock outstanding as of March 1, 2015.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of more than 5% of the shares of our common stock. Except as otherwise noted below, the address for each person listed on the table is c/o Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901.

Name of Beneficial Owner	Number of Shares	Percent
5% Stockholders
RBSG International Holdings Limited**	384,700,563	70.5%
Directors and Named Executive Officers
Bruce Van Saun	297,791	*
Brad L. Conner	50,624	*
John J. Fawcett Stephen T. Gannon	52,843 4,537	* *
Nancy L. Shanik	51,465	*
Mark Casady	6,283	*
Anthony Di Iorio	14,583	*
Robert Gillespie	2,083	*
William P. Hankowsky	17,083	*
Howard W. Hanna III	11,083	*
Leo I. Higdon	2,583	*
Charles J. Koch	22,083	*
Arthur F. Ryan	47,083	*
Shivan S. Subramaniam	17,083	*
Wendy A. Watson	6,083	*
Marita Zuraitis	4,083	*
All directors and executive officers as a group (20 persons)	701,269	*

*	Less than 1%.
**	The shares are directly held by RBSG International Holdings Limited, a private limited company organized under the laws of Scotland. RBSG International Holdings Limited is a wholly-owned indirect subsidiary of RBS. RBS is a publicly owned company whose ordinary shares are traded on the London Stock Exchange and American Depositary Shares are traded on the NYSE. The UK Government, through Her Majesty’s Treasury, is the ultimate controlling party of RBS and, as of December 31, 2014, held 62.3% of the voting rights in RBS and had an economic interest of 79.1%. The UK Government’s shareholding is managed by UK Financial Investments Limited, a company wholly owned by the UK Government.

AUDIT MATTERS

Audit Committee Report

The purpose of the Audit Committee (the “Committee”) is to assist Citizens Financial Group, Inc.’s (the “Company”) Board of Directors (the “Board”) in its oversight of (i) the integrity of the financial statements of the Company, (ii) the appointment, qualifications, independence, performance and retention of the Company’s independent external auditor, (iii) the performance of the Company’s internal audit function, and (iv) compliance by the Company with legal and regulatory requirements. The Committee operates pursuant to a Charter that was last amended and restated by the Board on August 22, 2014. As set forth in the Charter, management of the Company is primarily responsible for the adequacy and effectiveness of the Company’s financial reporting process, systems of internal accounting and financial controls. Deloitte and Touche LLP (“Deloitte”), the Company’s independent auditor for 2014, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

In this context, the Committee has reviewed and discussed with management and Deloitte the audited financial statements for the year ended December 31, 2014. The Committee has discussed with Deloitte the matters that are required to be discussed under PCAOB standards. Deloitte has provided to the Committee the written disclosures and the PCAOB-required letter regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed with Deloitte that firm’s independence.

Based on the review and discussions referred to above, the Committee recommended to the Board that the audited financial statements for the year ended December 31, 2014 be included in the Company’s 2014 annual report on Form 10-K, for filing with the Securities and Exchange Commission. This report is provided by the following independent directors, who comprise the Committee:

Wendy A. Watson (Chair)	Anthony Di Iorio
William P. Hankowsky	Howard W. Hanna III
Leo I. Higdon	Charles J. Koch

February 26, 2015

Pre-approval of Independent Auditor Services

The Audit Committee approves in advance all audit, audit-related, tax, and other services performed by the independent auditors. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service had previously been pre-approved, the Audit Committee must approve that specific service before the independent auditors may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee may delegate to the chair or any independent member of the committee pre-approval authority with respect to permitted services, provided that the member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All fees described below were pre-approved by the Audit Committee.

Independent Registered Public Accounting Firm Fees

The following table presents the Company’s fees for services performed by its independent registered public accounting firm, Deloitte & Touche LLP, and its affiliates for the years ended December 31, 2014 and 2013.

	2014	2013
Audit fees	$5,182,000	$4,861,800
Audit-related fees(1)	2,147,500	962,000
Tax fees(2)	301,287	42,000
All other fees(3)	7,500	6,000

Total	$7,638,287	$5,871,800

(1)	Includes required compliance services associated with several of the Company’s lending programs (e.g., Ginnie Mae, Housing and Urban Development (HUD), and the Family Education Loan Program) and Statement on Standards for Attestation Engagements (SSAE) No. 16 reports for the Company’s cash management and investment management clients. 2014 amounts reflect services provided in conjunction with the Company’s initial public offering in September 2014.
(2)	Includes ad-hoc tax advisory services.
(3)	Represents fee for access to the independent accounting firm’s on-line research library.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated the twelve persons named below for election as directors at the Annual Meeting to serve until the 2016 annual meeting or until their respective successors are duly elected and qualified. Each of the nominees for director is currently serving on the Board. If any nominee is unable to serve as a director, which we do not anticipate, the Board by resolution may reduce the number of directors or choose a substitute nominee.

Nominees for Director

•	Bruce Van Saun

•	Mark Casady

•	Anthony Di Iorio

•	Robert Gillespie

•	William P. Hankowsky

•	Howard W. Hanna III

•	Leo I. (“Lee”) Higdon

•	Charles J. (“Bud”) Koch

•	Arthur F. Ryan

•	Shivan S. Subramaniam

•	Wendy A. Watson

•	Marita Zuraitis

For biographical information about the nominees for director, including information about their qualifications to serve as a director, see “Directors, Executive Officers and Corporate Governance—Nominees” beginning on page 14.

THE BOARD OF DIRECTORS RECOMMENDS THAT

STOCKHOLDERS VOTE FOR THE ELECTION TO THE BOARD

OF EACH OF THE TWELVE NOMINEES FOR DIRECTOR.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, as the independent auditors to perform an integrated audit of the Company for the fiscal year ending December 31, 2015. Deloitte & Touche LLP served as our independent auditors for the fiscal year ending December 31, 2014.

Pursuant to the Separation Agreement, we are required to retain Deloitte & Touche LLP as our independent registered public accounting firm until the date on which RBS ceases to directly or indirectly own at least 4.99% of our outstanding common stock or the date on which the Company receives written notice from the Federal Reserve Board that RBS is not deemed to control the Company for purposes of the Bank Holding Company Act of 1956, as amended. Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. However, the Board believes that obtaining stockholder ratification of the appointment is a sound corporate governance practice. If the stockholders do not vote on an advisory basis in favor of Deloitte & Touche LLP, the Audit Committee will reconsider whether to hire the firm and may retain Deloitte & Touche LLP or hire another firm without resubmitting the matter for stockholders to approve. The Audit Committee retains the discretion at any time to appoint a different independent auditor.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting, available to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION

OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR

THE COMPANY FOR FISCAL YEAR 2015.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders within the confines of UK and European remuneration regulations that apply to us due to the nature of our ownership.

We encourage you to review the complete description of our executive compensation programs provided in this proxy statement, including the “Compensation Discussion and Analysis” that begins on page 37 and the compensation tables and accompanying narratives.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s stockholders approve, on a nonbinding, advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the accompanying compensation tables and related narrative).

Although the vote on this proposal is advisory and, therefore, is not binding, the Compensation Committee will carefully consider the stockholder vote on this matter, including whether any actions will be necessary to address the concerns, if any, of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 4: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting with respect to this Proposal 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, once every two years, or once every three years.

Our Board has determined that an annual advisory vote on executive compensation is the most appropriate alternative for the Company because it will provide stockholders the opportunity to react promptly to emerging trends in compensation and will provide the Board and the Compensation Committee the opportunity to evaluate compensation decisions in light of yearly feedback from stockholders.

This vote is advisory and not binding on the Company, our Compensation Committee or our Board. However, the Board and the Compensation Committee will carefully consider the outcome of the vote when determining how often the Company should submit to our stockholders a nonbinding, advisory vote to approve the compensation of our named executive officers included in our proxy statement. The Board may decide that it is in the best interests of our stockholders and the Company to hold a nonbinding, advisory vote to approve named executive officer compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders advise that an advisory resolution with respect to executive compensation should be presented to the stockholders every one, two or three years as reflected by their votes for each of these alternatives in connection with this resolution.

Although our Board recommends holding this vote every year, you have the option to specify one of four choices for this proposal on the Proxy Card: every “1 year,” every “2 years,” every “3 years” or “Abstain.” You are not voting to approve or disapprove the recommendation of the Board.

In voting on this resolution, you should mark your proxy for one, two or three years based on your preference as to the frequency with which an advisory vote on executive compensation should be held. If you have no preference you should abstain.

THE BOARD OF DIRECTORS RECOMMENDS HOLDING AN

ADVISORY VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE

OFFICERS EVERY YEAR (ANNUALLY).

PROPOSAL 5: APPROVAL OF THE MATERIAL TERMS OF THE CITIZENS FINANCIAL GROUP,

INC. PERFORMANCE FORMULA AND INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF

THE INTERNAL REVENUE CODE

At our annual meeting, stockholders will be asked to approve the material terms, including performance goals, of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan (the “Performance and Incentive Plan”), which was initially approved by our Board and stockholders prior to our initial public offering. We are seeking stockholder approval in order to qualify compensation payable to our executive officers under the Performance and Incentive Plan for the performance-based compensation exemption under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Section 162(m) places a limit of $1,000,000 per individual on the amount of remuneration the Company may deduct in any given year with respect to certain high-level executives of the Company. There is, however, an exception that generally allows the Company to obtain tax deductions without this limitation if the compensation paid qualifies as performance-based compensation. There are a number of requirements that need to be met in order for compensation to qualify as performance-based compensation, including stockholder approval of the material terms under which performance based compensation is to be paid, which material terms include the performance goals, class of eligible participants and the maximum amount that can be paid under awards if the performance goals are achieved. Accordingly, approval of the Performance and Incentive Plan by the stockholders will allow us to make performance-based awards under the plan while preserving a federal income tax deduction under Section 162(m).

Summary of the Material Terms of the Performance Formula and Incentive Plan

The material terms of the Performance and Incentive Plan are summarized below. A copy of the full text of the Performance and Incentive Plan is attached to this proxy statement as Appendix A. This summary of the Performance and Incentive Plan is not intended to be a complete description of the Performance and Incentive Plain and is qualified in its entirety by the actual text of the Performance and Incentive Plain to which reference is made.

The Performance and Incentive Plan has been designed to grant annual incentive awards that are intended to qualify as performance-based compensation under Section 162(m). At the beginning of each fiscal year, our Compensation Committee will designate individuals whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code as participants in the Performance and Incentive Plan for the relevant year. Commencing with the 2014 fiscal year, and for each fiscal year thereafter, designated participants will be eligible to earn an annual incentive award for each fiscal year up to a maximum amount as specified in the Performance and Incentive Plan. The Performance and Incentive Plan sets forth the maximum annual incentive awards that can be granted to any participant for any year at 2% of adjusted pre-tax operating income for our CEO and 0.7% of pre-tax operating income for other participants. Our Compensation Committee may not pay more than the maximum award but may use negative discretion to reduce the amount of each participating executive’s annual incentive award to take into account additional factors that our Compensation Committee may deem relevant to the assessment of Company or individual performance during the relevant year. After each fiscal year, the Compensation Committee will certify the maximum annual incentive awards and the annual incentive amount, if any, payable to each participating employee. Awards may be paid in cash (including deferred cash), equity-based awards under our equity compensation plan, notes, other property or any combination thereof as determined by the Compensation Committee.

The Performance and Incentive Plan defines “pre-tax operating income” as, for the applicable fiscal year, the Company’s consolidated pretax income, adjusted to exclude the impact of any extraordinary items, goodwill impairment, integration, restructuring costs, discontinued operations, acquisition costs, gains or losses on strategic disposals, pension curtailments or settlements, cumulative effect of accounting changes, valuation adjustments related to debt accounted for at fair value, and other unusual or non-recurring items of loss or expense. In each case, all of the preceding terms included in the definition of “pre-tax operating income” have the meanings defined by generally accepted accounting principles accepted in the United States of America and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or our other filings with the SEC.

The Performance and Incentive Plan is administered by our Compensation Committee or another committee of the Board comprised of solely outside directors. The Compensation Committee has the authority to identify plan participants from among those individuals whose compensation for the fiscal year may be subject to the limit on deductibility of compensation, imposed by Section 162(m). Nine of our executive officers (including our named executive officers) currently participate in the Performance and Incentive Plan. The administrator may amend, modify, suspend or terminate the Performance and Incentive Plan at any time so long as such action complies with the requirements of Section 162(m).

New Plan Benefits

The amount of awards that may become payable in fiscal year 2015 and subsequent years under the Performance Formula and Incentive Plan will be dependent upon our pre-tax operating income for the applicable year and will be subject to the Compensation Committee’s discretion to reduce any award by any amount. As a result, it is not possible to determine the amounts of awards for future years. However, please refer to the Summary Compensation Table for the 2014 fiscal year in this proxy statement which sets forth information regarding variable compensation paid to our named executive officers during 2014.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

APPROVAL OF THE PERFORMANCE FORMULA AND INCENTIVE PLAN TERMS.

PROPOSAL 6: APPROVAL OF THE MATERIAL TERMS OF THE CITIZENS FINANCIAL GROUP,

INC. OMNIBUS INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL

REVENUE CODE, INCLUDING THE PERFORMANCE GOALS AND INDIVIDUAL AWARD

LIMITATIONS

At our annual meeting, stockholders will be asked to approve the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan (the “Omnibus Plan”), which was originally approved by our Board and stockholders prior to our initial public offering, for Section 162(m) purposes, including the performance goals and individual award limits. We are seeking stockholder approval in order to qualify performance awards payable to our executive officers under the Omnibus Plan for the performance-based compensation exemption under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended.

As described above under Proposal 5, Section 162(m) places a limit of $1,000,000 per individual on the amount of remuneration the Company may deduct in any given year with respect to certain high-level executives of the Company and provides an exception that generally allows the Company to obtain tax deductions without this limitation if the compensation paid qualifies as performance-based compensation. Approval of the performance goals and individual award limitations under the Omnibus Plan by the stockholders will allow us to continue to make awards under the plan while preserving a federal income tax deduction under Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

APPROVAL OF THE MATERIAL TERMS OF THE OMNIBUS PLAN FOR SECTION 162(m)

PURPOSES, INCLUDING THE PERFORMANCE GOALS AND INDIVIDUAL AWARD LIMITATIONS.

The material terms of the Omnibus Plan are summarized below. A copy of the full text of the Omnibus Plan is attached to this proxy statement as Appendix B. This summary of the Omnibus Plan is not intended to be a complete description of the Omnibus Plan and is qualified in its entirety by the actual text of the Omnibus Plan to which reference is made.

Purpose.

The purpose of the Omnibus Plan is to motivate and reward those employees and other individuals who are expected to perform at the highest level and contribute significantly to our success, thereby furthering our best interests and those of our stockholders.

Plan Term.

The Omnibus Plan is scheduled to expire on September 23, 2024. The plan will expire sooner if, prior to the end of the ten-year term, the maximum number of shares available for issuance under the Omnibus Plan has been issued or our Board of Directors terminates the Omnibus Plan.

Authorized Shares and Award Limits.

Subject to adjustment (as described below), 51,969,949 shares of our common stock are available for awards to be granted under the Omnibus Plan (other than substitute awards, which are awards granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by us or with which we combine), plus any shares subject to awards granted under the CFG Deferral Plan or the CFG LTIP that is forfeited, expires, terminates, otherwise lapses or is settled for cash without the delivery of shares. Shares granted under the Omnibus Plan that are subject to an outstanding award that is forfeited, expires, terminates, otherwise lapses or is settled for cash, in whole or in part, without the delivery of the shares will again be available for issuance under the Omnibus Plan. Shares tendered or withheld in payment of an exercise price or in respect of taxes will not again become available for issuance under the Omnibus Plan.

Subject to adjustment (as described below), the maximum number of shares of our common stock that may be granted to any single individual during any calendar year is as follows: (i) stock options and stock appreciation rights (“SARs”) that relate to no more than 1,000,000 shares; (ii) restricted stock and restricted stock units (“RSUs”) that relate to no more than 1,000,000 shares; (iii) performance awards denominated in shares and other share-based awards that relate to no more than 1,000,000 shares; (iv) deferred awards denominated in shares that relate to no more than 1,000,000 shares; (v) deferred awards denominated in cash that relate to no more than $15,000,000; and (vi) performance awards denominated in cash and other cash-based awards that relate to no more than $15,000,000.

Administration. Our Compensation Committee will administer the Omnibus Plan and will have authority to:

•	designate participants;

•	determine the types of awards (including substitute awards) to be granted to each participant;

•	determine the number of shares to be covered by awards (or with respect to which payments, rights or other matters are to be calculated in connection with awards);

•	determine the terms and conditions of awards;

•	determine whether, to what extent and under what circumstances awards may be settled or exercised in cash, shares, other awards, other property or net settlement;

•	determine the circumstances under which awards may be canceled, repurchased, forfeited or suspended;

•	determine whether, and to what extent and under what circumstances cash, shares of our common stock and other awards may be deferred automatically or at the election of the holder or the Compensation Committee;

•	interpret and administer the Omnibus Plan and any instrument or agreement relating to, or award made under, the Omnibus Plan;

•	amend the terms or conditions of outstanding awards, including to accelerate the time or times at which an award becomes vested, unrestricted or may be exercised;

•	correct any defect, supply any omission and reconcile any inconsistency in the Omnibus Plan or any award to carry the Omnibus Plan into effect;

•	establish, amend, suspend or waive rules and regulations and appoint agents and other individuals for the proper administration of the Omnibus Plan; and

•	make any other determination and take any other action that it deems necessary or desirable to administer the Omnibus Plan.

To the extent not inconsistent with applicable law and our Compensation Committee’s charter, our Compensation Committee may delegate to a committee of one or more directors or to one or more of our officers the authority to grant awards under the Omnibus Plan.

Eligible Participants. Employees, consultants and other individuals who provide services to the Company or any subsidiary are eligible to be selected by the Compensation Committee for an award under the Omnibus Plan. Annual grants will be made under the Omnibus Plan for the first time in March 2015. It is expected that there will be approximately 200 Omnibus Plan participants.

Types of Awards. The Omnibus Plan provides for grants of incentive and non-qualified stock options, SARs, restricted stock, RSUs, performance awards, deferred awards, other share-based awards and other cash-based awards:

•	Stock Options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option will be determined by our Compensation Committee at the time of grant but may not (except in the case of substitute awards) be less than the “fair market value” of a share of our common stock (defined under the Omnibus Plan as the closing price of a share of our common stock on the day prior to the grant date). Our Compensation Committee will determine the date on which each stock option becomes vested and exercisable and the expiration date of each option. No stock option will be exercisable more than ten years from the grant date, except that our Compensation Committee may provide in an award agreement for an extension of such ten-year term in the event the exercise of the option would be prohibited by law on the expiration date. A grant of a stock option may not be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such options. Stock options that are intended to qualify as incentive stock options must meet the requirements of Section 422 of the Internal Revenue Code.

•	SARs. A SAR represents a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share of our common stock from the grant date over the exercise or hurdle price of such SAR. The per share exercise price of a SAR (except in the case of substitute awards) will be determined by our Compensation Committee but may not be less than the “fair market value” of a share of our common stock (as defined under the Omnibus Plan and summarized above). Our Compensation Committee will determine the date on which each SAR may be exercised or settled, in whole or in part, and the expiration date of each SAR. However, no SAR will be exercisable more than ten years from the grant date. A grant of a SAR may not be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SAR.

•	Restricted Stock. Restricted stock is an award of shares of our common stock that are subject to restrictions on transfer and a substantial risk of forfeiture.

•	RSUs. An RSU represents a contractual right to receive the value of a share of our common stock at a future date, subject to specified vesting and other restrictions.

•	Performance Awards. Performance awards, which may be denominated in cash or shares, will be earned upon the satisfaction of performance conditions specified by our Compensation Committee. The performance conditions for awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code may include, but not be limited to, the following:

•	return measures (including, but not limited to, total stockholder return; return on equity; return on tangible common equity; return on tier 1 common equity; return on assets or net assets; return on risk-weighted assets; and return on capital (including return on total capital or return on invested capital));

•	revenues (including, but not limited to, total revenue; gross revenue; net revenue; revenue growth; and net sales);

•	income/earnings measures (including, but not limited to, earnings per share; earnings or loss (including earnings before or after interest, taxes, depreciation and amortization); gross income; net income after cost of capital; net interest income; non-interest income; fee income; net interest margin; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); pre- or after-tax operating income; net earnings; net income or loss (before or after taxes); operating margin; gross margin; and adjusted net income);

•	expense measures (including, but not limited to, expenses; operating efficiencies; non-interest expense and operating/efficiency ratios; and improvement in or attainment of expense levels or working capital levels (including cash and accounts receivable));

•	balance sheet/risk management measures (including, but not limited to, loans; deposits; assets; tangible equity; charge-offs; net charge-offs; non-performing assets or loans; risk-weighted assets; classified assets; criticized assets; allowance for loans and lease losses; loan loss reserves; asset quality levels; year-end cash; investments; interest-sensitivity gap levels; regulatory compliance; satisfactory internal or external audits; financial ratings; stockholders’ equity; tier 1 capital; and liquidity);

•	cash flow measures (including, but not limited to, cash flow or cash flow per share (before or after dividends); and cash flow return on investment);

•	share price measures (including, but not limited to, share price; appreciation in and/or maintenance of share price; and market capitalization);

•	strategic objectives (including, but not limited to, market share; debt reduction; operating efficiencies; customer satisfaction; customer growth; employee satisfaction; research and development achievements; branding; mergers and acquisitions; succession management; people development; management retention; dynamic market response; expense reduction initiatives; reductions in costs; risk management; regulatory compliance and achievements; implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel); and

•	other measures (including, but not limited to, economic value-added models or equivalent metrics; economic profit added; gross profits; economic profit; comparisons with various stock market indices; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital or assets under management; and financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions)).

These performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments, may be based on a ratio or separate calculation of any performance criteria and may be made relative to an index or one or more of the performance goals themselves.

•	Deferred Awards. Our Compensation Committee is authorized to grant deferred awards which may be denominated in a right to receive shares of our common stock or cash, including in lieu of any annual bonus payable under any of our bonus plans or arrangements. Our Compensation Committee will determine the method of converting the amount of annual bonus into a deferred award and, if applicable, the form, vesting, settlement, forfeiture and cancellation provisions or any other criteria applicable to such deferred awards. Deferred awards can be granted independently or as an element of, or supplement to, any other award. Our Compensation Committee may determine the form or forms (including cash, shares, other awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any deferred award may be made.

•	Other Share-Based Awards. Our Compensation Committee is authorized to grant other share-based awards, which may be denominated, payable or valued in or based on, in whole or in part, shares of our common stock or factors that may influence the value of our shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares, awards with value and payment contingent upon our performance or that of our business units or any other factors designated by our Compensation Committee.

•	Other Cash-Based Awards. Our Compensation Committee is authorized to grant other cash-based awards either independently or as an element of or supplement to any other award under the Omnibus Plan.

Our Compensation Committee will determine the terms and conditions of all awards granted under the Omnibus Plan, including the date(s) on which awards become vested.

Adjustments. In the event that our Compensation Committee determines that, as result of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of our shares or other securities, issuance of warrants or other rights to purchase our shares or other securities, issuance of our shares pursuant to the anti-dilution provisions of our securities, or other similar corporate transaction or event affecting our shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Plan, our Compensation Committee will, subject to compliance with Section 409A of the Internal Revenue Code, adjust equitably any or all of:

•	the number and type of shares or other securities that thereafter may be made the subject of awards, including the aggregate and individual limits under the Omnibus Plan;

•	the number and type of shares or other securities subject to outstanding awards; and

•	the grant, purchase, exercise or hurdle price for any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award.

In addition, our Compensation Committee is authorized to adjust the terms and conditions of, and the criteria included in, outstanding awards in recognition of events (including those events described above) affecting the Company or the financial statements of the Company, or changes in applicable laws, regulations or accounting principles, whenever our Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Omnibus Plan, subject, in all such instances, to compliance with Section 162(m) of the Internal Revenue Code.

Termination of Service and Change of Control. Our Compensation Committee will determine the effect of a termination of employment or service on outstanding awards, including whether the awards will vest, become exercisable, settle or be forfeited. In the event of a “change of control” (as defined in the Omnibus Plan and summarized below), except as otherwise provided in the applicable award agreement, our Compensation Committee may provide for:

•	continuation or assumption of outstanding awards under the Omnibus Plan by us (if we are the surviving corporation) or by the surviving corporation or its parent;

•	substitution by the surviving corporation or its parent of awards with substantially the same terms and value as such outstanding awards under the Omnibus Plan;

•	acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or conditions deemed met at target) or the right to exercise outstanding awards immediately prior to the date of the change of control and the expiration of awards not timely exercised by the date determined by our Compensation Committee; or

•	in the case of outstanding stock options and SARs, cancelation in consideration of a payment in cash or other consideration equal to the intrinsic value of the award. Our Compensation Committee may, in its sole discretion, terminate without the payment of any consideration, any stock options or SARs for which the exercise or hurdle price is equal to or exceeds the per share value of the consideration to be paid in the change of control transaction.

Under the Omnibus Plan, except as otherwise provided in a participant’s award agreement, “change of control” generally means the occurrence of one or more of the following events:

•	the acquisition of more than 50% of the combined voting power of our outstanding securities (other than by an employee benefit plan or trust maintained by us);

•	the replacement of the majority of our directors during any 12-month period;

•	the consummation of our merger or consolidation with another entity (unless our voting securities outstanding immediately before such transaction continue to represent at least 50% of the combined voting power and total fair market value of the securities of the surviving entity, or if applicable, the ultimate parent thereof, outstanding immediately after such transaction); or

•	the transfer of our assets having an aggregate fair market value of more than 50% of the fair market value of us and our subsidiaries immediately before such transfer, but only to the extent that in connection with such transfer or within a reasonable period thereafter, our stockholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the fair market value of us and our subsidiaries immediately before such transfer.

Amendment and Termination. Our Board of Directors may amend, alter, suspend, discontinue or terminate the Omnibus Plan, subject to approval of our stockholders if required by applicable law or the rules of the stock exchange on which our shares are principally traded. Our Compensation Committee may also amend, alter, suspend, discontinue or terminate, or waive any conditions or rights under, any outstanding award. However, subject to the adjustment provision and change of control provision (each summarized above), any such action by our Compensation Committee that would materially adversely affect the rights of a holder of an outstanding award may not be taken without the holder’s consent, except (i) to the extent that such action is taken to cause the Omnibus Plan to comply with applicable law, stock market or exchange rules and regulations, or accounting or tax rules and regulations, or (ii) to impose any “clawback” or recoupment provisions on any awards in accordance with the Omnibus Plan.

In addition, our Compensation Committee may amend the Omnibus Plan or create sub-plans in such manner as may be necessary to enable the plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations. In the event of our dissolution or liquidation, each award will terminate immediately prior to the consummation of such action, unless otherwise determined by our Compensation Committee.

Cancellation or “Clawback” of Awards. Our Compensation Committee may, to the extent permitted by applicable law and stock exchange rules or by any of our policies, cancel or require reimbursement of any awards granted, shares issued or cash received upon the vesting, exercise or settlement of any awards granted under the Omnibus Plan or the sale of shares underlying such awards.

Prohibition on Repricing. Subject to the adjustment provision summarized above, our Compensation Committee may not directly or indirectly, through cancellation or regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any award established at the time of grant without approval of our stockholders.

U.S. Federal Income Tax Consequences

Non-Qualified Stock Options. A non-qualified stock option is an option that does not meet the requirements of Section 422 of the Internal Revenue Code. A participant will not recognize taxable income when granted a non-qualified stock option. When the participant exercises the stock option, he or she will recognize taxable ordinary income equal to the excess of the fair market value of the shares received on the exercise date over the aggregate exercise price of the shares. The participant’s tax basis in the shares acquired on exercise of the option will be increased by the amount of such taxable income. We generally will be entitled to a federal income tax deduction in an amount equal to the ordinary income that the participant recognizes. When the participant sells the shares acquired on exercise, the participant will realize long-term or short-term capital gain or loss, depending on whether the participant holds the shares for more than one year before selling them. Special rules apply if all or a portion of the exercise price is paid in the form of shares.

Incentive Stock Options. An incentive stock option is an option that meets the requirements of Section 422 of the Internal Revenue Code. A participant will not have taxable income when granted an incentive stock option or when exercising the option. If the participant exercises the option and does not dispose of the shares until the later of two years after the grant date and one year after the exercise date, the entire gain, if any, realized when the participant sells the shares will be taxable as long-term capital gain. We will not be entitled to any corresponding tax deduction.

If a participant disposes of the shares received upon exercise of an incentive stock option within the one-year or two-year periods described above, it will be considered a “disqualifying disposition,” and the option will be treated as a non-qualified stock option for federal income tax purposes. If a participant exercises an incentive stock option more than three months after the participant’s employment or service with us terminates, the option will be treated as a non-qualified stock option for federal income tax purposes. If the participant is disabled and terminates employment or service because of his or her disability, the three-month period is extended to one year. The three-month period does not apply in the case of the participant’s death.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and the Company will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days after the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the common stock as of that date, less any amount the participant paid for the common stock, and we will be allowed a corresponding tax deduction at that time. Any future appreciation in the common stock will be taxable to the participant at capital gains rates. However, if the restricted stock award is later forfeited, the participant will not be able to recover the tax previously paid pursuant to his Section 83(b) election.

RSUs. A participant does not recognize income, and the Company will not be allowed a tax deduction, at the time an RSU is granted. When the RSUs vest and are settled for cash or stock, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares on the date of vesting, and the Company will be allowed a corresponding tax deduction at that time. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which we are not entitled to a deduction.

New Plan Benefits. Awards under the Omnibus plan are based on the discretion of the Compensation Committee and/or the Company’s achievement of performance targets established by the Compensation Committee, and it is not currently possible to determine the amounts that will be received by employees participating in the Omnibus Plan in the future. However, please refer to the Summary Compensation Table for the 2014 fiscal year in this proxy statement which sets for information regarding incentive compensation paid to our named executive officers during 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the equity awards outstanding as of December 31, 2014 that were granted under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders	5,595,882	—	61,339,603
Equity compensation plans not approved by security holders	—	—	—
Total	5,595,882	—	61,339,603

(a)	Represents the number of shares associated with restricted stock units outstanding as of December 31, 2014.

(b)	We had no outstanding options as of December 31, 2014.

(c)	Represents the number of shares remaining available for future issuance under the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan, the Citizens Financial Group, Inc. 2014 Employee Share Purchase Plan, and the Citizens Financial Group, Inc. 2014 Non-Employee Directors Compensation Plan. The following number of shares are available for issuance with respect to restricted stock, restricted stock units and other awards based on the full value of stock (rather than an increase in value): 51,945,791 shares under our 2014 Omnibus Incentive Plan; and 1,657,082 shares under our 2014 Directors Compensation Plan.

OTHER INFORMATION FOR STOCKHOLDERS

Other Business

The board of directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

Proposals for 2016

The Company will review for inclusion in next year’s proxy statement stockholder proposals submitted pursuant to SEC Rule 14a-8 that are received by November 24, 2015. In order for a stockholder proposal or director nomination to be considered for inclusion in our proxy materials for the annual meeting, the proposal or director nomination must be received by our Corporate Secretary, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901, on or before the close of business on November 24, 2015, and must comply with the rules and regulations promulgated by the SEC. These stockholder notices also must comply with the requirements of our Bylaws and will not be effective otherwise. Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary. To be timely, a stockholder’s notice for proposals outside of SEC Rule 14a-8 must be delivered to the Corporate Secretary at 600 Washington Boulevard, Stamford, Connecticut, 06901 not less than 120 days or more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our annual meeting of stockholders to be held in 2016, such a proposal must be received on or after December 7, 2015, but not later than January 6, 2016. In the event that the date of the annual meeting of stockholders to be held in 2016 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting of stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the annual meeting of stockholders to be held in 2016 and not later than 70 days prior to such annual meeting of stockholders to be held in 2016 or 10 days following the day on which public announcement of the date of such annual meeting is first made.

Annual Report for 2014

The fiscal 2014 Annual Report to Stockholders is being mailed with this proxy statement to those stockholders that received a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this proxy statement and our fiscal 2014 Annual Report at www.edocumentview.com/CFG. Requests for copies of our Annual Report to Stockholders may also be directed to Investor Relations, Citizens Financial Group, Inc., 600 Washington Boulevard, Stamford, Connecticut 06901.

Householding of Annual Disclosure Documents

In some cases, stockholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of our annual report and this proxy statement. This reduces the volume of duplicate information received at your household and helps to reduce costs. If you would like to have additional copies of these documents mailed to you, please call or write to Investor Relations at (203) 897-4240 or 600 Washington Boulevard, Stamford, Connecticut 06901. If you want to receive separate copies of the proxy statement, annual report to stockholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder.

BY ORDER OF THE BOARD OF DIRECTORS

Robin S. Elkowitz

Executive Vice President, Deputy General Counsel and

Secretary

Stamford, Connecticut

March 10, 2015

Appendix A

CITIZENS FINANCIAL GROUP, INC.

PERFORMANCE FORMULA AND INCENTIVE PLAN

The following sets forth the performance formula (the “Performance Formula”), which is intended to be a valid performance formula under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder (the “Code”) and which shall govern annual incentive awards for certain executive officers of the Company (as defined in Section 1), which may be awarded in the form of cash, stock, notes or other property or any combination of the foregoing under any of the compensation plans of the Company or its affiliates. The Performance Formula and related provisions (the “Performance Formula and Incentive Plan”) are set forth below as a stand-alone document for ease of administration.

1.	Definitions.

As used herein, the following capitalized words shall have the meanings set forth below:

“Award” means an award, including without limitation, an award of restricted stock, stock units, stock options, or stock appreciation rights or another equity-based or equity-related award, granted under any Company equity compensation plan and subject to the terms and provisions of such plan.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board, any successor committee thereto, or any other committee of the Board appointed by the Board to administer the Performance Formula and Incentive Plan or to have authority with respect to the Performance Formula and Incentive Plan, or any subcommittee appointed by such Committee, in each case, consisting solely of at least two “outside directors” as defined under Section 162(m) of the Code.

“Company” means Citizens Financial Group, Inc., a Delaware corporation, and any and all successor entities.

“Date of the Award” means the effective date of an Award as specified by the Committee.

“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.

“Maximum Annual Incentive Award” has the meaning set forth in Section 2.

“Pre-Tax Operating Income” means, for the applicable fiscal year, the consolidated pre-tax income of the Company, adjusted to exclude the impact of any extraordinary items, goodwill impairment, integration and restructuring costs, discontinued operations, acquisition costs, gains or losses on strategic disposals, pension curtailments or settlements, cumulative effect of accounting changes, valuation adjustments related to debt accounted for at fair value, and other unusual or non-recurring items of loss or expense. In each case, all of the preceding terms will have the meanings as defined by generally accepted accounting principles accepted in the United States of America and identified in the audited financial statements, notes to the audited financial statements, management’s discussion and analysis or other Company filings with the Securities and Exchange Commission.

“Section 162(m) Participant” means, for a given fiscal year of the Company, any individual designated by the Committee by not later than 90 days following the start of such year (or such other time as may be required or permitted by Section 162(m) of the Code) as an individual whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

“Share” means a share of common stock, par value $0.01 per share, of the Company.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Performance Formula and Incentive Plan.

2.	Annual Incentive Award.

Commencing with the fiscal year of the Company beginning January 1, 2014, and for each fiscal year of the Company thereafter, each Section 162(m) Participant will be eligible to earn under the Performance Formula and Incentive Plan an annual incentive award for each fiscal year in a maximum amount equal to the following percentages of Pre-Tax Operating Income for that fiscal year: 2% for the Chief Executive Officer and 0.7% for each other Section 162(m) Participant (each, the “Maximum Annual Incentive Award”). In determining the annual incentive award amounts payable under the Performance Formula and Incentive Plan, the Committee may not pay a Section 162(m) Participant more than the Maximum Annual Incentive Award, but the Committee shall have the right to reduce the incentive award amount payable to such Section 162(m) Participant to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the year.

Following the completion of each fiscal year, the Committee shall certify in writing the Maximum Annual Incentive Awards and the incentive amounts, if any, payable to Section 162(m) Participants for such fiscal year. The incentive award amounts payable to a Section 162(m) Participant may be paid annually following the end of the applicable fiscal year after such certification by the Committee in the form of (i) cash (including deferred cash), (ii) Awards with a value as of the Date of the Award, determined in accordance with Section 3 below, (iii) notes, (iv) other property as the Committee may determine, or (v) any combination of the foregoing; in each case, subject to compliance with Section 409A of the Code. Any annual incentive awards granted in accordance with the preceding provisions will be subject to any additional vesting, forfeiture, clawback or deferral terms as determined reasonable in the discretion of the Committee.

3.	Valuation.

If the Committee determines that all or a portion of an annual incentive award awarded to a Section 162(m) Participant for a given fiscal year is paid in whole or in part in the form of Awards, then for purposes of determining the number of Shares subject to such Awards, the Committee will value Awards in the form of restricted stock, restricted stock units or other full-value share awards at the Fair Market Value of the Shares underlying the grant on the Date of the Award and will value Awards in the form of options and stock appreciation rights at their fair value on the Date of the Award, as expensed by the Company under applicable accounting rules for purposes of the Company’s financial statements. Notwithstanding the foregoing, the Fair Market Value of any Awards plus any cash paid as an annual incentive award pursuant to the Performance Formula and Incentive Plan shall not exceed the Maximum Annual Incentive Award.

4.	Repeal of Section 162(m) of the Code.

Without further action by the Board, the Performance Formula and Incentive Plan shall cease to apply on the effective date of the repeal of Section 162(m) of the Code (and any successor provision thereto).

5.	Administration.

The Committee shall administer the Performance Formula and Incentive Plan and shall have full power and authority to make all determinations under the plan in its sole discretion, subject to the express provisions hereof, including, without limitation: (i) to appropriately identify eligible Section 162(m) Participants; (ii) to make annual incentive awards and to determine the form and terms of such awards generally, including, without limitation, the number of Shares subject to each Award or the cash amount payable in connection with an annual incentive award; (iii) to establish the terms and conditions of each annual incentive award, including, without limitation, those related to vesting, cancellation, forfeiture, clawback, payment, and exercisability, and the effect, if any, of certain events on a Section 162(m) Participant’s annual incentive awards, including, without limitation, the Section 162(m) Participant’s termination of employment with the Company or its Subsidiaries; (iv) to specify and approve the provisions of the annual incentive award documents delivered to Section 162(m) Participants in connection with their annual incentive awards, if any; (v) to construe and interpret any annual incentive award document delivered under the plan; (vi) to prescribe, amend and rescind the Performance Formula and Incentive Plan, in whole or in part, or any rules, procedures or programs relating to the plan; and (vii) to formulate such procedures as it considers to be necessary or advisable for the administration of the Performance Formula and Incentive Plan.

The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Performance Formula and Incentive Plan. All of the Committee’s determinations in carrying out, administering, construing and interpreting the Performance Formula and Incentive Plan shall be made or taken in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons. The Committee’s determinations under the Performance Formula and Incentive Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, annual incentive awards under the plan (whether or not such persons are similarly situated). The Committee shall not be liable for anything whatsoever in connection with the administration of the Performance Formula and Incentive Plan, including, without limitation, any interpretation, determination or other action taken or not taken in administering the Performance Formula and Incentive Plan, except the Committee’s own willful misconduct.

6.	Tax Withholding.

All annual incentive awards shall be subject to tax withholding to the extent required by applicable law.

7.	Discretionary Awards.

Unless the Company specifically provides otherwise, all grants of Awards and deliveries of Shares, cash or other property under the Performance Formula and Incentive Plan shall constitute a special discretionary incentive payment to the Section 162(m) Participant and shall not be required to be taken into account in computing the amount of salary, wages or other compensation of the Section 162(m) Participant for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or other benefits from the Company or under any agreement with the Section 162(m) Participant.

8.	No Right to Continued Employment or Participation.

Neither the Performance Formula and Incentive Plan nor any interpretation, determination or other action taken or omitted to be taken pursuant to the Performance Formula and Incentive Plan shall be construed as guaranteeing a Section 162(m) Participant’s employment with the Company during any period, right to be reemployed by the Company following a termination of employment, a discretionary bonus or any particular level of bonus, compensation or benefits, or be deemed to create or confer on a Section 162(m) Participant any right to participate in the Performance Formula and Incentive Plan, or in any similar program that may be established by the Company, in respect of any fiscal year or other period.

9.	Effective Date.

The Performance Formula and Incentive Plan shall be effective with respect to compensation in respect of the fiscal year beginning January 1, 2014.

10.	Termination and Amendment.

The Committee may amend, modify, suspend or terminate the Performance Formula and Incentive Plan or any portion thereof at any time, provided that such action complies with the requirements of Section 162(m) of the Code.

11.	Governing Law; Arbitration.

The Performance Formula and Incentive Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of an annual incentive award to the substantive law of another jurisdiction. Any dispute, claim or controversy arising out of or relating to this Performance Formula and Incentive Plan or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this provision to arbitrate, shall be determined by arbitration before a single arbitrator in the English language. The arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. Judgment on the Award may be entered in any court having jurisdiction. Prior to arbitration, all disputes, controversies or claims maintained by any Section 162(m) Participant must first be submitted to the Committee in accordance with claim procedures determined by the Committee in its sole discretion.

Appendix B

CITIZENS FINANCIAL GROUP, INC.

2014 OMNIBUS INCENTIVE PLAN

Section 1. Purpose. The purpose of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan (the “Plan”) is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to the success of Citizens Financial Group, Inc. (together with its subsidiaries and any and all successor entities, the “Company”), thereby furthering the best interests of the Company and its shareholders.

Section 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Deferred Award, Other Cash-Based Award or Other Share-Based Award granted under the Plan.

(b) “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

(c) “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

(d) “Beneficiary” means a Person entitled to receive payments or other benefits or exercise rights that are available under the Plan in the event of the Participant’s death. If no such Person can be named or is named by the Participant, or if no Beneficiary designated by such Participant is eligible to receive payments or other benefits or exercise rights that are available under the Plan at the Participant’s death, such Participant’s Beneficiary shall be such Participant’s estate.

(e) “Board” means the board of directors of the Company.

(f) “Change of Control” means the occurrence of any one or more of the following events, except as otherwise provided in the Participant’s Award Agreement:

(i) any Person, other than an employee benefit plan or trust maintained by the Company, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s outstanding securities entitled to vote generally in the election of directors;

(ii) at any time during a period of 12 consecutive months, individuals who at the beginning of such period constituted the Board and any new member of the Board whose election or nomination for election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was so approved, cease for any reason to constitute a majority of members of the Board; or

(iii) the consummation of (A) a merger or consolidation of the Company with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity or, if applicable, the ultimate parent thereof) at least 50% of the combined voting power and total fair market value of the securities of the Company or such surviving entity or parent outstanding immediately after such merger or consolidation, or (B) any sale, lease, exchange or other transfer to any Person of assets of the Company, in one transaction or a series of related transactions, having an aggregate fair market value of more than 50% of the fair market value of the Company and its subsidiaries (the “Company Value”) immediately prior to such transaction(s), but only to the extent that, in connection with such transaction(s) or within a reasonable period thereafter, the Company’s shareholders receive distributions of cash and/or assets having a fair market value that is greater than 50% of the Company Value immediately prior to such transaction(s).

Notwithstanding the foregoing or any provision of any Award Agreement to the contrary, for any Award that provides for accelerated distribution on a Change of Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code and the regulations thereunder), if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(h) “Committee” means the compensation committee of the Board unless another committee is designated by the Board. If there is no compensation committee of the Board and the Board does not designate another committee, references herein to the “Committee” shall refer to the Board.

(i) “Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary, other than as an Employee or non-employee Director, or who has accepted an offer of service or consultancy from the Company or any Subsidiary.

(j) “Converted Award” means an award granted under The Royal Bank of Scotland Group plc 2010 Long Term Incentive Plan or The Royal Bank of Scotland Group plc 2010 Deferral Plan to any Employee or any other individual who provides services to the Company that is converted into an award underlying Shares upon the Company’s initial public offering, subject to the terms of applicable governing plan documents.

(k) “Covered Employee” means an individual who is, for a given fiscal year of the Company, (i) a “covered employee” within the meaning of Section 162(m) of the Code or (ii) designated by the Committee by not later than 90 days following the start of such year (or such other time as may be required or permitted by Section 162(m) of the Code) as an individual whose compensation for such fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

(l) “Deferred Award” shall mean an Award granted pursuant to Section 10.

(m) “Director” means any member of the Company’s Board.

(n) “Effective Date” means the effective date of the Company’s initial public offering.

(o) “Employee” means any individual, including any officer, employed by the Company or any Subsidiary or any prospective employee or officer who has accepted an offer of employment from the Company or any Subsidiary, with the status of employment determined based upon such factors as are deemed appropriate by the Committee in its discretion, subject to any requirements of the Code or the applicable laws.

(p) “Employment Agreement” means any employment, severance, consulting or similar agreement (including any offer letter) between the Company or any Subsidiary and the Participant.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(r) “Fair Market Value” means (i) with respect to Shares, the closing price of a Share on the day prior to the grant date or vesting, settlement or exercise date, as applicable (or, if there is no reported sale on such prior day, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which the Shares are quoted or traded, or if Shares are not so quoted or traded, fair market value of a Share as determined by the Committee, and (ii) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(s) “Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to the provisions of Section 6, that meets the requirements of Section 422 of the Code.

(t) “Intrinsic Value” with respect to an Option or SAR Award means (i) the excess, if any, of the price or implied price per Share in a Change of Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

(u) “Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.

(v) “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(w) “Other Cash-Based Award” means a cash Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

(x) “Other Share-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.

(y) “Participant” means the recipient of an Award granted under the Plan.

(z) “Performance Award” means an Award granted pursuant to Section 9.

(aa) “Performance Period” means the period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are measured.

(bb) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

(cc) “Restricted Stock” means any Share granted pursuant to Section 8.

(dd) “Returning Shares” means any Converted Award that is forfeited, expires, terminates, otherwise lapses or is settled for cash, in whole or in part, without the delivery of Shares, subject to the terms of applicable governing plan documents.

(ee) “RSU” means a contractual right granted pursuant to Section 8 that is denominated in Shares. Each RSU represents a right to receive the value of one Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.

(ff) “SAR” means any right granted pursuant to Section 7 to receive upon exercise by the Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise or settlement over (ii) the exercise or hurdle price of the right on the date of grant, or if granted in connection with an Option, on the date of grant of the Option.

(gg) “SEC” means the Securities and Exchange Commission.

(hh) “Section 162(m) Compensation” means “qualified performance-based compensation” under Section 162(m) of the Code.

(ii) “Shares” means shares of the Company’s common stock, $0.01 par value per Share.

(jj) “Subsidiary” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other company which the Committee determines should be treated as a “Subsidiary.”

(kk) “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.

Section 3. Eligibility.

(a) Any Employee, Consultant or any other individual who provides services to the Company or any Subsidiary shall be eligible to be selected to receive an Award under the Plan, to the extent an offer of an Award or a receipt of such Award is permitted by applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations.

(b) Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

Section 4. Administration.

(a) Administration of the Plan. The Plan shall be administered by the Committee, which shall be appointed by the Board. All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any Beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine.

(b) Composition of Committee. To the extent necessary or desirable to comply with applicable regulatory regimes, any action by the Committee shall require the approval of Committee members who are (i) independent, within the meaning of and to the extent required by applicable rulings and interpretations of the applicable stock market or exchange on which the Shares are quoted or traded; (ii) a non-employee Director within the meaning of Rule 16b-3 under the Exchange Act; and (iii) an outside Director pursuant to Section 162(m) of the Code. The Board may designate one or more Directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company the authority to grant Options and SARs or other Awards in the form of Share rights, except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act, and the Committee may delegate to one or more committees of the Board (which may consist of solely one Director) the authority to grant all types of Awards, in accordance with applicable law.

(c) Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards;

(iv) determine the terms and conditions of any Award; (v) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Shares, other Awards, other property, net settlement, or any combination thereof, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) amend terms or conditions of any outstanding Awards, including without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised; (viii) correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect; (ix) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it shall deem appropriate for the proper administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.

Section 5. Shares Available for Awards.

(a) Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan shall not exceed in the aggregate 51,969,949 Shares plus any Returning Shares.

(b) If any Award is forfeited, expires, terminates, otherwise lapses or is settled for cash, in whole or in part, without the delivery of Shares, then the Shares covered by such forfeited, expired, terminated or lapsed Award shall again be available for grant under the Plan. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (i) any Shares withheld in respect of taxes and (ii) any Shares tendered or withheld to pay the exercise price of Options.

(c) In the event that the Committee determines that, as a result of any dividend or other distribution (whether in the form of cash, Shares or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable laws, regulations or accounting principles, an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to compliance with Section 409A of the Code, adjust equitably (including, without limitation, by payment of cash) any or all of:

(i) the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limit specified in Section 5(a) and the individual limit specified in Section 5(e);

(ii) the number and type of Shares (or other securities) subject to outstanding Awards; and

(iii) the grant, purchase, exercise or hurdle price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award;

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.

(e) The following limits shall apply to the amount that may be awarded to any Participant during any calendar year, subject to adjustment as provided in Section 5(c): (i) Options and SARs that relate to no more than 1,000,000 Shares; (ii) Restricted Stock and RSUs that relate to no more than 1,000,000 Shares; (iii) Share-based Performance Awards and Other Share-Based Awards that relate to no more than 1,000,000 Shares; (iv) Share-based Deferred Awards that relate to no more than 1,000,000 Shares; (v) cash-based Deferred Awards that relate to no more than $15,000,000; and (vi) cash-based Performance Awards and Other Cash-Based Awards that relate to no more than $15,000,000.

Section 6. Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The exercise price per Share under an Option shall be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, and subject to Section 6(f), such exercise price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

(b) The term of each Option shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such Option; provided that the Committee may (but shall not be required to) provide in an Award Agreement for an extension of such 10-year term in the event the exercise of the Option would be prohibited by law on the expiration date.

(c) The Committee shall determine the time or times at which an Option becomes vested and exercisable in whole or in part.

(d) The Committee shall determine the method or methods by which, and the form or forms, including cash, Shares, other Awards, other property, net settlement, broker assisted cashless exercise or any combination thereof, having a Fair Market Value on the exercise date equal to the exercise price of the Shares as to which the Option shall be exercised, in which payment of the exercise price with respect thereto may be made or deemed to have been made.

(e) No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options.

(f) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Incentive Stock Options may be granted only to employees of the Company or of a parent or subsidiary corporation (as defined in Section 424(a) of the Code). Notwithstanding any designation as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of Shares subject to a Participant’s Incentive Stock Options that become exercisable for the first time during any calendar year exceeds $100,000, such excess Options shall be treated as Non-Qualified Stock Options. For purposes of the foregoing, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant. No Incentive Stock Options may be issued more than ten years following the earlier of (i) the date of adoption of this Plan by the Board or (ii) the date of approval of this Plan by the Company’s shareholders. In the case of a 10% shareholder, the exercise price per Share under an Incentive Stock Option shall not be less than 110% of the Fair Market Value on the date of grant of such Incentive Stock Option and the term of such Incentive Stock Option shall not exceed five years from the date of grant of such Incentive Stock Option.

Section 7. Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.

(b) The exercise or hurdle price per Share under a SAR shall be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise or hurdle price shall not be less than the Fair Market Value of a Share on the date of grant of such SAR.

(c) The term of each SAR shall be fixed by the Committee but shall not exceed 10 years from the date of grant of such SAR.

(d) The Committee shall determine the time or times at which a SAR may be exercised or settled in whole or in part.

(e) Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one Share on the exercise date over the exercise or hurdle price of such SAR. The Company shall pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.

(f) No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs.

Section 8. Restricted Stock and RSUs. The Committee is authorized to grant Awards of Restricted Stock and RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) The Award Agreement shall specify the vesting schedule and, with respect to RSUs, the delivery schedule (which may include deferred delivery later than the vesting date) and whether the Award of Restricted Stock or RSUs is entitled to voting rights or any other rights.

(b) Shares of Restricted Stock and RSUs shall be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.

(c) The Committee may specify in the applicable Award Agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on Awards of Restricted Stock or RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends, dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards; provided, however, that dividends, dividend equivalents or other distributions, as applicable, on Awards of Restricted Stock and RSUs with restrictions that lapse as a result of the achievement of performance conditions shall be deferred until and paid contingent upon the achievement of the applicable performance conditions.

(d) Any Share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(e) If, and to the extent the Committee intends that an Award granted under this Section 8 shall constitute or give rise to Section 162(m) Compensation, such Award shall be structured in accordance with the requirements of Section 9, including the performance criteria set forth therein and the Award limitation set forth in Section 5(e), and any such Award shall be considered a Performance Award for purposes of the Plan.

(f) The Committee may provide in an Award Agreement that an Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.

(g) The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.

Section 9. Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

(a) Performance Awards may be denominated as a cash amount, number of Shares or a combination thereof and are Awards which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

(b) If the Committee intends that a Performance Award should constitute Section 162(m) Compensation for purposes of this Plan, such Performance Award shall include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a Performance Period or Performance Periods, as determined by the Committee, of a level or levels of, or increases in, in each case as determined by the Committee, one or more of the following performance measures or any other performance measure reasonably determined by the Committee, with respect to the Company:

(i) return measures (including, but not limited to, total shareholder return; return on equity; return on tangible common equity; return on tier 1 common equity; return on assets or net assets; return on risk-weighted assets; and return on capital (including return on total capital or return on invested capital));

(ii) revenues (including, but not limited to, total revenue; gross revenue; net revenue; revenue growth; and net sales);

(iii) income/earnings measures (including, but not limited to, earnings per share; earnings or loss (including earnings before or after interest, taxes, depreciation and amortization); gross income; net income after cost of capital; net interest income; non-interest income; fee income; net interest margin; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); pre- or after-tax operating income; net earnings; net income or loss (before or after taxes); operating margin; gross margin; and adjusted net income);

(iv) expense measures (including, but not limited to, expenses; operating efficiencies; non-interest expense and operating/efficiency ratios; and improvement in or attainment of expense levels or working capital levels (including cash and accounts receivable));

(v) balance sheet/risk management measures (including, but not limited to, loans; deposits; assets; tangible equity; charge-offs; net charge-offs; non-performing assets or loans; risk-weighted assets; classified assets; criticized assets; allowance for loans and lease losses; loan loss reserves; asset quality levels; year-end cash; investments; interest-sensitivity gap levels; regulatory compliance; satisfactory internal or external audits; financial ratings; shareholders’ equity; tier 1 capital; and liquidity);

(vi) cash flow measures (including, but not limited to, cash flow or cash flow per share (before or after dividends); and cash flow return on investment);

(vii) share price measures (including, but not limited to, share price; appreciation in and/or maintenance of share price; and market capitalization);

(viii) strategic objectives (including, but not limited to, market share; debt reduction; operating efficiencies; customer satisfaction; customer growth; employee satisfaction; research and development achievements; branding; mergers and acquisitions; succession management; people development; management retention; dynamic market response; expense reduction initiatives; reductions in costs; risk management; regulatory compliance and achievements; implementation, completion or attainment of measurable objectives with respect to research, development, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel); and

(ix) other measures (including, but not limited to, economic value-added models or equivalent metrics; economic profit added; gross profits; economic profit; comparisons with various stock market indices; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital or assets under management; and financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions)).

Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, may be established on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries or business segments, may be based on a ratio or separate calculation of any performance criteria and may be made relative to an index or one or more of the performance goals themselves. Relative performance may be measured against a group of peer companies, a financial market index or other acceptable objective and quantifiable indices. Except in the case of an Award intended to qualify as Section 162(m) Compensation, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for Section 162(m) Compensation or requirements of any applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. Notwithstanding any provision of the Plan to the contrary, with respect to any Award intended to be Section 162(m) Compensation, the Committee shall not be authorized to increase the amount payable under any Award to which this Section 9(b) applies upon attainment of such pre-established formula.

(c) Settlement of Performance Awards shall be in cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined in the discretion of the Committee. The Committee shall specify the circumstances in which, and the extent to which, Performance Awards shall be paid or forfeited in the event of a Participant’s termination of service.

(d) Unless otherwise provided in the applicable Award Agreement, the Committee may provide for the payment of dividend equivalents on Performance Awards either in cash or in additional Shares, subject in all cases to payment on a deferred and contingent basis based on the Participant’s earning of the Performance Shares upon achievement or satisfaction of performance conditions specified by the Committee with respect to which such dividend equivalents are paid.

(e) Performance Awards shall be settled only after the end of the relevant Performance Period. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award but, to the extent required by Section 162(m) of the Code, may not exercise discretion to increase any amount payable to a Covered Employee in respect of a Performance Award intended to qualify as Section 162(m) Compensation. Any settlement that changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as Section 162(m) Compensation.

Section 10. Deferred Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants Deferred Awards, which maybe a right to receive Shares or cash under the Plan (either independently or as an element of or supplement to any other Award under the Plan), including, as may be required by any applicable law or regulations or determined by the Committee, in lieu of any annual bonus that may be payable to a Participant under any applicable bonus plan or arrangement. The Committee shall determine the terms and conditions of such Deferred Awards, including, without limitation, the method of converting the amount of annual bonus into a Deferred Award, if applicable, and the form, vesting, settlement, forfeiture and cancellation provisions or any other criteria, if any, applicable to such Deferred Awards. Shares underlying a Share-denominated Deferred Award, which is subject to a vesting schedule or other conditions or criteria, including forfeiture or cancellation provisions, set by the Committee shall not be issued until or following the date that those conditions and criteria have been satisfied. Deferred Awards shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share underlying a Deferred Award or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any Deferred Award may be made.

Section 11. Other Cash-Based Awards and Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Share-Based Awards. The Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods and in such forms, including cash, Shares, other Awards, other property, net settlement, broker-assisted cashless exercise or any combination thereof, as the Committee shall determine; provided that the purchase price therefore shall not be less than the Fair Market Value of such Shares on the date of grant of such right.

Section 12. Effect of Termination of Service or a Change of Control on Awards.

(a) The Committee may provide, by rule or regulation or in any applicable Award Agreement, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of the Participant’s termination of service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.

(b) In the event of a Change of Control, except as otherwise provided in an Award Agreement, the Committee may provide for: (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving corporation) or by the surviving corporation or its parent; (ii) substitution by the surviving corporation or its parent of awards with substantially the same terms and value for such outstanding Awards (in the case of an Option or SAR Award, the Intrinsic Value at grant of such Substitute Award shall equal the Intrinsic Value of the Award); (iii) acceleration of the vesting (including the lapse of any restrictions, with any performance criteria or other performance conditions deemed met at target) or right to exercise such outstanding Awards immediately prior to or as of the date of the Change of Control, and the expiration of such outstanding Awards to the extent not timely exercised by the date of the Change of Control or other date thereafter designated by the Committee; or (iv) in the case of an Option or SAR Award, cancelation in consideration of a payment in cash or other consideration to the Participant who holds such Award in an amount equal to the Intrinsic Value of such Award (which may be equal to but not less than zero), which, if in excess of zero, shall be payable upon the effective date of such Change of Control. For the avoidance of doubt, in the event of a Change of Control, the Committee may, in its sole discretion, terminate any Option or SAR Awards for which the exercise or hurdle price is equal to or exceeds the per Share value of the consideration to be paid in the Change of Control transaction without payment of consideration therefor.

Section 13. General Provisions Applicable to Awards.

(a) Awards shall be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event shall Awards be issued for less than such minimal consideration as may be required by applicable law.

(b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or settlement of an Award may be made in the form of cash, Shares, other Awards, other property, net settlement, or any combination thereof, as determined by the Committee in its discretion at the time of grant, and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

(d) Except as may be permitted by the Committee (except with respect to Incentive Stock Options) or as specifically provided in an Award Agreement, (i) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 13(e) and (ii) during a Participant’s lifetime, each Award, and each right under any Award, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 13(d) shall not apply to any Award that has been fully exercised or settled, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

(e) A Participant may designate a Beneficiary or change a previous Beneficiary designation only at such times as prescribed by the Committee, in its sole discretion, and only by using forms and following procedures approved or accepted by the Committee for that purpose.

(f) All certificates for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the SEC, any stock market or exchange upon which such Shares or other securities are then quoted, traded or listed, and any applicable securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g) The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

Section 14. Amendments and Terminations.

(a) Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is required by applicable law or the rules of the stock market or exchange, if any, on which the Shares are principally quoted or traded or (ii) subject to Section 5(c) and Section 12, the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment, alteration, suspension, discontinuance or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 18. Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan, or create sub-plans, in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award shall terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.

(c) Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or Beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action shall materially adversely affect the rights of any affected Participant or holder or Beneficiary under any Award theretofore granted under the Plan, except (x) to the extent any such action is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (y) to impose any “clawback” or recoupment provisions on any Awards in accordance with Section 18; provided further, that the Committee’s authority under this Section 14(c) is limited in the case of Awards subject to Section 9(b), as provided in Section 9(b). Except as provided in Section 9, the Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events described in Section 5(c)) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) No Repricing. Notwithstanding the foregoing, except as provided in Section 5(c), no action shall directly or indirectly, through cancellation and regrant or any other method, reduce, or have the effect of reducing, the exercise or hurdle price of any Award established at the time of grant thereof without approval of the Company’s shareholders.

Section 15. Miscellaneous.

(a) No Employee, Consultant, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, Participants or holders or Beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

(b) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.

(c) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other Awards, other property, net settlement, or any combination thereof) of applicable withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award or under the Plan and to take such other action (including providing for elective payment of such amounts in cash or Shares by such Participant) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes; provided that if the Committee allows the withholding or surrender of Shares to satisfy the Participant’s tax withholding obligations, the Company shall not allow Shares to be withheld in an amount that exceeds the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes.

(e) If any provision of the Plan or any Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Agreement, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Agreement shall remain in full force and effect.

(f) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(g) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Section 16. Effective Date of the Plan. The Plan shall be effective as of the Effective Date, subject to its approval by the Board and the shareholder(s) of the Company.

Section 17. Term of the Plan. No Award shall be granted under the Plan after the earliest to occur of (i) the tenth-year anniversary of the Effective Date; (ii) the maximum number of Shares available for issuance under the Plan have been issued; or (iii) the Board terminates the Plan in accordance with Section 14(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

Section 18. Cancellation or “Clawback” of Awards. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, the Committee may, to the extent permitted by applicable law and stock exchange rules or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards.

Section 19. Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything else in the Plan, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and the amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

Section 20. Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and any successor entity, including any successor entity contemplated by Section 12.

Section 21. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

– – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – – – – – – – – – – – – – – – –  – – – – – –

A	Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, 5 and 6 and every 1 YEAR for Proposal 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Bruce Van Saun	☐	☐	02 - Mark Casady	☐	☐	03 - Anthony Di Iorio	☐	☐

04 - Robert Gillespie	☐	☐	05 - William P. Hankowsky	☐	☐	06 - Howard W. Hanna III	☐	☐

07 - Leo I. (“Lee”) Higdon	☐	☐	08 - Charles J. (“Bud”) Koch	☐	☐	09 - Arthur F. Ryan	☐	☐

10 - Shivan S. Subramaniam	☐	☐	11 - Wendy A. Watson	☐	☐	12 - Marita Zuraitis	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratify the appointment of our independent registered public accounting firm.	☐	☐	☐	3.	Advisory vote on executive compensation.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain			For	Against	Abstain
4.	Advisory vote on the frequency of future advisory votes on executive compensation. ☐	☐	☐	☐	5.	Approve the material terms of the Citizens Financial Group, Inc. Performance Formula and Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.	☐	☐	☐
		For	Against	Abstain
6.	Approve the material terms of the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code, including the performance goals and individual award limitations.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Citizens Financial Group, Inc. 2015 Annual Meeting of Stockholders

May 5, 2015, at 9:00 a.m. Eastern Time.

One Citizens Plaza, Providence, Rhode Island 02903.

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

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Proxy – Citizens Financial Group, Inc.

Notice of 2015 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting – May 5, 2015

Bruce Van Saun, Stephen T. Gannon and Robin S. Elkowitz or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Citizens Financial Group, Inc. to be held on May 5, 2015 at 9:00 a.m. Eastern Time, at One Citizens Plaza, Providence, Rhode Island 02903 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as specified by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, FOR Proposals 2, 3, 5 and 6 and every 1 YEAR for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+